                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-72457



                                  UNITOG LOGO

Dear Unitog Stockholder:

     The Board of Directors of Unitog Company cordially invites you to attend a special meeting of Unitog stockholders ("Special Meeting") to be held at 10:00 a.m. local time on March 24, 1999, at the Unitog corporate offices located at 1300 Washington Street, Kansas City, Missouri.

     At the Special Meeting, you will be asked to approve the Agreement and Plan of Merger dated January 9, 1999 between Unitog and Cintas Corporation (the "Merger Agreement"). The Merger Agreement provides for the acquisition of Unitog by Cintas. If the Merger Agreement is approved by Unitog stockholders and certain other conditions are met, Unitog will become a subsidiary of Cintas and Unitog stockholders will become Cintas stockholders.

     If the Merger is completed, Unitog stockholders will receive, as consideration for their shares of Unitog common stock, a certain number of shares of Cintas common stock determined by a conversion number. The conversion number is targeted at a $37.87 per share value for Unitog common stock but varies depending upon the average of the daily high and low sales prices of Cintas common stock on the Nasdaq National Market for a specified period prior to the Special Meeting. THE METHOD OF CALCULATING THE CONVERSION NUMBER IS SET FORTH ON PAGE 1 OF THIS DOCUMENT. If the average Cintas trading price during the specified period is less than $52 per share (thereby resulting in a value of less than $37.87 per share of Unitog common stock), Unitog may (but is not obligated to) terminate the Merger Agreement.

     Your Board of Directors has received opinions, from Goldsmith, Agio, Helms Securities, Inc. and George K. Baum & Company, its financial advisors, dated January 9, 1999, to the effect that as of such date the merger consideration to be received by Unitog's stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

     Your Board of Directors unanimously approved the Merger Agreement and believes that the Merger is in the best interest of Unitog stockholders. The Board unanimously recommends and advises that you approve the Merger Agreement at the Special Meeting so that the Merger may be completed.

     In the materials accompanying this letter you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus and a proxy card. The Proxy Statement/Prospectus more fully describes the proposed Merger and the Merger Agreement. We encourage you to read these materials carefully.

     Whether or not you plan to attend the Special Meeting, please take the time to vote by completing, signing and returning to us the enclosed proxy card. A postage paid envelope is enclosed for your convenience. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger Agreement. Even if you plan to attend the Special Meeting, please complete, sign and return your proxy card. By following certain procedures, you can later revoke your proxy if you wish.

                                          Sincerely,

                                      /s/ Randolph K. Rolf

                                          Randolph K. Rolf
                                          Chairman, President and Chief
                                          Executive Officer

                                 UNITOG COMPANY
                             1300 WASHINGTON STREET
                          KANSAS CITY, MISSOURI 64105
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 24, 1999
                            ------------------------

     Notice is hereby given that a Special Meeting of Stockholders ("Special Meeting") of Unitog Company ("Unitog") will be held on March 24, 1999 at the corporate offices of Unitog located at 1300 Washington Street, Kansas City, Missouri. The Special Meeting will start at 10:00 a.m., local time.

     The Special Meeting will be held for the following purposes:

          (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated January 9, 1999 (the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger of a wholly-owned subsidiary of Cintas Corporation ("Cintas") into Unitog, with Unitog surviving the merger and becoming a wholly-owned subsidiary of Cintas (the "Merger"). A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement/Prospectus accompanying this Notice.

          (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof (including adjournment of the Special Meeting to allow for additional solicitation of stockholder votes in order to obtain a quorum or to obtain the required vote in favor of the Merger Agreement).

     Only holders of Unitog common stock of record as of the close of business on February 18, 1999 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

     The Merger will not be completed unless the Merger Agreement is adopted and approved by the affirmative vote of the holders of a majority of the shares of Unitog common stock entitled to vote at the Special Meeting.

     Whether or not you plan to be present at the Special Meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed postage paid envelope. If you plan to attend the Special Meeting, please mark the appropriate space on the enclosed proxy card.

     THE UNITOG BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING SO THAT THE MERGER MAY BE COMPLETED.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Robert M. Barnes

                                          Robert M. Barnes
                                          Vice President-General Counsel and
                                          Secretary

Kansas City, Missouri
February 19, 1999

 YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD
                                   PROMPTLY.

                                PROXY STATEMENT
                             FOR SPECIAL MEETING OF
                                STOCKHOLDERS OF
                                 UNITOG COMPANY
                                  UNITOG LOGO

Subject to certain conditions, Unitog Company and Cintas Corporation have agreed to merge a wholly-owned subsidiary of Cintas with and into Unitog (the "Merger"). Unitog will become a wholly-owned subsidiary of Cintas, and the shares of Unitog common stock held by Unitog stockholders will be converted into shares of Cintas common stock based upon a conversion formula targeted at a $37.87 per share value for Unitog common stock.

On February 18, 1999, the last reported sales prices on the Nasdaq National Market of Unitog common stock and Cintas common stock were $37.875 and $71.00 per share, respectively.

The Merger cannot occur unless the majority of shares held by the Unitog stockholders approve it. The Unitog Board of Directors has scheduled a special meeting of Unitog stockholders to vote on the Merger as follows:

                                 March 24, 1999
                                   10:00 a.m.

                            Unitog corporate offices
                             1300 Washington Street
                             Kansas City, Missouri

                                   PROSPECTUS
                                       OF
                               CINTAS CORPORATION

                                  CINTAS LOGO

                                  COMMON STOCK

This Proxy Statement/Prospectus provides you detailed information about the proposed Merger. Unitog has provided the information concerning Unitog and Cintas has provided the information concerning Cintas. Please see "Where You Can Find More Information" for additional information about Unitog and Cintas on file with the Securities and Exchange Commission. This document also incorporates important business and financial information about Unitog and Cintas that is not delivered with this document. You may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Unitog and Cintas at the following addresses:

Unitog Company                Cintas Corporation
1300 Washington Street        6800 Cintas Blvd.
Kansas City, Missouri 64105   Cincinnati, Ohio 45262
Attn: Robert M. Barnes        Attn: William C. Gale
(816) 474-7000                (513) 459-1200

If you would like to request documents from Unitog or Cintas, please do so by March 14, 1999 to receive them before the Unitog Special Meeting. If you request any such documents, the companies will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

This Proxy Statement/Prospectus and proxy card are being mailed to stockholders of Unitog beginning about February 19, 1999.
                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES REGULATOR, HAS APPROVED OR DISAPPROVED THE CINTAS COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


YOU SHOULD BE AWARE THAT THIS IS A COMPLICATED TRANSACTION. WE URGE UNITOG STOCKHOLDERS TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 23 UNDER "RISK FACTORS".


        The date of this Proxy Statement/Prospectus is February 19, 1999

                               TABLE OF CONTENTS


WHAT UNITOG STOCKHOLDERS WILL RECEIVE IN THE MERGER.........      -1 -
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      -2 -
WHO CAN HELP ANSWER QUESTIONS?..............................      -3 -
SUMMARY.....................................................      -4 -
          The Companies.....................................      -4 -
          Reasons For the Merger............................      -4 -
          Recommendation to Stockholders....................      -4 -
          The Merger........................................      -4 -
          Conditions to Completing the Merger...............      -4 -
          Termination of the Merger Agreement...............      -5 -
          Termination Fees..................................      -5 -
          Certain Federal Income Tax Considerations.........      -5 -
          Comparative Stock Prices..........................      -5 -
          Accounting Treatment..............................      -5 -
          Required Regulatory Approvals.....................      -6 -
          No Dissenters' Rights.............................      -6 -
          Certain Transactions/Interests of Certain
          Persons...........................................      -6 -
          Vote Required.....................................      -6 -
          Comparison of Stockholder Rights..................      -6 -
          Opinions of Financial Advisors....................      -6 -
CINTAS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA......      -7 -
UNITOG SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA......      -8 -
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........      -9 -
COMPARATIVE PER SHARE DATA..................................     -11 -
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........     -14 -
          Unaudited Pro Forma Combined Statement of Income
          For The Six Month Period Ended November 30,
          1998..............................................     -15 -
          Unaudited Pro Forma Combined Statement of Income
          For The Six Month Period Ended November 30,
          1997..............................................     -16 -
          Unaudited Pro Forma Combined Statement of Income
          For The Year Ended May 31, 1998...................     -17 -
          Unaudited Pro Forma Combined Statement of Income
          For The Year Ended May 31, 1997...................     -18 -
          Unaudited Pro Forma Combined Statement of Income
          For The Year Ended May 31, 1996...................     -19 -
          Unaudited Pro Forma Combined Balance Sheet As Of
          November 30, 1998.................................     -20 -
          Notes To Unaudited Pro Forma Combined Financial
          Statements........................................     -21 -
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION............     -22 -
FORWARD LOOKING STATEMENTS..................................     -22 -
RISK FACTORS................................................     -23 -
          Uncertainties Associated with the Integration of
          Unitog and Achievement of Cost Savings............     -23 -
          Possible Fluctuation of Merger Consideration......     -23 -
          Acquisitions......................................     -23 -
          Competition.......................................     -24 -
          Economic Conditions...............................     -24 -
          Environmental Regulation..........................     -24 -
          Dependence on Senior Management; Ability to
          Attract and Retain Quality Personnel..............     -24 -
          Information Systems; Year 2000....................     -25 -

THE SPECIAL MEETING.........................................     -26 -
          Introduction......................................     -26 -
          Matters to be Considered; Board Recommendation....     -26 -
          Record Date and Voting............................     -26 -
          Vote Required.....................................     -27 -
          Revocability of Proxies...........................     -27 -
          Solicitation of Proxies...........................     -27 -
          Adjournment of the Special Meeting................     -28 -
          No Dissenters' Rights.............................     -28 -
THE MERGER..................................................     -28 -
          Form of the Merger................................     -28 -
          Background of the Merger..........................     -28 -
          Reasons for the Merger............................     -30 -
          Opinions of Financial Advisors....................     -30 -
                    Goldsmith, Agio, Helms Securities,
                  Inc.......................................     -30 -
                    George K. Baum & Company................     -33 -
          Federal Income Tax Consequences...................     -36 -
          Federal Securities Law Consequences...............     -37 -
          Certain Effects of the Merger.....................     -38 -
          Conduct of Business if Merger Not Consummated.....     -38 -
          Interests of Certain Persons in the Merger........     -38 -
                    Severance Agreements for Unitog
                  Executive Officers........................     -38 -
                    Stock Option Plans......................     -38 -
                    Affiliation with Financial Advisor......     -39 -
                    Outside Director Fee/Stock Program......     -39 -
                    Directors' and Officers' Indemnification
                  and Insurance.............................     -39 -
          Regulatory Filings and Approvals..................     -39 -
THE MERGER AGREEMENT........................................     -39 -
          Terms of the Merger...............................     -40 -
                    The Merger..............................     -40 -
                    Effective Time..........................     -40 -
                    Conversion of Unitog Common Stock in the
                  Merger....................................     -40 -
                    Effect of Cintas Share Price
                  Fluctuation...............................     -40 -
                    Effect of Environmental Liability
                  Reduction.................................     -40 -
                    Assumption of Outstanding Stock
                  Options...................................     -40 -
                    Fractional Shares.......................     -40 -
          Exchange of Certificates..........................     -41 -
                    Exchange Agent..........................     -41 -
                    Exchange Procedures.....................     -41 -
                    Distributions With Respect to
                  Unexchanged Shares........................     -41 -
                    Transfers of Ownership..................     -41 -
                    Escheat and Withholding.................     -41 -
                    Lost, Stolen or Destroyed
                  Certificates..............................     -41 -
          Representations and Warranties....................     -41 -
                    Corporate Status; Capital Stock.........     -41 -
                    Approvals and Filings...................     -42 -
                    Absence of Conflict.....................     -42 -
                    Accuracy of Reports and Financial
                  Statements................................     -42 -
                    Conduct of Business.....................     -42 -
                    Absence of Material Untrue Statements...     -42 -
                    Other Matters...........................     -42 -

          Conduct of Business Pending the Merger............     -42 -
                    Conduct of Business of Cintas and
                  Unitog....................................     -42 -
                    Limitations on Conduct of Business
                  Applicable to Unitog......................     -43 -
                    No Solicitation.........................     -43 -
          Additional Agreements.............................     -43 -
                    Access to Information;
                  Confidentiality...........................     -43 -
                    Indemnification; Insurance..............     -43 -
                    Employees...............................     -43 -
                    Further Action/Tax Treatment............     -44 -
                    Treatment of Options....................     -44 -
                    Accountants' Letters....................     -44 -
                    Pooling Accounting Treatment............     -44 -
          Conditions to the Merger..........................     -44 -
                    Conditions to Obligation of Each Party
                  to Effect the Merger......................     -44 -
                    Stockholder Approval....................     -44 -
                    Listing.................................     -44 -
                    Injunction..............................     -44 -
                    Registration Statement..................     -44 -
                    Accountants' Letters....................     -44 -
                    Financial Advisors' Opinions............     -44 -
                    Additional Conditions to Obligations of
                  Cintas to Effect the Merger...............     -44 -
                    Representations and Warranties True.....     -44 -
                    Covenants Performed.....................     -44 -
                    Consents and Filings Made...............     -44 -
                    Tax Opinion Received....................     -45 -
                    Additional Conditions to Obligation of
                  Unitog to Effect the Merger...............     -45 -
                    Representations and Warranties True.....     -45 -
                    Covenants Performed.....................     -45 -
                    Consents and Filings Made...............     -45 -
                    Tax Opinion Received....................     -45 -
          Termination.......................................     -45 -
                    Conditions to Termination...............     -45 -
                    Termination Fees........................     -45 -
          Amendment and Waiver..............................     -46 -
COMPARISON OF STOCKHOLDER RIGHTS............................     -46 -
          Authorized Capital Stock..........................     -46 -
          Board of Directors................................     -46 -
          Removal of Directors..............................     -47 -
          Amendment of Governing Documents..................     -47 -
          Special Meeting of Shareholders...................     -47 -
          Anti-Takeover Provisions..........................     -47 -
          Indemnification...................................     -48 -
          Appraisal or Dissenter Rights.....................     -49 -
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     -50 -
LEGAL MATTERS...............................................     -51 -
EXPERTS.....................................................     -51 -
STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING...............     -52 -
WHERE YOU CAN FIND MORE INFORMATION.........................     -52 -
APPENDIX A AGREEMENT AND PLAN OF MERGER.....................       A-1
APPENDIX B OPINION OF GOLDSMITH, AGIO, HELMS SECURITIES,
           INC..............................................       B-1
APPENDIX C OPINION OF GEORGE K. BAUM & COMPANY..............       C-1

              WHAT UNITOG STOCKHOLDERS WILL RECEIVE IN THE MERGER


The amount of Cintas common stock into which one share of Unitog common stock would be converted in the Merger is referred to in this Proxy Statement/Prospectus as the "conversion number". The conversion number is determined by dividing the "target" Unitog share price of $37.87 (which includes a reduction of $0.13 for certain environmental liability estimates described below) by the average of the high and low sales prices of Cintas common stock as reported on the Nasdaq National Market and calculated on a daily basis for the period of 20 trading days ending the third trading day prior to the date of the Unitog special stockholders meeting ("Cintas share price"), subject to certain adjustments based on the Cintas share price as follows:


- If the Cintas share price is greater than $66.43, the Cintas share price used to determine the conversion number is equal to $66.43 plus one-half of the amount by which the Cintas share price is greater than $66.43 (and thereby results in a value of more than $37.87 per Unitog share based upon the Cintas share price).

- If the Cintas share price is equal to or between $52 and $66.43, each Unitog share would be exchanged for Cintas common stock with a $37.87 value (based upon the Cintas share price).

- If the Cintas share price is less than $52, the Cintas share price used to determine the conversion number is deemed to be $52 (and thereby results in a value of less than $37.87 per Unitog share based upon the Cintas share price), but in such event the Unitog Board of Directors has the right to terminate the Merger Agreement. The Unitog Board is not required to exercise this right and does not currently intend to resolicit stockholder approval should it decide not to exercise such right. THEREFORE, UNITOG STOCKHOLDERS COULD RECEIVE MERGER CONSIDERATION VALUING THEIR SHARES OF UNITOG COMMON STOCK AT LESS THAN $37.87 PER SHARE.

Illustrations of calculation of the conversion number are provided below:

                              (2)                                                          (4)
        (1)          THE CINTAS SHARE PRICE                (3)                   THE VALUE OF THE MERGER
  IF THE AVERAGE    USED IN THE CALCULATION       THE CONVERSION NUMBER       CONSIDERATION PER UNITOG SHARE
  TRADING CINTAS    OF THE CONVERSION NUMBER   [$37.87 / CINTAS SHARE PRICE    [BASED ON CINTAS SHARE PRICE
  SHARE PRICE IS:       IS DEEMED TO BE:            IN COLUMN (2)] IS:              IN COLUMN (1)] IS:
  ----------------------------------------------------------------------------------------------------------
      $50.00                $52.000                       .7283                           $36.42
  ----------------------------------------------------------------------------------------------------------
      $52.00                $52.000                       .7283                           $37.87
  ----------------------------------------------------------------------------------------------------------
      $60.00                $60.000                       .6312                           $37.87
  ----------------------------------------------------------------------------------------------------------
      $66.43                $66.430                       .5701                           $37.87
  ----------------------------------------------------------------------------------------------------------
      $70.00                $68.215                       .5552                           $38.86
  ----------------------------------------------------------------------------------------------------------
      $75.00                $70.715                       .5355                           $40.16
  ----------------------------------------------------------------------------------------------------------
      $80.00                $73.215                       .5172                           $41.38
  ----------------------------------------------------------------------------------------------------------

Unitog expects to announce the average trading Cintas share price, the conversion number and the per share merger consideration value on March 20, 1999, assuming a Unitog special stockholders meeting date of March 24, 1999. Such information will also be available by calling 1-800-721-5711 on or after March 20, 1999 and until the closing of the Merger.

Because the period for calculating the average trading price of Cintas common stock will end before the date of the Unitog special stockholders meeting and the subsequent closing of the Merger, the actual market value of the Cintas common stock you receive as merger consideration may differ from the calculated value of the merger consideration shown above which is provided here for illustrative purposes only.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY IS UNITOG PROPOSING THE MERGER?

A: During the second calendar quarter of 1998, Unitog's Board of Directors began considering various strategic alternatives for enhancing the value of Unitog common stock. Unitog's financial advisors solicited proposals for the acquisition of Unitog, and the proposal submitted by Cintas was deemed by the Board as the most attractive. The merger of Unitog and Cintas presents an opportunity for Unitog stockholders to realize a premium over historic market prices for their shares through a tax-free re-organization.

Q:  WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: In general, you will not recognize any gain or loss for federal income tax purposes as a result of the Merger, except to the extent of any gain with respect to any cash payment you receive instead of any fractional share of Cintas common stock.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The companies are working to complete the Merger as soon as possible. In addition to the approval of Unitog stockholders, certain other conditions must be met. The Merger is expected to be completed shortly after its approval by Unitog stockholders.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the Unitog special meeting of stockholders, which will take place on March 24, 1999.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Unitog shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can send Unitog a written statement that you would like to revoke your proxy. Second, you can send Unitog a new signed and later-dated proxy card. You should send any revocation or new proxy card to Unitog's Secretary at the address set forth at "Who Can Help Answer Questions?" on the following page. Third, you can attend the special meeting and vote in person. However, your attendance alone will not revoke your proxy.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. If the Merger is completed, Unitog stockholders will receive written instructions for exchanging their stock certificates.

Q:  WHAT HAPPENS TO MY DIVIDENDS?

A: We expect no changes in Unitog's or Cintas' dividend policies before the Merger. In 1997, 1998 and 1999, Cintas declared $0.15, $0.18 and $0.22 per share in annual dividends, respectively. Payment of dividends by Cintas in the future will depend on business and financial conditions, earnings and other factors.

                         WHO CAN HELP ANSWER QUESTIONS?

If you have more questions about the Merger, you should contact:
                                 Unitog Company
                             1300 Washington Street
                          Kansas City, Missouri 64105
                                 (816) 474-7000
                     Attention: Robert M. Barnes, Secretary

If you have additional questions about Unitog's solicitation of your proxy, you should contact:
                           Beacon Hill Partners, Inc.
                          90 Broad Street, 20th Floor
                            New York, New York 10004
                                 (800) 755-5001
                           Attention: Angela Harewood

     Assuming a special meeting of Unitog stockholders on March 24, 1999, Unitog will be able to determine the conversion number, and thus the per share merger consideration payable to Unitog stockholders, at the market close on March 19, 1999. You are encouraged to call at 1-800-721-5711 on or after March 20, 1999 to hear a recorded message stating the conversion number and the per share merger consideration value.

                                    SUMMARY

This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the Merger more fully and for a complete description of the legal terms of the Merger, you should read carefully this entire document and the documents we have referred to you. See "WHERE YOU CAN FIND MORE INFORMATION."

Throughout this Proxy Statement/Prospectus, the term "Merger" refers to the merger of a wholly-owned subsidiary of Cintas Corporation into Unitog Company, with Unitog surviving the merger as a wholly-owned subsidiary of Cintas. The term "Merger Agreement" refers to the Agreement and Plan of Merger dated January 9, 1999, a copy of which is included at the back of this Proxy Statement/Prospectus as Appendix A.

                                 THE COMPANIES

UNITOG COMPANY
1300 Washington Street
Kansas City, Missouri 64105
(816) 474-7000

Unitog provides uniform rental services to a variety of industries and sells custom-designed uniforms to national companies as well as smaller independent businesses. Unitog provides rental services in 56 locations to over 60,000 customers in 34 states, and the province of Ontario, Canada. Unitog sells garments directly to over 190,000 customers nationwide. Unitog operates seven manufacturing facilities and four distribution centers.

CINTAS CORPORATION
6800 Cintas Blvd.
Cincinnati, Ohio 45262
(513) 459-1200

Cintas designs, manufactures, and implements corporate identity uniform programs throughout the United States and Canada. Cintas provides uniform and other ancillary products and services through a network of over 200 locations serving over 300,000 customers in 39 states and two Canadian provinces. Cintas is also engaged in the business of distributing and selling certain first aid and safety products.

                             REASONS FOR THE MERGER

During the second calendar quarter of 1998, Unitog's Board of Directors began considering various strategic alternatives for enhancing the value of Unitog common stock. Unitog's financial advisors solicited proposals for the acquisition of Unitog, and the proposal submitted by Cintas was deemed the most attractive. The merger of Unitog and Cintas presents an opportunity for Unitog stockholders to realize a premium over historic market prices for their shares through a tax-free reorganization.
                         RECOMMENDATION TO STOCKHOLDERS

The Unitog Board of Directors unanimously recommends that Unitog stockholders approve and adopt the Merger Agreement at the Unitog special stockholders meeting so that the Merger may be completed.

                                   THE MERGER


In the Merger, a subsidiary of Cintas will merge with Unitog and Unitog, as the survivor of the Merger, will become a subsidiary of Cintas. The stockholders of Unitog will become stockholders of Cintas. For a description of what Unitog stockholders will receive in the Merger, see "What Unitog Stockholders Will Receive in the Merger" on page 1 of this Proxy Statement/Prospectus. Based on the last reported sales price of Cintas common stock ($71 per share as of the trading day immediately preceding the date of this Proxy Statement/Prospectus), the aggregate dollar value of Cintas common stock to be issued in the Merger to Unitog stockholders would be approximately $368 million. The actual value will depend upon the average of the daily high and low sales prices of Cintas common stock for the twenty trading days ending the third trading day prior to the Unitog special stockholder meeting. We encourage you to read the Merger Agreement because it is the legal document that governs the Merger.


                      CONDITIONS TO COMPLETING THE MERGER

Completion of the Merger depends upon satisfaction of a number of conditions, including the following:

1. Unitog stockholders' approval and adoption of the Merger Agreement;
2. required regulatory approvals;
3. no governmental or legal actions prohibiting completion of the Merger;

4. receipt by both companies of letters from their independent public accountants to the effect that the Merger will qualify for "pooling of interests" accounting treatment;
5. Cintas' and Unitog's respective tax counsel's issuance of opinions regarding the federal income tax treatment of the Merger;
6. no breach of representations or warranties which would constitute a material adverse effect (as defined in the Merger Agreement) on Unitog or Cintas since January 9, 1999; and
7. neither Cintas nor Unitog terminates the Merger Agreement as set forth below.

To the extent permitted by law, certain of the closing conditions may be waived by the party entitled to assert them. The Unitog Board does not currently intend to resolicit stockholder approval for its waiver of any of the conditions mentioned above.

                      TERMINATION OF THE MERGER AGREEMENT

The Merger Agreement may be terminated at any time by mutual agreement of Cintas and Unitog.

Either Cintas or Unitog may terminate the Merger Agreement if:

1. legal or governmental authority prohibits the Merger on a final and non-appealable basis;
2. the Merger has not occurred by June 30, 1999; or
3. Unitog stockholders do not approve the Merger Agreement at the Unitog special stockholder's meeting.

Cintas may terminate the Merger Agreement if:

1. there has been a misrepresentation or breach of warranty or a failure to perform a covenant under the Merger Agreement on the part of Unitog which has a material adverse effect; or
2. the Unitog Board withdraws or materially modifies or changes its recommendation of the Merger Agreement in a manner adverse to Cintas.

Unitog may terminate the Merger Agreement if:

1. there has been a misrepresentation or breach of warranty or failure to perform a covenant under the Merger Agreement on the part of Cintas which has a material adverse effect;
2. the Board of Directors of Unitog, in the exercise of its fiduciary duty to Unitog stockholders, determines that a proposal superior to the Merger exists; or
3. the average trading Cintas share price is less than $52.00.

                                TERMINATION FEES

In the event of the termination of the Merger Agreement under certain circumstances involving an acquisition proposal from a third party, Unitog will be obligated to pay Cintas a termination fee of $10,960,867.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Unitog and Cintas have structured the Merger to qualify as a tax-free reorganization for federal income tax purposes. Assuming that the Merger qualifies as a reorganization, neither Cintas, Unitog nor their stockholders will recognize any gain or loss for federal income tax purposes in the Merger except for any gain recognized with respect to cash payment received in lieu of a fractional share of Cintas common stock. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the Merger. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU.

                            COMPARATIVE STOCK PRICES

Cintas common stock is traded on the Nasdaq National Market under the symbol "CTAS". Unitog common stock is traded on the Nasdaq National Market under the symbol "UTOG". On January 8, 1999, the last trading day ending prior to the public announcement of the proposed Merger, the last reported Nasdaq sales price for Unitog common stock was $29.75 and for Cintas common stock was $72. On February 18, 1999, the last reported sales price for Unitog common stock was $37.875 and for Cintas common stock was $71.00.

Cintas will file an application to list on Nasdaq the shares of Cintas common stock to be issued in the Merger.

                              ACCOUNTING TREATMENT

Unitog and Cintas expect the Merger to qualify as a "pooling of interests" under applicable regulations, which means that Unitog and Cintas will be treated as if they had always been combined for accounting and financial reporting purposes.

                         REQUIRED REGULATORY APPROVALS

The Hart-Scott-Rodino Act prohibits Cintas and Unitog from completing the Merger until each has furnished certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired or been terminated. Cintas and Unitog each filed the required notification and report forms with the Antitrust Division and FTC and, on February 5, 1999, early termination of the waiting period was granted.

                             NO DISSENTERS' RIGHTS

Under applicable law, Unitog stockholders do not have appraisal rights in connection with the Merger.

CERTAIN TRANSACTIONS/INTERESTS OF CERTAIN PERSONS

Some of the Unitog directors and officers have interests in the Merger that differ, or are in addition to, the interests of Unitog stockholders. These interests include:

- certain Unitog directors and officers hold Unitog stock options that will vest upon completion of the Merger or would become vested and cashed out if their employment is terminated in certain circumstances within one year after the Merger;
- certain Unitog officers are parties to severance and retention arrangements with Unitog which provide for certain benefits in the event of termination of employment under certain circumstances after the Merger; and
- certain outside directors of Unitog will receive accelerated issuance of Unitog stock, in lieu of director fees, upon the completion of the Merger.

                                 VOTE REQUIRED

The affirmative vote of holders of at least a majority of the outstanding shares of Unitog Common Stock is required to approve the Merger. Directors and executive officers of Unitog are entitled to vote 1,296,739 shares or approximately 13.8% of the outstanding shares of Unitog common stock.

                        COMPARISON OF STOCKHOLDER RIGHTS

The Delaware General Corporation Law and Unitog's Certificate of Incorporation and Bylaws currently govern your rights as a stockholder of Unitog. Cintas is a Washington corporation, and, if the Merger is completed, the Washington Business Corporation Act and Cintas' Articles of Incorporation and Bylaws will govern your stockholder rights. Washington law and Cintas' Articles of Incorporation and Bylaws differ from Delaware law and Unitog's Certificate of Incorporation and Bylaws in certain respects.

                         OPINIONS OF FINANCIAL ADVISORS

In deciding to approve the Merger, Unitog's Board of Directors considered the opinions of its financial advisors, Goldsmith, Agio, Helms Securities, Inc. and George K. Baum & Company, that the merger consideration (as expressed by the conversion number) to be received by Unitog stockholders in the Merger was fair, from a financial point of view. The written opinions of Goldsmith, Agio, Helms Securities, Inc. and George K. Baum & Company are attached as Appendix B and Appendix C, respectively, to this Proxy Statement/Prospectus. We encourage you to read these opinions. In connection with delivering their opinions, Goldsmith, Agio, Helms Securities, Inc. and George K. Baum & Company performed a variety of financial analyses. These analyses included valuing discounted cash flows, examining the historical trading prices of Unitog and Cintas common stock, comparing Unitog to other publicly traded companies and reviewing and analyzing prior similar transactions.

             CINTAS SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following information is being provided to assist you in analyzing the financial aspects of the Merger. The selected consolidated historical financial data below are derived from the consolidated financial statements of Cintas, with the data as of and for the five fiscal years ended May 31, 1998 being derived from Cintas' consolidated financial statements which have been audited by Ernst & Young LLP, and the data as of and for the six fiscal month periods ended November 30, 1998 and November 30, 1997, respectively, being derived from Cintas' quarterly financial statements, which are unaudited. Such unaudited consolidated financial statements reflect all adjustments which are, in the opinion of Cintas' management, necessary for a fair presentation of the interim financial statements and consist of normal, recurring adjustments. The results of operations for the interim periods are not necessarily indicative of the results expected for the full fiscal year. The information presented below is only a summary. More comprehensive financial information is included in reports and other documents filed by Cintas with the Securities and Exchange Commission. Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 1998 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1998 and November 30, 1998 are each incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

                          SIX MONTHS ENDED
                            NOVEMBER 30,                            YEARS ENDED MAY 31,
                       ----------------------    ----------------------------------------------------------
                          1998         1997         1998         1997        1996        1995        1994
                       ----------    --------    ----------    --------    --------    --------    --------
                                               (in thousands except per share data)
Net revenue..........  $  721,672    $566,502    $1,198,307    $995,207    $875,833    $735,870    $625,094
Net income...........  $   73,660    $ 60,992    $  122,857    $105,988    $ 87,744    $ 74,929    $ 59,182
Cintas pro forma net
  income (A).........  $   73,660    $ 57,566    $  117,907    $100,194    $ 82,939    $ 70,268    $ 56,500
Basic earnings per
  share..............  $     0.70    $   0.60    $     1.21    $   1.07    $   0.89    $   0.77    $   0.61
Cintas pro forma
  basic earnings per
  share (A)..........  $     0.70    $   0.57    $     1.16    $   1.01    $   0.84    $   0.72    $   0.58
Diluted earnings per
  share..............  $     0.69    $   0.59    $     1.19    $   1.05    $   0.88    $   0.75    $   0.60
Cintas pro forma
  diluted earnings
  per share (A)......  $     0.69    $   0.56    $     1.14    $   0.99    $   0.83    $   0.71    $   0.57
Dividends per
  share..............  $       --    $     --    $     0.18    $   0.15    $   0.13    $   0.10    $   0.09
Total assets.........  $1,103,002    $911,698    $1,017,836    $843,290    $750,762    $665,236    $568,667
Long-term debt.......  $  168,526    $130,488    $  180,007    $125,566    $133,422    $128,641    $ 97,264
Shareholders'
  equity.............  $  730,018    $605,003    $  654,492    $549,825    $465,529    $404,744    $344,015

---------------

Note:

(A) During fiscal 1998, Cintas acquired Uniforms To You Companies (UTY) in a merger transaction accounted for as a pooling of interests. Prior to the merger, UTY had elected S Corporation status for income tax purposes. As a result of the merger, UTY terminated its S Corporation election. Cintas pro forma net income, pro forma basic earnings per share and pro forma diluted earnings per share reflects the pro forma tax expense of UTY as if UTY had been a C Corporation during the financial statement periods presented.

             UNITOG SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following information is being provided to assist you in analyzing the financial aspects of the Merger. The selected consolidated historical financial data below are derived from the consolidated financial statements of Unitog, with the data as of and for the five fiscal years ended January 25, 1998, January 26, 1997, January 28, 1996, January 29, 1995 and January 30, 1994, respectively, being derived from Unitog's consolidated financial statements which have been audited by KPMG LLP, and the data as of and for the nine fiscal months ended October 25, 1998 and October 26, 1997, respectively, being derived from Unitog's quarterly financial statements, which are unaudited. Such unaudited consolidated financial statements reflect all adjustments which are, in the opinion of Unitog's management, necessary for a fair presentation of the interim financial statements and consist of normal, recurring adjustments. The results of operations for the interim periods are not necessarily indicative of the results expected for the full fiscal year. The information presented below is only a summary. More comprehensive financial information is included in reports and other documents filed by Unitog with the Securities and Exchange Commission. Unitog's Annual Report on Form 10-K for the fiscal year ended January 25, 1998 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 26, 1998, July 26, 1998 and October 25, 1998 are each incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

                           NINE MONTHS ENDED                                   YEARS ENDED
                       -------------------------   -------------------------------------------------------------------
                       OCTOBER 25,   OCTOBER 26,   JANUARY 25,   JANUARY 26,   JANUARY 28,   JANUARY 29,   JANUARY 30,
                          1998          1997          1998          1997          1996          1995          1994
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                    (in thousands except per share data)
Total revenue........   $211,592      $207,668      $277,212      $261,717      $214,317      $189,144      $177,915
Net earnings (A).....   $  9,212      $  9,958      $ 12,519      $ 12,128      $ 11,489      $ 10,013      $  7,796
Basic earnings per
  share..............   $   0.98      $   1.03      $   1.30      $   1.27      $   1.24      $   1.08      $   0.87
Diluted earnings per
  share..............   $   0.98      $   1.02      $   1.29      $   1.26      $   1.23      $   1.07      $   0.87
Dividends per share..   $   0.09      $  0.075      $   0.15      $   0.12      $   0.10      $   0.08      $   0.07
Total assets.........   $270,202      $273,259      $276,309      $254,565      $223,569      $143,448      $132,790
Long-term debt.......   $102,130      $103,917      $110,269      $103,524      $ 83,731      $ 34,838      $ 35,665
Stockholders'
  equity.............   $113,087      $108,572      $104,198      $ 99,105      $ 86,125      $ 75,433      $ 66,161

---------------

Notes:

(A) Includes for the nine months ended October 25, 1998 a $1.3 million after-tax, or $.14 per basic and diluted share gain from the sale of certain linen facilities. Includes for the nine months ended October 26, 1997 and for the year ended January 25, 1998 a $1.2 million after-tax, or $.12 per basic and diluted share recovery from a legal settlement with a former customer and a $600,000 after-tax, or $.06 per basic and diluted share charge for certain environmental and other matters.

(B) Environmental liability estimates for certain Unitog sites determined in accordance with the Merger Agreement, together with new information concerning another environmental matter which had been considered by Cintas, will result in a charge of approximately $5 million to Unitog's pre-tax earnings during the fourth quarter of fiscal 1999.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


The following selected unaudited pro forma combined financial data for the combined company is based on adjustments to the historical consolidated financial statements of Cintas and Unitog to give effect to the Merger using the pooling of interests method of accounting for business combinations. You should read the respective audited and unaudited consolidated financial statements and related notes of Cintas and Unitog incorporated by reference into this Proxy Statement/Prospectus. Additionally, you should read this information in conjunction with the "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" beginning on page 14. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. Only normal recurring adjustments necessary for a fair statement of results of the unaudited historical interim periods have been included.


                                              SIX MONTHS ENDED
                                                NOVEMBER 30,                 YEARS ENDED MAY 31,
                                            --------------------    --------------------------------------
                                              1998        1997         1998          1997          1996
                                            --------    --------    ----------    ----------    ----------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE:
Net rentals...............................  $640,339    $526,058    $1,095,911    $  948,588    $  819,150
Other service revenue.....................   222,589     179,202       381,034       313,311       284,342
                                            --------    --------    ----------    ----------    ----------
                                             862,928     705,260     1,476,945     1,261,899     1,103,492
COSTS AND EXPENSES (INCOME):
Cost of rentals...........................   374,337     310,268       647,099       566,744       494,532
Cost of other service revenue.............   154,065     121,968       258,729       212,889       194,642
Selling and administrative expenses.......   197,074     164,226       362,230       288,496       249,885
Interest income...........................    (2,477)     (2,380)       (4,825)       (4,449)       (2,685)
Interest expense..........................     8,876       7,554        15,824        16,033        14,258
                                            --------    --------    ----------    ----------    ----------
                                             731,875     601,636     1,279,057     1,079,713       950,632
                                            --------    --------    ----------    ----------    ----------
Income before income taxes................   131,053     103,624       197,888       182,186       152,860
Income taxes..............................    50,492      35,777        63,580        63,521        53,892
                                            --------    --------    ----------    ----------    ----------
Net income................................  $ 80,561    $ 67,847    $  134,308    $  118,665    $   98,968
                                            ========    ========    ==========    ==========    ==========
Combined pro forma net income (A).........  $ 80,561    $ 64,421    $  129,358    $  112,871    $   94,163
                                            ========    ========    ==========    ==========    ==========
PER SHARE DATA:
Basic earnings per share:
Pro forma (using Cintas historical)
  assuming average Cintas share price of:
      $52.00..............................  $   0.72    $   0.63    $     1.24    $     1.12    $     0.94
      $60.00..............................  $   0.73    $   0.63    $     1.25    $     1.13    $     0.95
      $66.43..............................  $   0.73    $   0.64    $     1.25    $     1.13    $     0.96
      $72.50..............................  $   0.73    $   0.64    $     1.26    $     1.14    $     0.96
      $80.00..............................  $   0.73    $   0.64    $     1.26    $     1.14    $     0.96
Pro forma (using Cintas pro forma)
  assuming average Cintas share price of
  (A):
      $52.00..............................  $   0.72    $   0.60    $     1.19    $     1.06    $     0.90
      $60.00..............................  $   0.73    $   0.60    $     1.20    $     1.07    $     0.91
      $66.43..............................  $   0.73    $   0.60    $     1.21    $     1.08    $     0.91
      $72.50..............................  $   0.73    $   0.61    $     1.21    $     1.08    $     0.91
      $80.00..............................  $   0.73    $   0.61    $     1.21    $     1.08    $     0.91

                                             SIX MONTHS ENDED
                                               NOVEMBER 30,                   YEARS ENDED MAY 31,
                                         ------------------------    --------------------------------------
                                            1998          1997          1998          1997          1996
                                         ----------    ----------    ----------    ----------    ----------
Diluted earnings per share:
Pro forma using Cintas historical and
  assuming average Cintas share price
  of:
      $52.00...........................  $     0.71    $     0.62    $     1.21    $     1.10    $     0.93
      $60.00...........................  $     0.71    $     0.62    $     1.22    $     1.11    $     0.94
      $66.43...........................  $     0.72    $     0.63    $     1.23    $     1.12    $     0.94
      $72.50...........................  $     0.72    $     0.63    $     1.23    $     1.12    $     0.94
      $80.00...........................  $     0.72    $     0.63    $     1.24    $     1.12    $     0.95
Pro forma using Cintas pro forma and
  assuming average Cintas share price
  of (A):
      $52.00...........................  $     0.71    $     0.59    $     1.17    $     1.05    $     0.88
      $60.00...........................  $     0.71    $     0.59    $     1.18    $     1.06    $     0.89
      $66.43...........................  $     0.72    $     0.59    $     1.19    $     1.06    $     0.90
      $72.50...........................  $     0.72    $     0.60    $     1.19    $     1.06    $     0.90
      $80.00...........................  $     0.72    $     0.60    $     1.19    $     1.07    $     0.90
Dividends per share: Pro forma assuming
  average Cintas share price of:
      $52.00...........................         N/A           N/A    $     0.18    $     0.15    $     0.13
      $60.00...........................         N/A           N/A    $     0.18    $     0.15    $     0.13
      $66.43...........................         N/A           N/A    $     0.18    $     0.15    $     0.13
      $72.50...........................         N/A           N/A    $     0.18    $     0.15    $     0.13
      $80.00...........................         N/A           N/A    $     0.18    $     0.15    $     0.13
Book Value per share: Pro forma
  assuming average Cintas share price
  of:
      $52.00...........................  $     7.40    $     6.58    $     6.83    $     6.07    $     5.27
      $60.00...........................  $     7.46    $     6.63    $     6.89    $     6.12    $     5.32
      $66.43...........................  $     7.50    $     6.67    $     6.93    $     6.16    $     5.35
      $72.50...........................  $     7.52    $     6.69    $     6.94    $     6.17    $     5.36
      $80.00...........................  $     7.54    $     6.70    $     6.96    $     6.19    $     5.38
Total assets...........................  $1,361,961    $1,185,376    $1,310,154    $1,102,726    $  997,416
Long-term debt.........................  $  270,656    $  234,405    $  307,633    $  227,799    $  237,550
Shareholders' equity...................  $  832,130    $  714,061    $  761,574    $  652,551    $  555,541

---------------


Note:


(A) During fiscal 1998, Cintas acquired Uniforms To You Companies (UTY) in a merger transaction accounted for as a pooling of interests. Prior to the merger, UTY had elected S Corporation status for income tax purposes. As a result of the merger, UTY terminated its S Corporation election. Cintas pro forma net income, pro forma basic earnings per share and pro forma diluted earnings per share reflect the pro forma tax expense of UTY as if UTY had been a C Corporation during the financial statement periods presented.

                           COMPARATIVE PER SHARE DATA

Set forth below are net income, cash dividends and book value per common share data separately for Cintas and Unitog on a historic basis, for Cintas on a Cintas pro forma basis, for Cintas and Unitog on a pro forma combined basis and on a pro forma combined basis per Unitog equivalent share. The relative exchange ratios for the business combination are as follows:

- .7283 Cintas share for one Unitog share -- assumes the average Cintas share price is $52.00

- .6312 Cintas share for one Unitog share -- assumes the average Cintas share price is $60.00

- .5701 Cintas share for one Unitog share -- assumes the average Cintas share price is $66.43

- .5452 Cintas share for one Unitog share -- assumes the average Cintas share price is $72.50

- .5172 Cintas share for one Unitog share -- assumes the average Cintas share price is $80.00

The Unitog equivalent share pro forma information shows the effect of the Merger from the perspective of an owner of Unitog common stock. The information was computed by multiplying the pro forma (using Cintas historical data) combined information by the above respective exchange ratios.


You should read the respective audited and unaudited consolidated financial statements and related notes of Cintas and Unitog incorporated by reference into this Proxy Statement/Prospectus. Additionally, you should read this information in conjunction with the "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" beginning on page 14.


                                                              SIX MONTHS ENDED
                                                                NOVEMBER 30,        YEARS ENDED MAY 31,
                                                              ----------------    -----------------------
                                                               1998      1997     1998     1997     1996
                                                              ------    ------    -----    -----    -----
BASIC EARNINGS PER SHARE:
Cintas historical...........................................  $0.70     $ 0.60    $1.21    $1.07    $0.89
Pro forma (using Cintas historical) assuming the average
  Cintas share price of:
    $52.00..................................................  $0.72     $ 0.63    $1.24    $1.12    $0.94
    $60.00..................................................  $0.73     $ 0.63    $1.25    $1.13    $0.95
    $66.43..................................................  $0.73     $ 0.64    $1.25    $1.13    $0.96
    $72.50..................................................  $0.73     $ 0.64    $1.26    $1.14    $0.96
    $80.00..................................................  $0.73     $ 0.64    $1.26    $1.14    $0.96
Cintas pro forma (A)........................................  $0.70     $ 0.57    $1.16    $1.01    $0.84
Pro forma (using Cintas pro forma) assuming the average
  Cintas share price of (A):
    $52.00..................................................  $0.72     $ 0.60    $1.19    $1.06    $0.90
    $60.00..................................................  $0.73     $ 0.60    $1.20    $1.07    $0.91
    $66.43..................................................  $0.73     $ 0.60    $1.21    $1.08    $0.91
    $72.50..................................................  $0.73     $ 0.61    $1.21    $1.08    $0.91
    $80.00..................................................  $0.73     $ 0.61    $1.21    $1.08    $0.91
Unitog historical (B).......................................  $0.75     $ 0.72    $1.23    $1.29    $1.25
Pro forma (using Cintas historical) per Unitog equivalent
  common share and assuming the average Cintas share price
  of (C):
    $52.00..................................................  $0.52     $ 0.46    $0.90    $0.81    $0.69
    $60.00..................................................  $0.46     $ 0.40    $0.79    $0.71    $0.60
    $66.43..................................................  $0.42     $ 0.36    $0.71    $0.65    $0.55
    $72.50..................................................  $0.40     $ 0.35    $0.68    $0.62    $0.52
    $80.00..................................................  $0.38     $ 0.33    $0.65    $0.59    $0.50

                                                              SIX MONTHS ENDED
                                                                NOVEMBER 30,        YEARS ENDED MAY 31,
                                                              ----------------    -----------------------
                                                               1998      1997     1998     1997     1996
                                                              ------    ------    -----    -----    -----
DILUTED EARNINGS PER SHARE:
Cintas historical...........................................  $0.69     $ 0.59    $1.19    $1.05    $0.88
Pro forma (using Cintas historical) assuming the average
  Cintas share price of:
    $52.00..................................................  $0.71     $ 0.62    $1.21    $1.10    $0.93
    $60.00..................................................  $0.71     $ 0.62    $1.22    $1.11    $0.94
    $66.43..................................................  $0.72     $ 0.63    $1.23    $1.12    $0.94
    $72.50..................................................  $0.72     $ 0.63    $1.23    $1.12    $0.94
    $80.00..................................................  $0.72     $ 0.63    $1.24    $1.12    $0.95
Cintas pro forma (A)........................................  $0.69     $ 0.56    $1.14    $0.99    $0.83
Pro forma (using Cintas pro forma) assuming the average
  Cintas share price of (A):
    $52.00..................................................  $0.71     $ 0.59    $1.17    $1.05    $0.88
    $60.00..................................................  $0.71     $ 0.59    $1.18    $1.06    $0.89
    $66.43..................................................  $0.72     $ 0.59    $1.19    $1.06    $0.90
    $72.50..................................................  $0.72     $ 0.60    $1.19    $1.06    $0.90
    $80.00..................................................  $0.72     $ 0.60    $1.19    $1.07    $0.90
Unitog historical (B).......................................  $0.74     $ 0.71    $1.22    $1.27    $1.24
Pro forma (using Cintas historical) per Unitog equivalent
  common share and assuming the average Cintas share price
  of (C):
    $52.00..................................................  $0.52     $ 0.45    $0.88    $0.80    $0.68
    $60.00..................................................  $0.45     $ 0.39    $0.77    $0.70    $0.59
    $66.43..................................................  $0.41     $ 0.36    $0.70    $0.64    $0.54
    $72.50..................................................  $0.39     $ 0.34    $0.67    $0.61    $0.51
    $80.00..................................................  $0.37     $ 0.32    $0.64    $0.58    $0.49
DIVIDENDS PER SHARE:
Cintas historical...........................................    N/A        N/A    $0.18    $0.15    $0.13
Pro forma assuming the average Cintas share price of:
    $52.00..................................................    N/A        N/A    $0.18    $0.15    $0.13
    $60.00..................................................    N/A        N/A    $0.18    $0.15    $0.13
    $66.43..................................................    N/A        N/A    $0.18    $0.15    $0.13
    $72.50..................................................    N/A        N/A    $0.18    $0.15    $0.13
    $80.00..................................................    N/A        N/A    $0.18    $0.15    $0.13
Unitog historical (B).......................................  $0.09     $0.075    $0.15    $0.12    $0.10
Pro forma (using Cintas historical) per Unitog equivalent
  common share and assuming the average Cintas share price
  of (C):
    $52.00..................................................    N/A        N/A    $0.13    $0.11    $0.09
    $60.00..................................................    N/A        N/A    $0.11    $0.09    $0.08
    $66.43..................................................    N/A        N/A    $0.10    $0.09    $0.07
    $72.50..................................................    N/A        N/A    $0.10    $0.08    $0.07
    $80.00..................................................    N/A        N/A    $0.09    $0.08    $0.07

                                                              SIX MONTHS ENDED      YEAR ENDED
                                                              NOVEMBER 30, 1998    MAY 31, 1998
                                                              -----------------    ------------
BOOK VALUE PER SHARE:
Cintas historical...........................................       $ 6.92             $ 6.26
Pro forma assuming the average Cintas share price of:
     $52.00.................................................       $ 7.40             $ 6.83
     $60.00.................................................       $ 7.46             $ 6.89
     $66.43.................................................       $ 7.50             $ 6.93
     $72.50.................................................       $ 7.52             $ 6.94
     $80.00.................................................       $ 7.54             $ 6.96
Unitog historical (B).......................................       $12.03             $11.37
Pro forma (using Cintas historical) per Unitog equivalent
  common share and assuming the average Cintas share price
  of (C):
     $52.00.................................................       $ 5.39             $ 4.98
     $60.00.................................................       $ 4.71             $ 4.35
     $66.43.................................................       $ 4.28             $ 3.95
     $72.50.................................................       $ 4.10             $ 3.78
     $80.00.................................................       $ 3.90             $ 3.60

---------------

Notes:

(A) The Cintas pro forma data is a result of Cintas acquiring Uniforms To You Companies (UTY) in a merger transaction accounted for as a pooling of interests in fiscal 1998. Prior to the merger, UTY had elected S Corporation status for income tax purposes. As a result of the merger, UTY terminated its S Corporation election. Cintas pro forma net income reflects the pro forma tax expense of UTY as if UTY had been a C Corporation during the financial statement periods presented.

(B) Unitog historical per share data is for the recasted six month periods ended October 25, 1998 and October 26, 1997, and for the recasted fiscal years ended April 26, 1998, April 27, 1997 and April 28, 1996.

(C) Pro forma earnings per Unitog equivalent common share is provided in accordance with additional disclosure requirements.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Cintas and Unitog and give effect to the Merger as a pooling of interests. Such pro forma information includes (1) the historical results of operations of Cintas for the six month periods ended November 30, 1998 and November 30, 1997, the three fiscal years ended May 31, 1998, and the historical balance sheet of Cintas as of November 30, 1998; and (2) the historical results of operations of Unitog for the recasted six month periods ended October 25, 1998 and October 26, 1997, the recasted three fiscal years ended April 26, 1998, April 27, 1997 and April 28, 1996 and the historical balance sheet of Unitog as of October 25, 1998. The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that the managements of Cintas and Unitog believe are reasonable. Actual adjustments may differ from those reflected in the unaudited pro forma combined financial statements. Cintas and Unitog are still in the process of reviewing their respective accounting policies relative to those utilized by the other entity. As a result of this review, it may be necessary to restate certain amounts in Cintas' or Unitog's financial statements to conform to those accounting policies that are most appropriate. In management's opinion, any such restatements will not be material.

Certain one-time expenses will be incurred as a result of combining Unitog and Cintas. The unaudited pro forma earnings per share data do not reflect these expenses. They do include merger-related costs associated with acquisitions completed by both Cintas and Unitog since June 1995.

Environmental liability estimates for certain Unitog sites determined in accordance with the Merger Agreement, together with new information concerning another environmental matter which had been considered by Cintas, will result in a charge of approximately $5 million to Unitog's pre-tax earnings during the fourth quarter of Unitog's fiscal year ended January 31, 1999. The unaudited pro forma combined financial statements do not reflect any adjustments for this charge.

The Merger should provide the combined company with certain financial benefits that include reduced operating expenses and enhanced revenue opportunities. These anticipated cost savings and benefits are not reflected in the pro forma information. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. Only normal recurring adjustments necessary for a fair statement of results of the unaudited historical interim periods have been included.

For pro forma combined financial statement presentation, Cintas' three fiscal years ended May 31, 1998 have been combined with Unitog's recasted fiscal years ended April 26, 1998, April 27, 1997 and April 28, 1996. Cintas' six month periods ended November 30, 1998 and November 30, 1997 have been combined with Unitog's recasted six month periods ended October 25, 1998 and October 26, 1997.


The unaudited pro forma financial statements are not necessarily indicative of the actual or future financial position or results of operations that would have or will occur upon consummation of the Merger, and should be read in conjunction with the audited and unaudited historical consolidated financial statements, including the notes thereto, of Cintas and Unitog incorporated by reference and the Selected Unaudited Pro Forma Combined Financial Data on page 9.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE SIX MONTH PERIOD ENDED NOVEMBER 30, 1998

                                                 HISTORICAL
                                           ----------------------     PRO FORMA     PRO FORMA
                                             CINTAS       UNITOG     ADJUSTMENTS     COMBINED
                                           ----------    --------    -----------    ----------
                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE:
Net rentals..............................  $  524,332    $116,007     $     --      $  640,339
Other service revenue....................     197,340      25,249           --         222,589
                                           ----------    --------     --------      ----------
                                              721,672     141,256           --         862,928
COSTS AND EXPENSES (INCOME):
Cost of rentals..........................     292,600      92,532      (14,081)(B)     374,337
                                                                         3,313 (C)
                                                                           (27)(F)
Cost of other service revenue............     136,796      21,937       (5,827)(B)     154,065
                                                                           861 (C)
                                                                           389 (D)
                                                                           (91)(E)
Depreciation and amortization............          --       9,629       (9,629)(C)          --
Selling and administrative expenses......     169,747       2,057*      19,908 (B)     197,074
                                                                         5,455 (C)
                                                                           (93)(F)
Interest income..........................      (2,380)        (97)          --         (2,477)
Interest expense.........................       4,981       3,895           --           8,876
                                           ----------    --------     --------      ----------
                                              601,744     129,953          178         731,875
                                           ----------    --------     --------      ----------
Income before income taxes...............     119,928      11,303         (178)        131,053
Income taxes.............................      46,268       4,293          (69)(G)      50,492
                                           ----------    --------     --------      ----------
Net income...............................  $   73,660    $  7,010     $   (109)     $   80,561
                                           ==========    ========     ========      ==========
Pro forma net income (A).................  $   73,660    $  7,010     $   (109)     $   80,561
                                           ==========    ========     ========      ==========
PER SHARE DATA:
Basic earnings per share.................  $      .70    $    .75                   $      .73
Diluted earnings per share...............  $      .69    $    .74                   $      .72
Weighted average shares outstanding
  (basic)................................     104,959       9,395                      110,315(L)
Weighted average shares outstanding
  (diluted)..............................     107,040       9,450                      112,427(L)


See notes to unaudited pro forma combined financial statements on page 21.


* Contains a $2.1 million gain from the sale of certain linen facilities.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE SIX MONTH PERIOD ENDED NOVEMBER 30, 1997

                                                   HISTORICAL
                                              --------------------     PRO FORMA     PRO FORMA
                                               CINTAS      UNITOG     ADJUSTMENTS    COMBINED
                                              --------    --------    -----------    ---------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE:
Net rentals.................................  $415,301    $110,757     $     --      $526,058
Other service revenue.......................   151,201      28,001           --       179,202
                                              --------    --------     --------      --------
                                               566,502     138,758           --       705,260
COSTS AND EXPENSES (INCOME):
Cost of rentals.............................   231,650      88,595      (13,290)(B)   310,268
                                                                          3,324 (C)
                                                                            (11)(F)
Cost of other service revenue...............   104,445      22,754       (6,519)(B)   121,968
                                                                            797 (C)
                                                                            499 (D)
                                                                             (8)(E)
Depreciation and amortization...............        --       8,831       (8,831)(C)        --
Selling and administrative expenses.........   135,806       4,223*      19,809 (B)   164,226
                                                                          4,710 (C)
                                                                           (322)(F)
Interest income.............................    (2,338)        (42)          --        (2,380)
Interest expense............................     4,382       3,172           --         7,554
                                              --------    --------     --------      --------
                                               473,945     127,533          158       601,636
                                              --------    --------     --------      --------
Income before income taxes..................    92,557      11,225         (158)      103,624
Income taxes................................    31,565       4,266          (54)(G)    35,777
                                              --------    --------     --------      --------
Net income..................................  $ 60,992    $  6,959     $   (104)     $ 67,847
                                              ========    ========     ========      ========
Pro forma net income (A)....................  $ 57,566    $  6,959     $   (104)     $ 64,421
                                              ========    ========     ========      ========
PER SHARE DATA:
Basic earnings per share....................  $    .60    $    .72                   $    .64
Diluted earnings per share..................  $    .59    $    .71                   $    .63
Weighted average shares outstanding
  (basic)...................................   101,097       9,650                    106,598(L)
Weighted average shares outstanding
  (diluted).................................   102,952       9,735                    108,502(L)


See notes to unaudited pro forma combined financial statements on page 21.


* Contains a $2 million gain from a legal recovery with a former customer, and a $1 million charge for environmental and other matters.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED MAY 31, 1998

                                                 HISTORICAL
                                           ----------------------     PRO FORMA     PRO FORMA
                                             CINTAS       UNITOG     ADJUSTMENTS     COMBINED
                                           ----------    --------    -----------    ----------
                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE:
Net rentals..............................  $  872,739    $223,172     $     --      $1,095,911
Other service revenue....................     325,568      55,466           --         381,034
                                           ----------    --------     --------      ----------
                                            1,198,307     278,638           --       1,476,945
COSTS AND EXPENSES (INCOME):
Cost of rentals..........................     487,021     180,173      (26,849)(B)     647,099
                                                                         6,719 (C)
                                                                            35 (F)
Cost of other service revenue............     223,225      46,154      (12,838)(B)     258,729
                                                                         1,645 (C)
                                                                           906 (D)
                                                                          (363)(E)
Depreciation and amortization............          --      18,095      (18,095)(C)          --
Selling and administrative expenses......     304,271       8,662*      39,687 (B)     362,230
                                                                         9,731 (C)
                                                                          (121)(F)
Interest income..........................      (4,719)       (106)          --          (4,825)
Interest expense.........................       9,075       6,749           --          15,824
                                           ----------    --------     --------      ----------
                                            1,018,873     259,727          457       1,279,057
                                           ----------    --------     --------      ----------
Income before income taxes...............     179,434      18,911         (457)        197,888
Income taxes.............................      56,577       7,189         (186)(G)      63,580
                                           ----------    --------     --------      ----------
Net income...............................  $  122,857    $ 11,722     $   (271)     $  134,308
                                           ==========    ========     ========      ==========
Pro forma net income (A).................  $  117,907    $ 11,722     $   (271)     $  129,358
                                           ==========    ========     ========      ==========
PER SHARE DATA:
Basic earnings per share.................  $     1.21    $   1.23                   $     1.25
Diluted earnings per share...............  $     1.19    $   1.22                   $     1.23
Weighted average shares outstanding
  (basic)................................     101,751       9,557                      107,199(L)
Weighted average shares outstanding
  (diluted)..............................     103,623       9,628                      109,112(L)


See notes to unaudited pro forma combined financial statements on page 21.


* Contains a $2 million gain from a legal recovery with a former customer, and a $1 million charge for environmental and other matters.

  UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
  FOR THE YEAR ENDED MAY 31, 1997

                                                 HISTORICAL
                                            --------------------     PRO FORMA     PRO FORMA
                                             CINTAS      UNITOG     ADJUSTMENTS     COMBINED
                                            --------    --------    -----------    ----------
                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE:
Net rentals...............................  $739,207    $209,381     $     --      $  948,588
Other service revenue.....................   256,000      57,311           --         313,311
                                            --------    --------     --------      ----------
                                             995,207     266,692           --       1,261,899
COSTS AND EXPENSES (INCOME):
Cost of rentals...........................   416,597     169,169      (25,119)(B)     566,744
                                                                        6,090 (C)
                                                                            7 (F)
Cost of other service revenue.............   177,058      47,381      (12,726)(B)     212,889
                                                                        1,608 (C)
                                                                         (225)(D)
                                                                         (207)(E)
Depreciation and amortization.............        --      15,906      (15,906)(C)          --
Selling and administrative expenses.......   234,034       8,486       37,845 (B)     288,496
                                                                        8,208 (C)
                                                                          (77)(F)
Interest income...........................    (4,328)       (121)          --          (4,449)
Interest expense..........................    10,080       5,953           --          16,033
                                            --------    --------     --------      ----------
                                             833,441     246,774         (502)      1,079,713
                                            --------    --------     --------      ----------
Income before income taxes................   161,766      19,918          502         182,186
Income taxes..............................    55,778       7,552          191 (G)      63,521
                                            --------    --------     --------      ----------
Net income................................  $105,988    $ 12,366     $    311      $  118,665
                                            ========    ========     ========      ==========
Pro forma net income (A)..................  $100,194    $ 12,366     $    311      $  112,871
                                            ========    ========     ========      ==========
PER SHARE DATA:
Basic earnings per share..................  $   1.07    $   1.29                   $     1.13
Diluted earnings per share................  $   1.05    $   1.27                   $     1.12
Weighted average shares outstanding
  (basic).................................    99,221       9,618                      104,704(L)
Weighted average shares outstanding
  (diluted)...............................   100,725       9,704                      106,257(L)


See notes to unaudited pro forma combined financial statements on page 21.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED MAY 31, 1996

                                                 HISTORICAL
                                           ----------------------     PRO FORMA     PRO FORMA
                                             CINTAS       UNITOG     ADJUSTMENTS     COMBINED
                                           ----------    --------    -----------    ----------
                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE:
Net rentals..............................  $  648,616    $170,534     $     --      $  819,150
Other service revenue....................     227,217      57,125           --         284,342
                                           ----------    --------     --------      ----------
                                              875,833     227,659           --       1,103,492
COSTS AND EXPENSES (INCOME):
Cost of rentals..........................     369,386     138,298      (18,970)(B)     494,532
                                                                         5,608 (C)
                                                                           210 (F)
Cost of other service revenue............     159,189      46,548      (12,639)(B)     194,642
                                                                         1,349 (C)
                                                                           421 (D)
                                                                          (226)(E)
Depreciation and amortization............          --      12,228      (12,228)(C)          --
Selling and administrative expenses......     204,882       7,934       31,609 (B)     249,885
                                                                         5,271 (C)
                                                                           189 (F)
Interest income..........................      (2,658)        (27)          --          (2,685)
Interest expense.........................      10,243       4,015           --          14,258
                                           ----------    --------     --------      ----------
                                              741,042     208,996          594         950,632
                                           ----------    --------     --------      ----------
Income before income taxes...............     134,791      18,663         (594)        152,860
Income taxes.............................      47,047       7,049         (204)(G)      53,892
                                           ----------    --------     --------      ----------
Net income...............................  $   87,744    $ 11,614     $   (390)     $   98,968
                                           ==========    ========     ========      ==========
Pro forma net income (A).................  $   82,939    $ 11,614     $   (390)     $   94,163
                                           ==========    ========     ========      ==========
PER SHARE DATA:
Basic earnings per share.................  $      .89    $   1.25                   $      .96
Diluted earnings per share...............  $      .88    $   1.24                   $      .94
Weighted average shares outstanding
  (basic)................................      98,157       9,289                      103,453(L)
Weighted average shares outstanding
  (diluted)..............................      99,661       9,393                      105,016(L)


See notes to unaudited pro forma combined financial statements on page 21.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF NOVEMBER 30, 1998


                                                   HISTORICAL
                                             ----------------------     PRO FORMA     PRO FORMA
                                               CINTAS       UNITOG     ADJUSTMENTS     COMBINED
                                             ----------    --------    -----------    ----------
                                                               (IN THOUSANDS)
ASSETS
Current assets:
  Cash and marketable securities...........  $   79,290    $     25     $(11,185)(K)  $   68,130
  Accounts receivable, net of allowance....     187,108      29,158           --         216,266
  Inventories..............................     117,637      21,279       (3,551)(D)     139,906
                                                                           4,541 (E)
  Uniforms and other rental items in
     service...............................     151,050      40,582           --         191,632
  Prepaid expenses.........................       6,660       1,733       (1,048)(F)       7,345
                                             ----------    --------     --------      ----------
Total current assets.......................     541,745      92,777      (11,243)        623,279
Property, plant and equipment, at cost,
  net......................................     422,891     114,514           --         537,405
Other assets...............................     138,366      62,911           --         201,277
                                             ----------    --------     --------      ----------
Total assets...............................  $1,103,002    $270,202     $(11,243)     $1,361,961
                                             ==========    ========     ========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................  $   41,619    $  9,465     $     --      $   51,084
  Accrued compensation and related
     liabilities...........................      17,003          --        4,968 (H)      21,971
  Accrued liabilities......................      77,674      12,598         (268)(G)      87,845
                                                                          (3,449)(H)
                                                                           1,290 (I)
  Deferred income taxes....................      34,504      13,407       (1,290)(I)      46,621
  Long-term debt due within one year.......       6,353       3,611           --           9,964
                                             ----------    --------     --------      ----------
Total current liabilities..................     177,153      39,081        1,251         217,485
Long-term debt due after one year..........     168,526     102,130           --         270,656
Deferred income taxes                        27,305....      15,904       (1,519)(H)      41,690
Shareholders' Equity:
  Common stock.............................      48,182          97           --          48,279
  Treasury stock...........................          --      (5,660)       5,660 (J)          --
  Additional paid in capital...............          --      41,308      (41,308)(J)          --
  Retained earnings........................     687,206      77,342       35,858 (J)     789,221
                                                                         (11,185)(K)
  Accumulated other comprehensive income...      (5,370)         --           --          (5,370)
                                             ----------    --------     --------      ----------
Total shareholders' equity.................     730,018     113,087      (10,975)        832,130
                                             ----------    --------     --------      ----------
Total liabilities and shareholders'
  equity...................................  $1,103,002    $270,202     $(11,243)     $1,361,961
                                             ==========    ========     ========      ==========



See notes to unaudited pro forma combined financial statements on page 21.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

 (A) During 1998, Cintas acquired Uniforms To You Companies (UTY) in a merger transaction accounted for as a pooling of interests. Prior to the merger, UTY had elected S Corporation status for income tax purposes. As a result of the merger, UTY terminated its S Corporation election. Cintas pro forma presents net income and per share information for the pro forma tax expense of UTY as if UTY had been a C Corporation during the financial statement periods presented.

 (B) Represents the reclassification of certain selling and administrative expenses to conform the presentation of Unitog results to that of Cintas.

 (C) Represents the reclassification of depreciation and amortization expenses to conform the presentation of Unitog results to that of Cintas.

 (D) Represents the change in an inventory obsolescence reserve as a result of
     (E).

 (E) Represents the change from the Unitog method of costing inventories on a last-in, first-out method to the Cintas method of costing inventories on a first-in, first-out method.

 (F) Represents the expensing of certain prepaid supplies to conform the presentation of Unitog results to that of Cintas.

 (G) Represents the tax effect of the above Pro Forma Adjustments at the Cintas effective tax rate for all periods presented, respectively.

 (H) Represents the reclassification of accrued compensation and related liabilities to conform the presentation of Unitog to that of Cintas.

 (I) Represents the reclassification of the current tax liability to conform the presentation of Unitog to that of Cintas.

 (J) Represents the conversion of Unitog common stock into Cintas common shares and reflects the impact of pro forma adjustments.

 (K) Cintas and Unitog estimate that they will incur direct transaction costs of approximately $11.185 million associated with the Merger. These costs consist primarily of investment banking, legal, accounting, printing, regulatory filing fees, and retention bonuses to certain Unitog employees. The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of November 30, 1998. Pro forma net income and earnings per share do not reflect these one-time transaction costs.


 (L) Per share information is based on an average Cintas per share price of $66.43 and a target Unitog share price of $37.87. Pro forma weighted average shares outstanding were computed using Unitog weighted average shares outstanding, for the respective period, multiplied by the conversion factor related to the average Cintas share price of $66.43 (.5701). This amount was added to Cintas weighted average shares outstanding for the respective period.

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

Unitog common stock is traded on the Nasdaq National Market under the symbol "UTOG." Dividends have been paid on Unitog common stock on a semi-annual basis since fiscal 1994.

Cintas common stock is traded on the Nasdaq National Market under the symbol "CTAS." Dividends have been paid on Cintas common stock on an annual basis since 1983.

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Unitog common stock and Cintas common stock as quoted on the Nasdaq National Market, and the dividends per share declared during such quarter.


                                      UNITOG COMMON STOCK               CINTAS COMMON STOCK
                                 ------------------------------    ------------------------------
                                  HIGH        LOW      DIVIDEND     HIGH        LOW      DIVIDEND
                                 -------    -------    --------    -------    -------    --------
1999
First Quarter
  (through February 18,
  1999)........................  $38.875    $31.750                $78.375    $65.500     $0.22
1998
  Fourth Quarter...............   29.500     16.969     $ 0.09      71.250     43.000
  Third Quarter................   22.438     19.250                 54.875     39.875
  Second Quarter...............   26.000     19.563       0.09      52.000     43.250
  First Quarter................   23.125     18.000                 52.875     39.000      0.18
1997
  Fourth Quarter...............   26.875     19.625      0.075      42.500     35.250
  Third Quarter................   30.000     23.750                 37.625     32.625
  Second Quarter...............   27.250     19.000      0.075      35.250     25.688
  First Quarter................   27.625     19.750                 30.000     25.500      0.15


                           FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for certain forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of Cintas and Unitog after the Merger set forth in "QUESTIONS AND ANSWERS ABOUT THE MERGER," "SUMMARY," "THE MERGER," "THE COMPANIES," "SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA" and those preceded by, followed by or that otherwise include the statements "should," "believe," "expect," "anticipate," "intend," "may," "will," "continue," "estimate" and other expressions that indicate future events and trends. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by risks and uncertainties which could cause actual results and trends to be materially different from historical results or those anticipated depending on a variety of factors. These include, without limitation, performance of acquisitions, economic and business changes, fluctuations in the cost of materials, labor strikes and unemployment levels, unanticipated costs and expenses in integrating Cintas' and Unitog's operations, demand and price for Cintas' and Unitog's products and services, the reactions of competitors to the Merger in terms of price and service, successfully addressing Year 2000 issues, and the outcome of pending and future litigation and environmental matters. You should understand that these factors, in addition to those discussed elsewhere in this document and in documents which have been incorporated by reference, could affect the future results of Cintas and Unitog, and could cause those results to be materially different from those expressed in our forward-looking statements. Cintas and Unitog do not undertake any obligation to update any forward looking statements to reflect events or circumstances arising after the date of this Proxy Statement/Prospectus.

                                  RISK FACTORS

In considering whether to approve and adopt the Merger Agreement, the stockholders of Unitog should consider, in addition to the other information contained in this Proxy Statement/Prospectus, the following matters. Certain capitalized terms used in this section are defined in other sections of this Proxy Statement/Prospectus.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF UNITOG AND ACHIEVEMENT OF COST SAVINGS

The Merger will present challenges to Cintas involving the integration of the operations, technologies and personnel of Cintas and Unitog, and possible unanticipated liabilities, unanticipated costs and diversion of management attention.

While Cintas believes that it will be able to successfully integrate and profitably manage Unitog's business, there is no assurance that it can do so. In addition, there can be no assurance that, following the Merger, Unitog's businesses will achieve sales levels, profitability, cost savings or synergies that justify the investment made or that the acquisition will be accretive to Cintas' earnings in any future period.

POSSIBLE FLUCTUATION OF MERGER CONSIDERATION

The Merger Agreement provides for adjustments in the number of shares of Cintas common stock to be issued to Unitog stockholders in exchange for their shares of Unitog common stock. The amount of one share of Cintas common stock into which a share of outstanding Unitog common stock would be converted in the Merger is equal to the "Conversion Number." The Conversion Number is determined by dividing the "target" Unitog share price of $37.87 (reduced from $38 for certain environmental liability estimates) by an average trading price of Cintas common stock referred to as the "Cintas share price." The consideration to be received by a Unitog stockholder in exchange for one share of Unitog common stock is referred to in this Proxy Statement/Prospectus as the "Merger Consideration." The Cintas share price is equal to the average of the daily high and low sales prices of Cintas common stock as reported on Nasdaq during the 20 trading day period ending on the third trading day before the special stockholders meeting.

An adjustment applies if the Cintas share price is greater than $66.43 or less than $52, as described below:

- If the Cintas share price is greater than $66.43, the Cintas share price used to determine the Conversion Number is $66.43 plus one-half of the amount by which the Cintas share price exceeds $66.43. This will result in a value of more than $37.87 per share of Unitog common stock (based on the Cintas share price).

- If the Cintas share price is less than $52, then the Cintas share price used to determine the Conversion Number is $52. This will result in a value of less than $37.87 (based on the Cintas share price). In such event, the Unitog Board may (but is not obligated to) terminate the Merger Agreement.

Unitog will announce the Cintas share price, the Conversion Number and the per share Merger Consideration, on or about March 20, 1999. Such information will also be available as a recorded message by calling 1-800-721-5711. We urge you to obtain current market quotations for Cintas common stock. The market price of Cintas common stock may change based upon changes in the business, operations or prospects of Cintas, general market and economic conditions, regulatory considerations and other factors.

Because the period for calculating the Cintas share price used to determine the Conversion Number will end before the date of the Unitog special stockholders meeting and the subsequent closing of the Merger, the actual market value of the Cintas common stock you will receive as Merger Consideration may differ from the value of the Merger Consideration calculated pursuant to the Merger Agreement.

ACQUISITIONS

From June 1, 1995 to the date of this Proxy Statement/Prospectus, Cintas has issued approximately 10,500,000 shares of its common stock and paid approximately $61 million in cash in 126 acquisitions. As part of its growth strategy, Cintas intends to continue to actively pursue additional acquisition opportunities. In order to achieve anticipated benefits from these acquisitions, Cintas must successfully integrate any acquired business with its existing operations, and while it believes it will be able to fully integrate these businesses into Cintas, it can give no assurance that it will be successful in this regard. Cintas can also give no assurance that it will be able to complete future acquisitions or that all future issuances of securities in connection with acquisitions will not dilute the interests of its shareholders.

COMPETITION

Cintas' customers in the uniform rental and sales industry primarily choose suppliers based upon quality of products, service and price. Leading uniform competitors include UniFirst Corporation, ARAMARK Corporation and G&K Services, Inc. In addition to Cintas' traditional uniform rental competitors, Cintas anticipates that future competition may be with businesses that focus on selling uniforms and other related items. If existing or future competitors seek to gain or retain market share by reducing prices in reaction to the Unitog Merger or otherwise, Cintas may be required to lower prices, which would hurt its operating results. Cintas competitors also generally compete with Cintas for acquisition candidates, which can increase the price for acquisitions and reduce the number of available acquisition candidates.

ECONOMIC CONDITIONS

National or regional economic slowdowns or certain industry specific slowdowns may hurt Cintas' business. Events or conditions in a particular area, such as adverse weather and other factors, could also hurt operating results. Furthermore, increases in interest rates may lead to a decline in economic activity and adversely affect operating results. While Cintas does not believe that its exposure is greater than that of its competitors, Cintas could be adversely affected by increases in the prices of fabric, fuel, wages and other components of product cost unless it could recover such increases through increases in the prices for its services and products. Competitive and general economic conditions might limit the ability of Cintas and its competitors to increase prices to cover such increases.

ENVIRONMENTAL REGULATION

Various federal, state and local laws and regulations governing hazardous wastes and other substances affect Cintas and its competitors in the uniform rental industry. Specifically, industrial laundries use and must dispose of detergent waste water and other residues. In the past, Cintas has settled, or contributed to the settlement of, actions or claims brought against it which relate to the disposal of hazardous materials. Cintas may have to pay material amounts to compensate for the consequences of disposals in the future. Under environmental laws, an owner or tenant of real estate may be required to pay the costs of removing or remediating certain hazardous or toxic substances located on or in or emanating from property whether or not the owner or tenant knew of or was responsible for the presence of such hazardous or toxic substances. While Cintas regularly engages in environmental due diligence in connection with acquisitions, Cintas can give no assurance that locations that have been acquired or leased or those being acquired in the Unitog Merger have been operated in compliance with environmental laws and regulations during prior periods or that future uses or conditions will not make Cintas liable under these laws or expose Cintas to third-party actions including tort suits.


Cintas' environmental due diligence, which it conducted on certain Unitog properties pursuant to Section 8.3 of the Merger Agreement, involved the application of assessment techniques and tests beyond those normally followed. This process resulted in an estimated additional environmental liability agreed upon by the parties and led to an adjustment of the agreed upon price of $38 per share for Unitog common stock to a price of $37.87, thereby lowering the amount of consideration payable by Cintas in its acquisition of Unitog. While Cintas believes that it has identified all material problems of this nature and that the correction of these liabilities will not be material to its financial condition or results of operations, there can be no assurances that the remediation of these matters or the discovery of additional environmental problems will not result in a material impact on Cintas' financial condition or results of operations or expose it to third-party actions including tort suits.


DEPENDENCE ON SENIOR MANAGEMENT; ABILITY TO ATTRACT AND RETAIN QUALITY PERSONNEL

Cintas' success depends in part on the skills, experience and efforts of senior management and certain other key employees. If, for any reason, one or more senior executives or key personnel were not to remain active with

Cintas, results of operations could be hurt. Future success also depends on Cintas' ability to attract and retain qualified managers and technical and marketing personnel, as well as sufficient numbers of hourly workers. Although Cintas has an excellent track record of attracting and retaining quality people, there is competition in the market for the services of such qualified personnel and a tight market for hourly workers. The failure to attract and retain such personnel or workers could hurt the results of operations.

INFORMATION SYSTEMS; YEAR 2000

Cintas has made a substantial investment in its information systems and intends to spend significant amounts on information systems in the future. In particular, Cintas has evaluated the programming code in its existing computer and software systems as the Year 2000 approaches. The issue with respect to Year 2000 is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause complete system failures. Cintas has completed an assessment of all of its software systems and has determined what changes need to be made so that Cintas' computer systems will function properly with respect to dates in the Year 2000 and thereafter. Cintas does not expect that the total cost of those changes will be material, and will expense the costs as incurred. Cintas expended most of its Year 2000 costs during fiscal 1998, and expects to expense the remaining costs in fiscal 1999 when all changes are expected to be completed. Cintas is contacting key suppliers to obtain certification of their systems Year 2000 compliance. After Cintas identifies which vendors may fail to become Year 2000 compliant in a timely fashion, Cintas will develop a strategy to minimize its risks which may include contingency plans such as alternative suppliers or alternative processes. Although Cintas believes that the likelihood of the Year 2000 having a material effect on its operations, liquidity or financial position is remote, there can be no such assurance that this will be the case.

                              THE SPECIAL MEETING

INTRODUCTION

This Proxy Statement/Prospectus is being furnished to the stockholders of Unitog in connection with the solicitation of proxies by the Board of Directors of Unitog Company ("Unitog") for use at the special meeting of Unitog stockholders ("Special Meeting") to be held on March 24, 1999 at 10:00 a.m., local time, at Unitog's corporate offices located at 1300 Washington Street, Kansas City, Missouri, and at any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus mailed to stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Unitog Board for use at the Special Meeting.

MATTERS TO BE CONSIDERED; BOARD RECOMMENDATION

At the Special Meeting, stockholders will be asked to (i) approve the Merger Agreement and the transactions contemplated thereby, and (ii) vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof (including, without limitation, adjournment or postponement of the Special Meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement). The Board of Directors knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement/Prospectus.

The Unitog Board has determined that the Merger and the Merger Agreement are advisable to and in the best interests of Unitog stockholders and has unanimously approved the Merger and the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "THE MERGER -- Background of the Merger" and " -- Reasons for the Merger."

STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE AND VOTING

Only the holders of record of Unitog common stock ("Unitog Common Stock") as of the close of business on February 18, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 9,406,623 shares of Unitog Common Stock outstanding and entitled to vote, held by approximately 400 stockholders of record and beneficially by approximately 1,500 stockholders. Directors and executive officers of Unitog and its affiliates (as a group) were entitled to vote 1,296,739 shares of Unitog Common Stock, or approximately 13.8% of the outstanding votes entitled to be cast at the Special Meeting. Holders of record of Unitog Common Stock as of the close of business on the Record Date are entitled to one vote per share on any matter voted on at the Special Meeting.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Unitog Common Stock as of the Record Date is necessary to constitute a quorum at the Special Meeting. Broker non-votes and abstentions count for the purpose of determining a quorum at the Special Meeting. If a quorum is not obtained, or if fewer shares are likely to be voted in favor of approval and adoption of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes or for any other purpose, including obtaining necessary regulatory approvals. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxy which has been effectively revoked or withdrawn).

STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL

BE SENT TO STOCKHOLDERS BY THE FIFTH THIRD BANK, CINCINNATI, OHIO IN ITS CAPACITY AS THE EXCHANGE AGENT, PROMPTLY AFTER THE EFFECTIVE TIME.

VOTE REQUIRED

The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote on the matters to be acted upon is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a stockholder (including broker non-votes) shall have the same effect as a vote against the Merger Agreement. Brokers who hold shares of Unitog Common Stock as nominees will not have discretionary authority to vote shares with respect to the Merger Agreement absent instructions from the beneficial owner thereof. The proxy holders named in the enclosed proxy card will vote all shares of the Unitog Common Stock represented by proxy cards that are properly signed and returned by stockholders in accordance with the instructions contained therein. You may specify your voting choices by marking the appropriate boxes on the proxy card. Shares as to which an executed proxy card is returned but the stockholder has abstained from voting on any matter are considered shares present at the Special Meeting for purposes of determining a quorum and are included in determining whether the proposals presented at the Special Meeting are approved (i.e., an abstention would have the effect of a vote against the Merger Agreement and the transactions contemplated thereby, and against such other business as may have properly come before the Special Meeting, including adjournment or postponement thereof). Shares held by a broker in street name and for which an executed proxy card (without voting instructions) is returned to Unitog by such broker will be considered present at the Special Meeting for purposes of determining a quorum but will not be voted with respect to such matter (which has the effect of voting against the proposal). IF YOU PROPERLY SIGN AND RETURN THE PROXY CARD SENT TO YOU BY UNITOG, BUT DO NOT SPECIFY YOUR VOTING CHOICES, YOUR SHARES WILL BE VOTED "FOR" ALL PROPOSALS AND TO APPROVE AND ADOPT THE MERGER AGREEMENT AS RECOMMENDED BY THE BOARD OF DIRECTORS.

The Board is not aware of any matters other than that set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the Special Meeting for the purpose of soliciting additional proxies, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the Merger Agreement will not be used to vote "for" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement.

REVOCABILITY OF PROXIES

A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Robert M. Barnes, Vice President- General Counsel and Secretary, Unitog Company, 1300 Washington Street, Kansas City, Missouri 64105, a written notice of revocation prior to the Special Meeting, (ii) delivering, prior to the Special Meeting, a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. The presence of a stockholder at the Special Meeting will not in and of itself automatically revoke such stockholder's proxy.

SOLICITATION OF PROXIES

Except for the costs of filing this Proxy Statement/Prospectus with the Securities and Exchange Commission ("SEC"), printing and mailing this Proxy Statement/Prospectus, and the filing fee paid for filings made under the Hart-Scott- Rodino Act ("HSR Act"), which costs are shared equally by Cintas and Unitog, Unitog will bear the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of Unitog, without receiving additional compensation therefor, may solicit proxies by telephone, fax and telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and Unitog will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Unitog has retained Beacon Hill Partners, Inc., a professional soliciting organization, to aid in the solicitation of proxies. Beacon Hill Partners, Inc.'s fee for solicitation of the proxies is estimated to be $5,000 plus reimbursement for out-of-pocket costs and expenses.

ADJOURNMENT OF THE SPECIAL MEETING

A vote (i) in person by a stockholder for adjournment of the Special Meeting, or
(ii) for the last proposal on the proxy card authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to such other business as may properly come before the Special Meeting, which would allow such named proxies in their discretion to vote to adjourn the Special Meeting, would allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement. The Board of Directors recommends and advises that the stockholders vote in person in favor of any adjournment of the Special Meeting so suggested by such Board to allow time to solicit additional votes in order to obtain a quorum or to obtain more votes in favor of the Merger Agreement, or in favor of the last proposal on the proxy card. See "Vote Required" for the effect of abstentions and broker non-votes with respect to a vote on a proposal to adjourn the Special Meeting and on such other proposals.

NO DISSENTERS' RIGHTS

Pursuant to Delaware General Corporation Law sec.262(b)(1), holders of Unitog Common Stock are not entitled to appraisal rights in connection with the Merger.

                                   THE MERGER

FORM OF THE MERGER

If the Merger is consummated, Unitog will be acquired by Cintas through the merger of Cintas Image Acquisition Company, a Delaware corporation wholly-owned by Cintas, with and into Unitog, with Unitog being the surviving corporation and becoming a wholly-owned subsidiary of Cintas.

BACKGROUND OF THE MERGER

At a special directors meeting held on January 9, 1999, the Unitog Board determined that the Merger was advisable to and in the best interests of the stockholders of Unitog, approved the Merger Agreement and the transactions contemplated thereby and recommended to the Unitog stockholders that they vote for approval and adoption of the Merger Agreement. Immediately following this meeting, Unitog, Cintas and its subsidiary entered into the Merger Agreement. The following discussion sets forth certain information relating to the background of the discussions and meetings leading up to the Merger.

For the last three fiscal years, Unitog has not fulfilled certain performance objectives previously established by its Board of Directors. Earnings of Unitog have not met expectations of many securities analysts and stockholders during that same period. Unitog management believes the primary reasons for disappointing earnings included the difficulty of integrating certain acquisitions in the Michigan area and difficulties which resulted in reduced revenues and extra costs in Unitog's direct sale business when converting to a new order entry system.

During the second calendar quarter of 1998, the Unitog Board began discussing strategic alternatives for enhancing the value of Unitog Common Stock. Among the alternatives considered were (i) continuation of operations with a restructuring of Unitog's business and (ii) a sale or other strategic transaction. In August 1998, the Unitog Board determined that one or more financial advisors should be retained to assist the Board in its consideration of the foregoing alternatives.

As a result of these discussions and determinations, the Unitog Board interviewed several investment banking firms and on September 18, 1998, engaged Goldsmith, Agio, Helms and Company and George K. Baum & Company to evaluate a sale, strategic transaction or change in business strategy. G. Kenneth Baum and William D. Thomas are both directors of Unitog. Mr. Baum is an employee and Mr. Thomas serves as Vice President of George K. Baum & Company. George K. Baum & Company was one of the underwriters of Unitog's initial public offering in 1989 and has served as a financial adviser to Unitog in connection with several past acquisitions and financings. See "THE MERGER -- Interests of Certain Persons in the Merger -- Affiliation with Financial Advisor."

Following an analysis by the financial advisors, in early October 1998, the Unitog Board authorized Goldsmith, Agio, Helms and Company and George K. Baum & Company to solicit indications of interest for the acquisition of Unitog in order to determine the potential for recognition of value through a sale. The Unitog Board had determined that a sale transaction was a better alternative for enhancing value of Unitog Common Stock than the other alternatives, in light of the evaluation by the financial advisors.

After the Unitog Board's authorization to solicit such indications of interest, on October 9, 1998, Goldsmith, Agio, Helms and Company contacted several prospective purchasers to determine if these parties were interested in evaluating the potential acquisition of a United States based company in the commercial garment industry. Twelve of those parties were interested in proceeding with an evaluation of the opportunity and each signed a confidentiality agreement and received a confidential memorandum that described Unitog. Seven of the twelve parties submitted preliminary indications of interest based upon the review of the confidential memorandum.

Based upon these preliminary indications, six interested parties were invited to meet with Unitog management and examine certain confidential information assembled in a data room. The confidential information included tax and financial records, operating data, information on environmental and legal matters, business contracts, employee benefits and compensation data and other business information. In addition, counsel for Unitog provided certain interested parties with proposed drafts of definitive merger agreements.

On December 11, 1998, Cintas and other parties submitted definitive proposals for the acquisition of Unitog. The definitive proposals included markups of Unitog's proposed merger agreement showing each party's requested changes to such agreement. Based upon an analysis of the definitive proposals received, on December 16, 1998, the Unitog Board concluded that the offer by one party was superior and negotiations of a definitive agreement with such party were pursued. Cintas then submitted revised proposals or clarifications on December 18, 24 and 29, 1998. The Unitog Board rejected the December 29, 1998 Cintas proposal and communicated its reasons for such rejection on December 31, 1998. In correspondence dated January 4 and 5, 1999, Cintas presented revised financial terms which appeared to make its proposal superior to the proposal from the other party previously considered superior by the Unitog Board on December 16, 1998.

From January 6 through January 8, 1999, representatives of Unitog, along with its legal counsel and representatives of Goldsmith, Agio, Helms and Company, met with representatives of Cintas and its legal counsel in Kansas City, Missouri, to discuss Cintas' proposal and to negotiate the proposed agreement. By the afternoon of January 7, 1999, most open issues were resolved. The Unitog Board met and Goldsmith, Agio, Helms and Company and George K. Baum & Company made a financial presentation and reviewed the sales process to date, and Unitog's legal counsel reviewed the terms of the current draft of the Merger Agreement. An in-depth discussion of the Merger Agreement then followed. By the morning of January 8, 1999, the remaining open items were resolved, and the Cintas Board met and approved the Merger Agreement. On Saturday, January 9, 1999, the Unitog Board reconvened to consider the final Merger Agreement. At this meeting, Goldsmith, Agio, Helms and Company (through its affiliate, Goldsmith, Agio, Helms Securities, Inc.) and George K. Baum & Company delivered their oral opinions, which were subsequently confirmed in writing and described below under "THE MERGER -- Opinions of Financial Advisors", to the effect that as of January 9, 1999, the proposed merger consideration to be received by holders of Unitog Common Stock is fair from a financial point of view to such holders. Unitog's legal counsel then described those terms of the Merger Agreement that had been modified since the prior meeting of the Unitog Board. Following the discussion, at this special meeting the Unitog Board approved the Merger Agreement by unanimous vote of those directors present. A statement of unanimous consent was executed by the entire Unitog Board after January 9, 1999 in order to include the approval of the Merger Agreement by two directors who were not able to attend the January 9 meeting but who had been present or participated in virtually all prior meetings of the Unitog Board regarding this matter and who were apprised of the relevant discussions at the January 9 meeting. On January 9, 1999, the Merger Agreement was executed and delivered by Unitog and the proposed Merger was publicly announced by Unitog and Cintas on Monday, January 11, 1999.

The Merger Agreement established a target price of $38 per Unitog share. This price, divided by the applicable price for Cintas Common Stock, determines the amount of Cintas Shares to be issued in exchange for Unitog shares. Section 8.3 of the Merger Agreement provided that the target $38 Unitog share price was subject to reduction if certain environmental liability estimates regarding Unitog exceeded a specified level. On February 17, 1999, after consultation with their respective environmental consultants, Unitog and Cintas agreed on the amount of the estimated environmental liability, thereby reducing the Unitog share price from $38.00 to $37.87.


REASONS FOR THE MERGER

During the second calendar quarter of 1998, Unitog's Board of Directors began considering various strategic alternatives for enhancing the value of Unitog common stock. Unitog's financial advisors solicited proposals for the acquisition of Unitog, and the proposal submitted by Cintas was deemed the most attractive. The merger of Unitog and Cintas pursuant to the terms of the Merger Agreement presents an opportunity for Unitog stockholders to realize a premium over historic market prices for their shares through a tax-free reorganization.

OPINIONS OF FINANCIAL ADVISORS

Goldsmith, Agio, Helms Securities, Inc.


On January 9, 1999, Goldsmith, Agio, Helms and Company, through its affiliate, Goldsmith, Agio, Helms Securities, Inc. ("GAHS"), delivered to the Unitog Board GAHS' oral opinion, which was confirmed subsequently in writing, to the effect that, as of such date, and subject to the assumptions, procedures and limitations set forth therein, the proposed Merger Consideration to be received by the holders of Unitog Common Stock pursuant to the Merger Agreement is fair from a financial point of view to Unitog stockholders. The Merger Consideration is subject to a possible environmental adjustment as outlined in Section 8.3 of the Merger Agreement. Pursuant to Section 8.3 of the Merger Agreement, the Unitog share price of $38 is subject to adjustment based on specified environmental investigations. Pursuant to Section 10.1 of the Merger Agreement, either party may terminate the Merger Agreement if the aggregate adjustment to the Unitog share price pursuant to Section 8.3 is more than $2.00. Therefore, the GAHS analysis addressed a Merger value for Unitog of $36.00 to $38.00.


A copy of GAHS' opinion dated January 9, 1999, which sets forth the assumptions made, matters considered, and limits on the review taken, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. Unitog stockholders are urged to read the GAHS opinion in its entirety. The description of the GAHS opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. The GAHS opinion is rendered for the benefit and use of the Board of Directors of Unitog in connection with the Board's consideration of the Merger and does not constitute a recommendation to any holder of Unitog Common Stock as to how such stockholder should vote with respect to the Merger.

In arriving at its opinion, GAHS undertook such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, GAHS (i) reviewed the Merger Agreement; (ii) analyzed financial and other information that is publicly available relating to Cintas; (iii) analyzed financial and other information that is publicly available relating to Unitog;
(iv) analyzed certain financial and operating data of Unitog that has been made available to GAHS by Unitog; (v) visited certain facilities of Unitog and discussed with management of Unitog the financial condition, operating results, business outlook and prospects of Unitog; (vi) analyzed the valuations of publicly traded companies that GAHS deemed comparable to Unitog; (vii) performed a discounted cash flow analysis of Unitog based on financial projections that Unitog management provided to GAHS; and (viii) analyzed the financial terms of certain transactions GAHS deemed similar to the Merger that have recently been effected.

GAHS relied upon and assumed the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available relating to, Unitog or Cintas, or otherwise made available to GAHS, and did not assume responsibility independently to verify such information. GAHS further relied upon assurances by Unitog that the information provided to GAHS had a reasonable basis, and with respect to projections and other business outlook information, reflected the best available estimates, and that Unitog was not aware of any information or fact that would make the information provided to GAHS incomplete or misleading. In arriving at its opinion, GAHS did not perform any appraisals or valuations of specific assets or liabilities of Unitog or Cintas and expressed no opinion regarding the liquidation value of Unitog or Cintas or any of their respective assets. The GAHS opinion is based upon the information available to GAHS and the facts and circumstances as they existed and are subject to evaluation on the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion.


GAHS assumed that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles ("GAAP") and that the Merger qualifies for such accounting treatment under GAAP. GAHS also assumed that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). GAHS made no independent investigation of any legal or accounting matter that may affect Unitog and was not engaged to independently verify any legal or accounting matters relating to the Merger.


The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the GAHS analyses set forth below does not purport to be a complete description of the presentation by GAHS to Unitog's Board of Directors. In arriving at its opinion, GAHS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, GAHS believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, or of the summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the GAHS presentation to the Unitog Board of Directors and its opinion.

The analyses performed by GAHS (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

Discounted Cash Flow Analysis. GAHS analyzed the valuation of Unitog based on the unlevered discounted cash flow of the projected five-year financial performance estimates of Unitog prepared by Unitog management. Unitog's weighted average cost of capital for purposes of this analysis was calculated to approximate 10.6 percent. Terminal values were calculated by applying both an earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple of 7.0x to the projected EBITDA of Unitog in fiscal year 2004 and by applying a 5% perpetual growth rate to the projected free cash flow in fiscal year 2004. Based on this analysis, Unitog's implied per share equity values ranged from $26.07 to $27.23.

Analysis of Publicly Traded Comparable Companies. GAHS analyzed selected historical and projected financial, operating, and stock market data of Unitog, Cintas, and other publicly traded companies that GAHS deemed to be comparable to Unitog and Cintas. The three companies deemed by GAHS to be reasonably comparable to Unitog and Cintas in terms of products and services offered, markets served and business prospects were 1) G&K Services, Inc., 2) UniFirst Corporation, and 3) Angelica Corporation (the "Comparable Companies"). No company utilized in the Comparable Company Analysis is identical to Unitog or Cintas. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of Unitog and Cintas and other factors that could affect the public trading value of the comparable companies to which they are being compared.

GAHS examined certain publicly available financial data of the Comparable Companies including the ratio of firm value (equity value plus total debt less cash and equivalents) to latest-12-month ("LTM") revenue; the ratio of firm value to LTM EBITDA; the ratio of firm value to LTM earnings before interest and taxes ("EBIT"); and the ratio of equity value to LTM and projected net income.

This analysis showed that the Comparable Companies had a multiple of firm value to revenue ranging from 0.5x to 2.5x, with a mean of 1.4x and a median of 1.1x, compared with 1.6x to 1.7x for Unitog based on a Merger value of $36.00 to $38.00 (pursuant to the possible environmental adjustment outlined in Section
8.3 of the Merger Agreement); a multiple of firm value to EBITDA ranging from 5.9x to 11.8x, with a mean of 7.9x and a median of 5.9x, compared with 10.3x to 10.7x for Unitog based on a Merger value of $36.00 to $38.00; a multiple of firm value to EBIT ranging from 8.8x to 17.5x, with a mean of 12.0x and a median of 9.7x, compared with 17.7x to 18.5x for Unitog based on a Merger value of $36.00 to $38.00; and a multiple of equity value to LTM net income ranging from 13.1x to 32.2x with a mean of 22.0x and a median of 20.8x, compared with 29.0x to 30.6x for Unitog based on a Merger value of $36.00 to $38.00.

By applying the mean and median ratios derived from the Comparable Company analysis to the historical and projected operating results of Unitog, Unitog's implied equity value per share was calculated to be $15.20 to $29.10.

Analysis of Selected Merger and Acquisition Transactions. GAHS compared the proposed Merger with selected comparable merger and acquisition transactions. No transaction analyzed in the Comparable Transaction Analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Unitog and Cintas and other factors that could affect the acquisition value of the companies to which they are being compared.

GAHS performed an analysis of five merger and acquisition transactions involving textile products and services companies that occurred between April 1, 1996 and January 7, 1999. GAHS's analysis focused on multiples of transaction value to revenue because other income statement measures were not publicly available for most of the acquired companies. For the five merger and acquisition transactions analyzed, transaction value to revenue multiples ranged from 0.6x to 1.3x, with a mean of 1.0x and a median of 1.1x, compared with a firm value to revenue multiple of 1.6x to 1.7x for Unitog based on a Merger value of $36.00 to $38.00. Based on the analysis of selected merger and acquisition transactions, Unitog's implied equity value per share ranged from $17.40 to $26.30.

Acquisition Premiums Analysis. GAHS analyzed the premiums paid for 130 recent mergers and acquisitions of publicly traded companies with transaction values ranging from $300 to $600 million that were executed in 1997 and 1998. The mean and the median premium paid over targets' stock prices four weeks before the announcement date, one week before the announcement date, and one day before the announcement date were 39.3% and 32.9%, 32.6% and 29.4%, and 27.8% and 22.5%, respectively. The premium of Unitog Merger value ($36.00 to $38.00) to be paid by Cintas over the Unitog closing price on November 30, 1998 (the last trading day before Unitog's public announcement of its retention of investment bankers), was 65.5% to 74.7%.

Historical Exchange Ratio Analysis. GAHS analyzed the historical exchange ratio determined by comparing Unitog's Common Stock price and Cintas' Common Stock price over a twelve-month period. During the twelve month period ended January 7, 1999, the exchange ratio reached a high of 0.5520 and a low of 0.3251. The mean exchange ratio for this period was 0.4393 and the median was 0.4391. This compares to an implied exchange ratio (Conversion Number) of 0.5227 to 0.5518, based on a Unitog Merger value of $36.00 to $38.00 and a Cintas January 7, 1999 closing price, of $71.31.

Common Stock Trading History. GAHS' analysis of Unitog's and Cintas' Common Stock trading history consisted of historical analyses of the trading prices and volumes of Unitog and Cintas and the relative performance of Unitog, Cintas and the S&P 500 Index.

GAHS' analysis considered the high and low closing prices for Unitog and Cintas over the one year and three-year periods ended January 7, 1999. On December 30, 1998, Unitog's Common Stock reached a one-year high closing price of $29.13 and on October 27, 1998, reached a one-year low closing price of $17.50. On October 17, 1996, Unitog's Common Stock reached a three year high closing price of $32.06 and on October 27, 1998 reached a three year low closing price of $17.50. On January 7, 1999, Cintas' Common Stock reached a one-year high closing price of $71.31 and on February 5, 1998, reached a one year low closing price of $40.00. On January 7, 1999, Cintas' common stock reached a three-year high closing price of $71.31 and on January 15, 1996, reached a three-year low closing price of $21.06. Calculating the Conversion Number based on the January 7, 1999 Cintas closing price of $71.31 and a $36.00 to $38.00 Unitog Merger value results in an implied equity value per share of $37.28 to $39.35.

GAHS also analyzed the volume of shares traded at various prices. For Unitog's Common Stock, the volume-weighted average price for the twelve months ending on the trading day before the announcement that Unitog had hired investment bankers to review strategic alternatives was $21.16. For Cintas, the volume-weighted average price for the twelve months ending January 7, 1999 was $50.57.

GAHS was engaged to render an opinion to the Unitog Board in connection with the Merger based upon its qualifications, expertise and reputation, including the fact that GAHS is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwriting, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Pursuant to a letter agreement with Unitog dated September 18, 1998, Goldsmith, Agio, Helms and Company was entitled to a fee of $175,000 after delivering its opinion. Upon consummation of the Merger, GAHS and its affiliate are entitled to total cash compensation of approximately $3.6 million to $4.1 million, assuming a Unitog Merger value of $36.00 to $38.00 and a Cintas Share Price of between $52.00 and $66.43. GAHS and its affiliate received a monthly retainer of $10,500 since being engaged by Unitog. These retainers, as well as the $175,000 fee for the opinion, will be credited against the total fee to be paid at closing. Unitog has agreed to reimburse GAHS and its affiliate for out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify GAHS and its affiliate for liabilities and expenses arising out of the Merger or transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee agreement with GAHS and its affiliate, which are customary in transactions of this nature, were negotiated at arm's length between Unitog and GAHS and its affiliate, and the Unitog Board was aware of such arrangement.

George K. Baum & Company.

On January 9, 1999, George K. Baum & Company ("GKB") delivered certain of its written analyses and its oral opinion to the Unitog Board of Directors to the effect that, subject to the assumptions, procedures and limitations set forth therein, as of such date, the proposed Merger Consideration to be received by the holders of Unitog Common Stock pursuant to the Merger Agreement is fair from a financial point of view to Unitog stockholders. The Merger Consideration is subject to a possible environmental adjustment as outlined in Section 8.3 of the Merger Agreement. (Pursuant to Section 8.3 of the Merger Agreement, the Unitog share price of $38.00 is subject to adjustment based on specified environmental investigation. Pursuant to Section 10.1 of the Merger Agreement, either party may terminate the Merger Agreement if the aggregate adjustment to the Unitog share price pursuant to Section 8.3 is more than $2.00. Therefore, the GKB analysis addressed a Merger value for Unitog of $36.00 to $38.00). No limitations were imposed by Unitog's Board of Directors on GKB with respect to the investigation made or the procedures followed by it in rendering its opinion.

A copy of GKB's opinion dated January 9, 1999, which sets forth the assumptions made, matters considered, and limits on the review taken, is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference. Unitog stockholders are urged to read the GKB opinion in its entirety. The description of the GKB opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. The GKB opinion is rendered for the benefit and use of the Board of Directors of Unitog in connection with the Board's consideration of the Merger and does not constitute a recommendation to any holder of Unitog Common Stock as to how such stockholder should vote with respect to the Merger.

In connection with its opinion, GKB reviewed, among other things, the Merger Agreement; certain publicly available business and financial information relating to Unitog and Cintas including Unitog's and Cintas' recent Annual Reports, Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission ("SEC"); and certain internal financial analyses and forecasts prepared by Unitog's management. GKB also has held discussions with members of senior management of Unitog regarding the past and current business operations, financial condition and future prospects of Unitog. In addition, GKB reviewed the reported price and trading activity for Unitog Common Stock and Cintas Common Stock, compared certain publicly available financial and stock market information for Unitog with similar information for Cintas and certain other companies that GKB believed to be comparable in certain respects to Unitog and Cintas, reviewed the financial terms of certain business combinations that GKB deemed to be similar to the Merger, reviewed certain recent historical data relating to premiums paid in mergers and acquisitions of publicly traded companies, and performed such other studies and analyses as GKB deemed appropriate.

In preparing its opinion, GKB relied upon and assumed the accuracy and completeness of all the financial and other information that was publicly available or provided to GKB by or on behalf of Unitog and Cintas, and was not engaged to independently verify any such information. GKB did not undertake nor did it obtain any independent evaluations or appraisals of any of Unitog's or Cintas' assets, properties, or liabilities, nor did GKB make any physical inspection of the properties or assets of Unitog or Cintas. GKB has assumed that the Merger will be accounted for as a pooling of interests in accordance with GAAP and that such Merger qualifies for such accounting treatment under GAAP. GKB has also assumed that the Merger will constitute a tax-free reorganization pursuant to the Code. GKB was not engaged to independently verify any legal and accounting matters relative to the Merger Agreement.

GKB's analysis and opinion were prepared for the information and assistance of the Board of Directors of Unitog in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Unitog Common Stock should vote with respect to such transaction. GKB's opinion necessarily is based on the conditions and circumstances as they existed on January 9, 1999 and can be evaluated as of such date; events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. GKB was not asked to, nor did it, express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for Unitog or the effect of any other transaction in which Unitog might engage.

The following is a summary of the principal analyses performed by GKB and reported to the Unitog Board.

Common Stock Performance. GKB's analysis of Unitog's and Cintas' common stock performance consisted of a historical analysis of the relative trading prices of Unitog, Cintas, the S&P 500 Index, and a customized index of comparable textile rental companies including G&K Services, Inc., UniFirst Corporation and Angelica Corporation. GKB believes that the indexed companies were comparable to Unitog and Cintas in terms of products and services offered, markets served and prospects. During the three year period ending January 7, 1999, Unitog underperformed both the S&P 500 Index and the comparable company index by 84.5% and 26.2%, respectively. During the same period, Cintas outperformed both the S&P 500 Index and the comparable company index by 117.0% and 175.3%, respectively.

GKB's analysis also considered the high and low closing prices for Unitog Common Stock and Cintas Common Stock over the one-year and three-year periods ended January 7, 1999. On December 30,1998, Unitog Common Stock reached a one-year high closing price of $29.13 and on October 27, 1998, reached a one-year low closing price of $17.50. On October 17, 1996, Unitog Common Stock reached a three-year high closing price of $32.06 and on October 27, 1998, reached a three-year low closing price of $17.50. These compare to the implied price for Unitog of $37.28 to $39.35, based on the Conversion Number, using the January 7, 1999 Cintas closing price of $71.31, and a Merger value for Unitog of $36.00 to $38.00. On January 7, 1999, Cintas' Common Stock reached a one-year high closing price of $71.31 and on February 5, 1998, reached a one-year low closing price of $40.00. On January 7, 1999, Cintas Common Stock reached a three-year high closing price of $71.31 and on January 15, 1996, reached a three-year low closing price of $21.06.

GKB also analyzed the volume of shares traded at various prices. For Unitog Common Stock, the volume-weighted average price for the twelve months ending November 27, 1998, on the trading day before the announcement, was $21.16. This period was chosen to exclude shares traded after the announcement that Unitog had hired investment bankers to review strategic alternatives. For Cintas, the volume-weighted average price for the twelve months ending January 7, 1999 was $50.57.

Historical Exchange Ratio Analysis. GKB's analysis of the historical exchange ratio between Unitog Common Stock and Cintas Common Stock consisted of a twelve month comparison. During the twelve-month period ended January 7, 1999, the exchange ratio reached a high of 0.5520 and a low of 0.3251. The mean exchange ratio for this period was 0.4393 and the median was 0.4391. This compares to an implied exchange ratio (Conversion Number of 0.5227 to 0.5508), based on a Merger value for Unitog of $36.00 to $38.00 and a Cintas January 7, 1999 closing price of $71.31.

Discounted Cash Flow Analysis. GKB performed a discounted cash flow analysis of the unlevered free cash flows of Unitog's projected five-year financial performance estimates, which were prepared by Unitog's management. For the purposes of this analysis, GKB applied a weighted average cost of capital of 10%, 10.5% and 11%. GKB calculated terminal values both by applying an EBITDA multiple of 7.0x to the projected EBITDA of Unitog in fiscal year 2004 and by applying a 5% terminal growth rate to the projected free cash flow in fiscal year 2004. From these assumptions, GKB calculated per share equity values for Unitog ranging from $23.56 to $30.58 with an average value of $27.18.

Comparable Company Analysis. No company utilized in the comparable company analysis is identical to Unitog or Cintas. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could affect the public trading value of Unitog, Cintas and other publicly traded companies that GKB deemed comparable to Unitog and Cintas. Mathematical analysis is not in itself a meaningful method of using comparable transaction data.

GKB analyzed selected financial, operating and stock market data of Unitog, Cintas and three companies deemed by GKB to be reasonably comparable to Unitog and Cintas in terms of products and services offered, markets served and prospects: G&K Services, Inc., UniFirst Corporation and Angelica Corporation (the "Comparable Companies").

GKB examined certain publicly available financial and market trading data of the Comparable Companies including firm value (equity value plus total net debt) as a multiple of the latest-twelve-month ("LTM") revenues, EBITDA and EBIT and price to earnings ratios ("P/E's") based on estimated and projected Earnings Per Share ("EPS") for the calendar years ending 1998 and 1999. For purposes of computing pricing multiples for Unitog implied in the Merger, the value of Unitog was assumed to be $36.00 to $38.00 per share. Latest-twelve-months financial data for Unitog incorporates management's projection for the twelve months ended January 31, 1999, excluding the results from certain operations which were sold during this period.

This analysis resulted in (i) a range of multiples of firm value to LTM revenues of 0.5x to 2.5x with a mean of 1.4x and a median of 1.1x for the Comparable Companies, compared to 1.6x to 1.7x for Unitog under the Merger, (ii) a range of multiples of firm value to LTM EBITDA of 5.9x to 11.8x with a mean of 7.9x and a median of 5.9x, compared to 1.3x to 10.7x for Unitog under the Merger, (iii) a range of firm value to LTM EBIT of 8.8x to 17.5x with a mean of 12.0x and a median of 9.7x, compared to 17.7x to 18.5x for Unitog under the Merger, (iv) a range of multiples of 1998E EPS of 13.0x to 30.7x with a mean of 20.9x and a median of 19.0x, compared to 29.0x to 30.6x for Unitog under the Merger, (v) a range of multiples of 1999E EPS of 12.6x to 25.6x with a mean of 18.0x and a median of 15.7x, compared to 26.0x to 27.4x for Unitog under the Merger. EPS estimates for the Comparable Companies were based on the Institutional Broker Estimate System (IBES).

Comparable Transaction Analysis. No merger or acquisition transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Unitog and Cintas and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis is not in itself a meaningful method of using comparable transaction data.

GKB performed an analysis of five merger and acquisition transactions involving companies in the textile services industry that occurred between April 1, 1996 and January 7, 1999. Multiples of firm value to revenue were calculated for these transactions, which resulted in a range of multiples from 0.6x to 1.3x, with a mean of 1.0x and a median of 1.1x, compared with a firm value to revenue multiple of 1.6x to 1.7x for Unitog based on a Merger value of $36.00 to $38.00 per share.

Acquisition Premiums Analysis. GKB analyzed the premiums paid for 130 recent mergers and acquisitions of publicly traded companies with transaction values in the range of $300 million to $600 million that were executed between January 7, 1997 and January 7, 1999. The mean and median premium paid over the targets' stock prices four weeks before the announcement date, one week before the announcement date and one day before the announcement date were 39.3% and 32.9%, 32.6% and 29.4%, and 27.8% and 22.5%, respectively. The premium of Unitog Merger value ($36.00 to $38.00) over the Unitog closing price on November 30, 1998, the last trading day before the announcement of the hiring of investment bankers to evaluate strategic alternatives, was 65.5% to 74.7%.

The summary set forth above does not purport to be a complete description of the analyses performed by GKB, but describes, in summary form, the principal elements of the analyses performed by GKB in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. GKB did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, GKB considered the results of the analyses in light of each of the other analyses and the other information available and ultimately reached its opinion based on the results of the analyses and other information taken as a whole. GKB did not place particular reliance or weight on any individual factor, but instead concluded that, taken as a whole, the analyses and other information supported its opinion. Accordingly, notwithstanding the separate factors summarized above, the analyses must be considered as a whole, and selecting portions of the analysis and the factors considered by GKB, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying GKB's opinion. The analyses performed by GKB are not necessarily indicative of actual values or future results, which may be materially more or less favorable than suggested by such analyses.

GKB was selected to render an opinion in connection with the Merger based upon its knowledge and familiarity with Unitog and its industry as well as GKB's qualifications, expertise and reputation, including the fact that it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwriting, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Pursuant to a letter agreement between Unitog and GKB dated September 18, 1998, GKB was entitled to a fee of $75,000 upon delivering its opinion. Upon consummation of the Merger, GKB is entitled to total cash compensation of approximately $1.54 million to $1.75 million, assuming a Unitog Merger value of $36.00 to $38.00 and a Cintas Share Price between $52.00 and $66.43. GKB has received a monthly retainer of $4,500 since being engaged by Unitog. These retainers, as well as the $75,000 fee for the opinion, will be credited against the total fee to be paid at closing. Unitog has agreed to reimburse GKB for out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify GKB for liabilities and expenses arising out of the Merger or transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with GKB, which are customary in transactions of this nature, were negotiated at arm's length between Unitog and GKB, and the Unitog Board was aware of such arrangement.

GKB has previously rendered financial advisory and investment banking services to Unitog for which it has received customary compensation. William D. Thomas, a member of Unitog's Board of Directors, is a vice president of GKB and a director and officer of George K. Baum Group, Inc., a holder of 661,870 shares of Unitog Common Stock. G. Kenneth Baum, also a member of Unitog's Board of Directors, is an employee of GKB and a director, officer and shareholder of George K. Baum Group, Inc. See "Interests of Certain Persons in the Merger -- Affiliation with Financial Advisor". In the ordinary course of securities business, GKB and its affiliates may hold or actively trade the securities of Unitog or Cintas for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, GKB makes a market in Unitog Common Stock on the Nasdaq National Market.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences of the Merger to holders of Unitog Common Stock. The discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated thereunder, published administrative rulings and pronouncements and judicial decisions in effect as of the date of this Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect.

This discussion is for general information only and does not address every aspect of the federal income tax laws that may be relevant to certain Unitog stockholders in light of their personal investment circumstances, nor does it address the effects of any state, local or foreign tax laws on the Merger. The tax treatment of a Unitog stockholder may vary depending upon the stockholder's particular situation, and certain stockholders (including, for example, insurance companies, tax-exempt organizations, financial institutions and broker-dealers, and individuals who received Unitog Common Stock pursuant to the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed below. In addition, the discussion relates to persons who hold Unitog Common Stock as capital assets.

Consummation of the Merger is conditioned upon the receipt by Cintas of an opinion from Keating, Muething & Klekamp, P.L.L., its counsel, and by Unitog of an opinion from Bryan Cave LLP, as its special tax counsel, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. These opinions will be based on facts existing at the time the Merger becomes effective and on certain representations as to factual matters made by Cintas and Unitog. If the representations are incorrect in any material respects, it could jeopardize the conclusions reached in the opinions. Neither Cintas nor Unitog is aware of any facts or circumstances which would cause any of its representations made to counsel to be untrue or incorrect in any material respect. An opinion of counsel is not binding on the Internal Revenue Service or the courts. Further, no ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the Merger. As a result, the Internal Revenue Service may disagree with the federal income tax consequences discussed below.

Based on the opinions discussed above, the material federal income tax consequences that will result from the Merger are:

     1. A Unitog stockholder will not recognize any income, gain or loss as a result of the receipt of Cintas Common Stock pursuant to the Merger, except for cash received in lieu of a fractional share of Cintas Common Stock.

     2. The tax basis of a Unitog stockholder in the Cintas Common Stock received pursuant to the Merger, including any fractional share interest in Cintas Common Stock for which cash is received, will equal the Unitog stockholder's tax basis in the Unitog Common Stock exchanged.

     3. The holding period of a Unitog stockholder for the Cintas Common Stock received pursuant to the Merger will include the holding period of the Unitog Common Stock surrendered.

     4. A Unitog stockholder who receives cash in lieu of a fractional share interest in Cintas Common Stock pursuant to the Merger will be treated as if the fractional shares were actually issued by Cintas as part of the exchange and then redeemed by Cintas for cash. These cash payments will be treated as having been received in exchange for the redeemed fractional share interests under Section 302(a) of the Code. The receipt of such cash payments will generally result in capital gain or loss in an amount equal to the difference between the amount of cash received and the basis of the fractional Cintas Common Stock.

     5. No income, gain or loss will be recognized by Unitog, Cintas or its subsidiary as a result of the Merger.

The foregoing discussion is only a summary and is not a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval of the Merger Agreement. You are urged to consult your own tax advisor in determining the federal, state, local and foreign income tax consequences, and any other tax consequences, of the Merger to you.

FEDERAL SECURITIES LAW CONSEQUENCES

All shares of Cintas Common Stock received by Unitog stockholders in the Merger will be freely transferable. However, shares of Cintas Common Stock received by any person who is deemed to be an "affiliate" (as such term is defined under the Securities Act of 1933) of Unitog prior to the Merger or of Cintas after the Merger may be resold by them only in compliance with the volume and manner-of-sale requirements of Rules 144 and 145 under the Securities Act. Affiliates of Cintas will be governed by additional provisions of Rule 144. Affiliates of Cintas or Unitog generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

CERTAIN EFFECTS OF THE MERGER

Cintas' subsidiary will be merged with and into Unitog, with Unitog surviving the Merger and becoming a wholly-owned subsidiary of Cintas. Stockholders of Unitog will become stockholders of Cintas. As of the effective time of the Merger, Unitog Common Stock will no longer be traded on Nasdaq, and the registration of Unitog Common Stock under the Securities Exchange Act of 1934 will be terminated.

At the effective time of the Merger, the certificate of incorporation and bylaws of Unitog shall be amended and Unitog's board of directors and executive officers will become composed of individuals designated by Cintas who are not expected to include current directors or executive officers of Unitog.

CONDUCT OF BUSINESS IF MERGER NOT CONSUMMATED

If the Merger is not consummated, Unitog will continue its current operations. However, for reasons discussed under the caption, "THE MERGER -- Background of the Merger," Unitog may continue to explore strategic alternatives, including a business combination or sale of Unitog.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the Unitog Board with respect to the Merger, stockholders of Unitog should be aware that executive officers and directors of Unitog have certain interests in the Merger, described below, that are separate from and in addition to the interests of stockholders of Unitog generally. The Unitog Board was aware of these interests and took them into account in approving the Merger Agreement and the transactions contemplated thereby.

Severance Agreements for Unitog Executive Officers

Unitog's executive officers are parties to severance agreements with Unitog which provide that if their employment is terminated within two years after the Merger for reasons other than misconduct, disability or death or they elect to resign because of (i) a material adverse change of their responsibilities, authority, status, position, offices, titles, duties or reporting requirements,
(ii) an adverse change in annual compensation or benefits or (iii) a requirement to relocate in excess of fifty miles from their current employment, they shall receive, in addition to all compensation due and payable to or accrued as of the date of the termination, a lump sum payment. The lump sum payable in such circumstances to Unitog's Chairman, President and Chief Executive Officer, Randolph K. Rolf, would equal 2.99 times his "base amount" of compensation (as defined by Section 280(b)(3) of the Code), which is $313,817, and would result in a lump sum payment of $938,313. The lump sum payable in such circumstances to three other Unitog executive officers, Terence C. Shoreman, J. Craig Peterson and Robert M. Barnes, is equal to two times their "annual compensation" (as defined in their severance agreements), which is $325,094, $274,402 and $184,503, respectively, and would result in lump sum payments (subject to limitations relating to Code Section 280G applicable to Messrs. Shoreman and Barnes) of $502,250, $548,804 and $319,322, respectively. The lump sum payable in such circumstances to the remaining Unitog executive officers, G. Jay Arrowsmith and Ronald J. Harden, is equal to their "annual compensation" (as defined in their severance agreements), which is $179,601 and $136,163, respectively, and would result in lump sum payments of such amounts.

Stock Option Plans


All options outstanding, including those held by executive officers and directors of Unitog, under the Unitog 1997 Stock Option Plan vest immediately upon the consummation of the Merger which would result in vesting of options for 21,750 Unitog shares held by executive officers and directors. All options outstanding (including those held by executive officers of Unitog) under the Unitog 1992 Stock Option Plan vest in full if the participant's employment is voluntarily or involuntarily terminated within one year after the Merger, which could result in vesting of options for 12,125 Unitog shares for the executive officers. In the event of such termination, such options would be settled by the payment to the participant of an amount equal to the excess, if any, of the aggregate fair market value of the shares subject thereto on the date of Merger over the exercise price of the option which, based upon an assumed fair market value of $37.87, could result in maximum aggregate payments of approximately $187,080 to the executive officers with respect to previously unvested options.

Affiliation with Financial Advisor

Unitog directors G. Kenneth Baum and William D. Thomas have certain affiliations with George K. Baum & Company ("GKB"), one of Unitog's financial advisors with respect to the Merger. Mr. Baum is an employee and Mr. Thomas is a vice president of GKB and both Mr. Baum and Mr. Thomas are affiliated with George K. Baum Group, Inc., which holds 661,870 shares of Unitog Common Stock. In connection with GKB's role as a financial advisor in the Merger, Unitog has agreed to pay GKB a fee of approximately $1.54 million to $1.75 million, all of which except for $125,000 is contingent upon consummation of the Merger. See "THE MERGER -- Opinions of Financial Advisors".

Outside Director Fee/Stock Program

Each outside director of Unitog, pursuant to the Outside Director Fee/Stock Program, is given the opportunity to elect to take all or a portion of their director fees in Unitog stock rather than in cash. Shares earned in a calendar year are issued after the end of the current calendar year. All six of Unitog's outside directors participate in the program and one former director has unissued shares accrued for his benefit under the Plan. The Merger would constitute a "change of control" under such program, and would cause all accrued but unissued shares to be issued immediately upon completion of the Merger. The total number of shares of Unitog Common Stock subject to accelerated issuance under such program is 910 shares.

Directors' and Officers' Indemnification and Insurance

The Merger Agreement provides that, after the Merger, Unitog, as the surviving corporation, is obligated to indemnify each present and former director and officer of Unitog and /or its subsidiaries against any liabilities arising out of actions or omissions in their capacity as such at or prior to the effective time of the Merger, to the full extent as permitted under applicable law. Unitog is also obligated to maintain directors' and officers' liability insurance, comparable to that maintained prior to the Merger for five years after the Merger.

REGULATORY FILINGS AND APPROVALS

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Cintas and Unitog each filed premerger notification and report forms with the FTC and Antitrust Division on January 26, 1999, and early termination of the waiting period was granted on February 5, 1999. At any time before or after consummation of the Merger, and notwithstanding the satisfaction of the HSR Act requirements, the FTC or the Antitrust Division or any state could take action under the federal or state antitrust laws to seek to enjoin consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws. Based on the information available to them, each of Cintas and Unitog believes that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or that, if such challenge were made, Cintas and Unitog would prevail.

                              THE MERGER AGREEMENT

The description of the Merger Agreement set forth below is not complete. For full information, you should read the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A.

TERMS OF THE MERGER

The Merger. A subsidiary of Cintas will merge with and into Unitog, the separate corporate existence of the subsidiary will cease, and Unitog will continue as the surviving corporation and will be a wholly-owned subsidiary of Cintas.

Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, Cintas and Unitog will complete the Merger by filing a Certificate of Merger with the Secretary of State of Delaware (the time of such filing being the "Effective Time").

Conversion of Unitog Common Stock in the Merger. At the Effective Time, shares of Unitog Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by Cintas or any subsidiary of Cintas) will be converted into the right to receive validly issued, fully paid and nonassessable shares of Cintas Common Stock. The Conversion Number is determined by dividing the "target" Unitog Share Price ("Unitog Share Price") of $38 (reduced to $37.87 for certain environmental liability estimates described below) by the Cintas Share Price, subject to certain adjustments to the Cintas Share Price if it is less than $52 or more than $66.43.

Effect of Cintas Share Price Fluctuation

     - If the Cintas Share Price is greater than $66.43, the Cintas Share Price used to determine the Conversion Number is deemed to be $66.43 plus one-half of the amount by which the Cintas share price is greater than $66.43 (and thereby results in a value of more than $37.87 per Unitog share based upon the Cintas Share Price).

     - If the Cintas Share Price is equal to or between $52 and $66.43, each Unitog share would be exchanged for Cintas Common Stock with a $37.87 value (based upon the Cintas Share Price).

     - If the Cintas Share Price is less than $52, the Cintas share price used to determine the Conversion Number is deemed to be $52 (and thereby results in a value of less than $37.87 per Unitog share based on the Cintas Share Price), but in such event the Unitog Board has the right to terminate the Merger Agreement as discussed under " -- Termination -- Conditions to Termination" below. The Unitog Board is not required to exercise this right and does not currently intend to resolicit stockholder approval should it decide not to exercise such right. THEREFORE, UNITOG STOCKHOLDERS COULD RECEIVE MERGER CONSIDERATION VALUING THEIR SHARES OF UNITOG COMMON STOCK AT LESS THAN $37.87 PER SHARE.

Effect of Environmental Liability Reduction

     - The "target" Unitog Share Price of $38 was subject to reduction if certain environmental liability estimates, determined in accordance with the Merger Agreement on an after tax, net present value basis, exceeded $570,000 (any such reduction, an "Environmental Estimate Reduction"). The Environmental Estimate Reduction reduces the "target" $38 Unitog Share Price by $0.01 for each $100,000 of such excess, subject to certain conditions.

     - The Environmental Estimate Reduction has been determined to be $0.13 per share, thereby reducing the $38 Unitog Share Price to $37.87.

Assumption of Outstanding Stock Options. After the Effective Time, each outstanding stock option of Unitog Common Stock by virtue of the Merger Agreement will become an option to acquire the number of shares of Cintas Common Stock equal to the number of shares of Unitog Common Stock subject to the option multiplied by the Conversion Number (rounded up or down to the nearest whole share). The price per share of each option will equal the option price per share of Unitog Common Stock subject to the option in effect immediately before the Effective Time divided by the Conversion Number (rounded up to the nearest full cent).

Fractional Shares. No fractional shares of Cintas Common Stock will be issued in the Merger. Instead, Cintas will pay each Unitog stockholder who would otherwise have been entitled to a fractional share of Cintas Common Stock an amount equal to such fraction multiplied by the Cintas Share Price.

EXCHANGE OF CERTIFICATES

Exchange Agent. The Fifth Third Bank, Cincinnati, Ohio, the transfer agent for Cintas Common Stock, will act as exchange agent for the Merger.

Exchange Procedures. As soon as reasonably practicable after the Effective Time, Cintas will instruct the Exchange Agent to mail to each record holder of Unitog Common Stock at the Effective Time a letter of transmittal and instructions for exchanging certificates representing Unitog Common Stock for certificates evidencing Cintas Common Stock. You will have to follow the instructions and surrender your certificates for Unitog Common Stock, together with the properly executed letter of transmittal, and any other required documents, to the Exchange Agent. You then will be entitled to receive (i) certificates for that number of whole shares of Cintas Common Stock which you have the right to receive in the Merger, (ii) any dividends or other distributions on the Cintas Common Stock declared or made after the Effective Time to which you may be entitled, and (iii) cash in respect of any fractional share of Cintas Common Stock. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of Unitog Common Stock will be deemed, for all corporate purposes other than the payment of dividends, and subject to the payment of cash in lieu of fractional shares, to evidence the ownership of the number of whole shares of Cintas Common Stock into which such shares of Unitog Common Stock have been converted.

Distributions With Respect to Unexchanged Shares. If any dividends or other distributions are declared or made after the Effective Time on shares of Cintas Common Stock, you will not receive them until you surrender your Unitog stock certificates. When you do surrender your certificates, Cintas will pay you, without interest, any dividends or other distributions with a record date after the Effective Time previously paid to holders of Cintas Common Stock.

Transfers of Ownership. If you want any certificate for shares of Cintas Common Stock to be issued in a name other than that in which the Unitog certificate surrendered in exchange is registered, your Unitog certificate must be properly endorsed and otherwise in proper form for transfer. You also must pay to Cintas or its agent any resulting transfer or other tax, or establish to the satisfaction of Cintas that such tax has been paid or is not payable.

Escheat and Withholding. Neither Cintas nor Unitog will be liable to you for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Cintas or the Exchange Agent will deduct from the Merger Consideration paid to you any amounts that Cintas or the Exchange Agent is required to withhold under any provision of federal, state, local or foreign tax law.

Lost, Stolen or Destroyed Certificates. The Exchange Agent will issue Cintas Common Stock in exchange for a lost, stolen or destroyed Unitog stock certificate upon receipt of an affidavit of that fact by the owner of the certificate. However, Cintas will require you to deliver a reasonable indemnity bond against any claim that may be made against Cintas or the Exchange Agent with respect to a certificate alleged to have been lost, stolen or destroyed.

DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO UNITOG STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME EXPLAINING HOW TO EXCHANGE UNITOG CERTIFICATES FOR CINTAS CERTIFICATES. YOU SHOULD NOT SEND IN YOUR UNITOG STOCK CERTIFICATES UNTIL YOU RECEIVE YOUR TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

The Merger Agreement contains various representations and warranties of Unitog and of Cintas. Those relate, among other things, to the following matters (which, in certain cases, are subject to specified exceptions):

     1. Corporate Status; Capital Stock. The organization, good standing, qualification and capitalization are as described in the Merger Agreement and, except as stated, there are no commitments by Unitog to issue capital stock;

     2. Approvals and Filings. Certain governmental and regulatory approvals and filings are required to complete the Merger including the following: compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); filings under federal securities laws; the filing of a Certificate of Merger with the Secretary of State of Delaware and other appropriate documents with those states where Unitog is authorized to do business; filings or consents, if any, required under environmental, health or safety laws; and filings or consents under state securities laws;

     3. Absence of Conflict. The Merger will not conflict with charter documents, laws or agreements to which such party is subject. The only consents required for the completion of the Merger are as set forth except for those which might not reasonably be expected to have a change, event, occurrence or state of facts which is or which would reasonably be expected to lead to an adverse change in the consolidated balance sheet or facilities of Unitog or any of Unitog's subsidiaries, or Cintas and its subsidiaries, as the case may be, which is material to Unitog and its subsidiaries, or Cintas and its subsidiaries, taken as a whole, as the case may be, and except as disclosed to the other party as described in the Merger Agreement (a "Material Adverse Effect");

     4. Accuracy of Reports and Financial Statements. Each party has filed its required reports and documents with the Securities and Exchange Commission. There are no material misstatements contained in those filings. Certain financial statements included in those filings comply with applicable rules and have been prepared in accordance with generally accepted accounting principles, and there are no undisclosed liabilities that could reasonably be expected to have a Material Adverse Effect;

     5. Conduct of Business. Since the beginning of fiscal year 1999 (as of the date of the Merger Agreement) and until completion of the Merger, each party has conducted its business in the ordinary course and there has been an absence of certain changes or events, including the occurrence of a Material Adverse Effect;

     6. Absence of Material Untrue Statements. There are no material untrue statements in this Proxy Statement/Prospectus or the Registration Statement filed with the Securities and Exchange Commission of which it is a part; and

     7. Other Matters. The Merger Agreement also includes representations and warranties dealing with employee relations, benefit plans, title to properties owned by Unitog, compliance with laws, the absence of litigation that would have a Material Adverse Effect, insurance, intellectual property rights, contracts, taxes, the validity and standing of any required permits and authorizations, compliance with environmental laws, maintenance of books and records, Year 2000 compliance, state takeover statutes and customers.

CONDUCT OF BUSINESS PENDING THE MERGER

Conduct of Business of Cintas and Unitog. Prior to the Effective Time, each of Cintas and Unitog will conduct its business and day to day operations in the ordinary and usual course of business, consistent with past practice, and will seek to preserve intact its business organization and goodwill and keep in full force and effect all of its material rights. Specifically, the Merger Agreement provides that neither Cintas nor Unitog will do the following without the consent of the other:

     1. Amend its Certificate or Articles of Incorporation or Bylaws;

     2. Except under its employee and director stock option plans and, with respect to Cintas only, except in connection with acquisitions of stock or assets of other businesses, issue any of its capital stock or securities convertible or exchangeable into its capital stock;

     3. Except under existing employee benefit plans, redeem, repurchase or acquire any of its outstanding capital stock;

     4. Change its capital stock or declare, set aside or pay any dividend or distribution, except with respect to regular dividends consistent with past practice;

     5. Take any action or fail to take any action that would prevent or impede the Merger from qualifying for "pooling of interests" accounting treatment or from qualifying as a tax-free reorganization under the Code;

     6. Take any action that would render a representation or warranty in the Merger Agreement to be untrue;

     7. Take any action that would cause any condition of the Merger Agreement to not be satisfied; or

     8. Propose to or announce an intention to do any of the foregoing.

Limitations on Conduct of Business Applicable to Unitog. Unitog will not, without the prior written consent of Cintas:

     1. Except for the Merger, adopt a plan of liquidation, dissolution or merger;

     2. Make new grants or awards under its benefit plans or increase the salaries of directors, officers or key employees (other than customary increases to key employees in amounts not in excess of 5%);

     3. Except in the ordinary course of business, consistent with past practice, incur or guarantee debt or make loans, advances or capital contributions to any person other than a wholly-owned subsidiary;

     4. Make any acquisition, through merger, consolidation or otherwise;

     5. Make any capital expenditure or commitment in excess of $100,000; or

     6. Purchase any shares of Unitog Common Stock under any current stock repurchase plan or otherwise purchase any Unitog Common Stock.

No Solicitation. The Merger Agreement provides that Unitog will not, directly or indirectly, take any actions designed to facilitate a proposal from any person to acquire 51% or more of Unitog's common stock or Unitog's assets or any proposal or offer for a merger or other business combination with Unitog, other than the Merger (an "Acquisition Proposal"), or participate in discussions or negotiations regarding an Acquisition Proposal. However, if the Board of Directors of Unitog, after consultation with financial and legal advisors, reasonably believes that it has received a bona fide proposal which is more favorable financially to Unitog than the Merger (a "Superior Proposal"), Unitog may furnish information and access to the person submitting the Superior Proposal and may negotiate with such person.

ADDITIONAL AGREEMENTS

Access to Information; Confidentiality. Upon reasonable notice and subject to any other agreement by which it is bound, each of Unitog and Cintas will afford the other reasonable access to its properties, books, contracts, commitments and records and will furnish promptly to the other all information concerning its business, properties and personnel as the other may reasonably request. Each party has agreed to keep such information confidential.

Indemnification; Insurance. After the Effective Time, Cintas will, and will cause Unitog to, indemnify and hold harmless each present and former director of Unitog or any of its subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring prior to the Effective Time. No indemnification is required where a judgment or final adjudication established that his or her acts or omissions (i) were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action or (ii) arose out of, were based upon or were attributable to the gaining in fact of any financial profit or other advantage to which he or she was not entitled. Unitog will maintain directors' and officers' liability insurance comparable to that maintained prior to the Merger for five years after the Merger.

Employees. Except as stated, for two years after the Effective Time, Cintas will maintain all programs and benefits for employees of Unitog and its subsidiaries who are not subject to collective bargaining. Such programs and benefits will be on terms no less favorable in the aggregate than those of Unitog at the Effective Time. Cintas will recognize the length of service of Unitog employees with Unitog or its subsidiaries with respect to all of Cintas' benefit plans except for the Cintas Partners' Plan. Cintas and Unitog will also honor and assume all stated retention programs, severance plans and noncompetition and severance agreements of Unitog.

Further Action/Tax Treatment. Cintas and Unitog will use all commercially reasonable efforts to consummate as promptly as practicable the transactions contemplated by the Merger Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to their obligations under the Merger Agreement. In addition, each of the parties has agreed to use its commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from so qualifying.

Treatment of Options. Options to purchase Unitog Common Stock become rights to purchase shares of Cintas Common Stock as discussed under "-- Terms of the Merger -- Outstanding Stock Options" above.

Accountants' Letters. Each of Unitog and Cintas will use its best efforts to cause KPMG LLP and Ernst & Young LLP, respectively, to deliver letters to Cintas and Unitog, respectively, covering such matters as are requested by Cintas or Unitog, as the case may be, and as are customarily addressed in accountants' "comfort" letters.

Pooling Accounting Treatment. Cintas and Unitog have each agreed not to take any action that would reasonably be expected to adversely affect the ability of Cintas to treat the Merger as a pooling of interests.

CONDITIONS TO THE MERGER


Conditions to Obligation of Each Party to Effect the Merger. The obligations of Cintas and Unitog to complete the Merger are subject to the satisfaction, at or prior to the Effective Time, of various conditions, including:


     1. Stockholder Approval. The Merger Agreement must have been approved by the requisite vote of the stockholders of Unitog;

     2. Listing. The Cintas Common Stock issuable in the Merger must be listed on Nasdaq, upon official notice of issuance;

     3. Injunction. There must not be in effect any law or any judgment directing that the Merger not be consummated;

     4. Registration Statement. The Registration Statement of which this Proxy Statement/Prospectus forms a part must be effective under the Securities Act of 1933 and must not be subject to any stop order;

     5. Accountants Letters. Cintas and Unitog must each have received a letter from their respective independent accountants that the Merger will qualify for "pooling of interests" accounting treatment; and

     6. Financial Advisors' Opinions. Unitog must receive letters from its financial advisors to the effect that their opinions that the Merger Consideration is fair to Unitog's stockholders, other than Cintas, are in full force and effect.

Additional Conditions to Obligation of Cintas to Effect the Merger. The obligation of Cintas to complete the Merger is subject to the satisfaction, at or prior to the Effective Time, of various conditions, including:

     1. Representations and Warranties True. The representations and warranties of Unitog contained in the Merger Agreement must be true and correct in all respects on and as of the Effective Time, except where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect;

     2. Covenants Performed. Unitog must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement;

     3. Consents and Filings Made. Unitog must have obtained all material required consents, waivers, approvals, authorizations or orders from governmental authorities, and made all material required filings, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Unitog or Cintas; and

     4. Tax Opinion Received. Cintas must receive an opinion from Keating, Muething & Klekamp, P.L.L. dated the Effective Time to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Additional Conditions to Obligation of Unitog to Effect the Merger. The obligation of Unitog to effect the Merger is subject to additional conditions, including:

     1. Representations and Warranties True. The representations and warranties of Cintas contained in the Merger Agreement must be true and correct in all respects on and as of the Effective Time, except where the failure could not reasonably be expected to have a Material Adverse Effect;

     2. Covenants Performed. Cintas must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement;

     3. Consents and Filings Made. Cintas must have obtained all material required consents, waivers, approvals, authorizations or orders, and made all material required filings, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Cintas; and

     4. Tax Opinion Received. Unitog must receive an opinion from Bryan Cave LLP dated the Effective Time to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

TERMINATION

Conditions to Termination. Subject to notice requirements and rights to cure defaults or breaches, the Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding its approval by the stockholders of
Unitog:

     1. by mutual written consent authorized by the Boards of Directors of Cintas and Unitog; or

     2. by Cintas or Unitog if the Merger is not completed by June 30, 1999; or

     3. by Cintas or Unitog if there is a nonappealable final order, decree or ruling or other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     4. by Cintas or Unitog if the requisite vote of the stockholders of Unitog is not obtained; or

     5. by Cintas for any misrepresentation, breach of warranty or failure to perform a covenant by Unitog which misrepresentation, breach of warranty or failure to perform a covenant, together with all other misrepresentations, breaches and failures to perform, would have a material adverse effect on the value of Cintas; or

     6. by Cintas if Unitog's Board of Directors materially modifies or changes its recommendation regarding the Agreement or the Merger in a manner adverse to Cintas; or

     7. by Unitog for any misrepresentation, breach of warranty or failure to perform a covenant by Cintas which misrepresentation, breach of warranty or failure to perform a covenant, together with all other misrepresentations, breaches and failures to perform, would have a material adverse effect on the value of Unitog; or

     8. by Unitog if Unitog's Board of Directors in its exercise of good faith judgment as to its fiduciary duties to Unitog stockholders and after consultation with legal counsel determines that termination is required because it has received a Superior Proposal, and Cintas has, after five business days' notice, failed to make a proposal that meets or is more favorable than such Superior Proposal; or

     9. by Unitog if the Cintas Share Price is less than $52.00.

Termination Fees. If (i) there is a termination by Unitog resulting from its receipt of a Superior Proposal which is not met or exceeded by Cintas, or (ii) there is an acquisition proposal and either there is a termination (A) by Unitog or Cintas due to the failure of Unitog's stockholders to approve the Merger or
(B) by Cintas because Unitog's Board of Directors withdraws or materially modifies or changes its recommendation of the Merger Agreement in a manner adverse to Cintas, Unitog is obligated to pay Cintas a termination fee of $10,960,867.

AMENDMENT AND WAIVER

The Merger Agreement may be amended in writing by the parties at any time prior to the Effective Time. After approval of the Merger by the stockholders of Unitog, no amendment may be made which changes the consideration to be received by Unitog stockholders in exchange for Unitog common stock or which changes any terms and conditions of the Merger Agreement in a manner which would adversely affect Unitog stockholders without further stockholder approval.

At any time prior to the Effective Time, any party to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of another party, waive any inaccuracies in the representations and warranties of another party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any of the agreements or conditions of another party contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound.

                        COMPARISON OF STOCKHOLDER RIGHTS

The rights of Cintas stockholders are governed by the Washington Business Corporation Act, the Restated Articles of Incorporation (the "Cintas Articles") and Bylaws of Cintas (the "Cintas Bylaws"). The rights of Unitog stockholders are governed by the Delaware General Corporation Law, the Second Restated Certificate of Incorporation of Unitog (the "Unitog Certificate") and the Fourth Amended and Restated Bylaws of Unitog (the "Unitog Bylaws"). Upon completion of the Merger, Unitog stockholders will become Cintas stockholders. The following is a summary of the principal differences between the current rights of the Unitog stockholders and those of Cintas stockholders following the Merger.

The following summary is qualified in its entirety by reference to the Washington Business Corporation Act, the Delaware General Corporation Law, the Cintas Articles, the Cintas Bylaws, the Unitog Certificate and the Unitog Bylaws. Copies of the Cintas Articles and the Cintas Bylaws are incorporated by reference herein and will be sent to holders of shares of Cintas Common Stock and Unitog Common Stock upon request to Cintas. See "Where You Can Find More Information".

AUTHORIZED CAPITAL STOCK

Cintas

The authorized capital stock of Cintas consists of 300,000,000 shares of common stock, of which 105,605,319 shares were outstanding at February 1, 1999 and 100,000 shares of preferred stock, none of which are outstanding.

Unitog

The authorized capital stock of Unitog consists of 30,000,000 shares of common stock, of which 9,406,623 shares were issued and outstanding as of February 1, 1999 and 150,000 shares of preferred stock, none of which are outstanding.

BOARD OF DIRECTORS

Cintas

Cintas has eight directors, all elected at each annual shareholders' meeting for a one year term. Cumulative voting in the election of directors is not provided. Nominations are made by the Board or by stockholders in accordance with procedures described in the Cintas Bylaws.

Unitog

The Unitog Bylaws provide that the number of directors shall be no less than three nor exceed twelve with the precise number to be determined by the Board of Directors. Unitog's Board is divided into three classes of equal number as possible. Unitog has seven directors at the present time. Cumulative voting in the election of directors is not provided. Nominations for election to the Unitog Board may be made only by or at the direction of the Board of Directors or by a stockholder of record entitled to vote at stockholder meetings in accordance with nominating provisions found in the Unitog Bylaws.

REMOVAL OF DIRECTORS

Cintas

Directors may be removed only for cause by the affirmative vote of two-thirds of outstanding shares.

Unitog

Directors may be removed for cause by the affirmative vote of a majority of outstanding shares and without cause by the affirmative vote of two-thirds of outstanding shares.

AMENDMENT OF GOVERNING DOCUMENTS

Cintas

The Cintas Articles may be amended by the affirmative vote of a majority of outstanding shares. The Cintas Bylaws may be amended by the Board of Directors or by the affirmative vote of a majority of outstanding shares.

Unitog

The Unitog Certificate may be amended by an affirmative vote of a majority of the outstanding shares for each class entitled to vote and the authorization of a majority of directors. Any amendments concerning the authorized preferred stock requires an affirmative vote of at least two-thirds of all outstanding shares. The Unitog Bylaws may be amended by a resolution of the Board of Directors or by the affirmative vote of two-thirds of all outstanding shares.

SPECIAL MEETING OF SHAREHOLDERS

Cintas

Special meetings may be called by the Board of Directors, Chairman of the Board, President or by stockholders holding at least 50% of all shares outstanding and entitled to vote.

Unitog

Special meetings may be called by the Board of Directors or by stockholders holding at least 10% of the outstanding common stock.

ANTI-TAKEOVER PROVISIONS

Cintas

The Cintas Articles require that a person acquiring 15% or more of Cintas' outstanding common stock without prior Board approval must offer to purchase all outstanding shares at the higher of the highest price paid by that person, adjusted for a control premium, or the highest recent market price. The Cintas Articles also provide that if a person acquires more than 15% of the stock, any transaction in which that person is involved with Cintas, such as a merger or sale of assets, requires approval by two-thirds of all disinterested shares. Disinterested shares are all outstanding shares other than those owned by the 15% party. The Board of Directors may waive this provision. Washington law provides that significant business transactions, such as mergers and sales of more than 5% of assets, termination of more than 5% of employees, certain issuances of shares, reclassifications and similar matters, cannot be effected with a person who acquires 10% or more of the outstanding stock for a period of five years after the acquisition of that position unless the 10% acquisition is first approved by the Board of Directors.

These provisions may make it more difficult for other persons, without prior approval of Cintas' Board of Directors, to make a tender offer for acquisitions of substantial amounts of Cintas' Common Stock or to initiate other takeover attempts that shareholders might consider to be in their best interest.

Unitog

The Unitog Certificate requires the affirmative vote of at least two-thirds of all classes of stock entitled to vote in an election of directors voting as one class to approve mergers and similar transactions with persons who beneficially own 5% or more of Unitog's outstanding shares.

Delaware corporate law prohibits business combinations with persons who acquire 15% or more of the outstanding voting stock without prior approval of the Board of Directors for a period of three years after the date of acquisition. Business combinations are mergers, sales of assets and other extraordinary corporate transactions. The restriction does not apply if the transaction which causes a person to become an interested stockholder results in that person owning at least 85% of the voting stock or if the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

INDEMNIFICATION

Cintas

Washington Business Corporation Act, Section 23A.08.025, allows indemnification by Cintas to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of Cintas, by reason of the fact that he is or was a director, officer, employee or agent of Cintas, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Cintas and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of Cintas, except that no indemnification shall be made in proceedings in which the person shall have been adjudged to be liable to Cintas. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the stockholders.

Article V of the Cintas Bylaws provides that indemnification shall be extended to any of the persons described above to the full extent permitted by the Washington Business Corporation Act.

Unitog

The Unitog Certificate provides that, except as limited by Delaware law, no director shall be liable to Unitog or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for breaches of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the Delaware General Corporation Law, or (d) for any transactions from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the right of Unitog and its stockholders (through stockholders derivative suits on behalf of Unitog) to recover monetary damages against a director for breach of certain fiduciary duties as director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions may not limit the liability of directors under federal securities laws.

Under Delaware law, directors also have a duty of loyalty to the corporation and its stockholders. The duty of loyalty requires that, in making a business decision, directors act in good faith and in the honest belief that the action taken was in the best interest of the corporation.

Pursuant to the Unitog Bylaws and consistent with Delaware law and the Unitog Certificate, the Unitog Board has the power on behalf of Unitog to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, by reason of the fact that he is or was an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, including attorneys fees to the full extent permitted by Delaware law.

APPRAISAL OR DISSENTER RIGHTS

Cintas

Under the Washington Business Corporations Act, a stockholder is entitled to dissent from and, upon perfection of his or her appraisal rights, to obtain fair value of his or her shares in the event of certain corporate actions, including certain mergers, consolidations, share exchanges, sales of substantially all of the assets of the corporation and amendments to the corporation's articles of incorporation that materially and adversely affects stockholder rights.

Unitog

Rights of appraisal provided under Delaware law do not apply to Unitog pursuant to a statutory exception for corporations whose shares are listed on a national securities exchange.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 1999, information with respect to the beneficial ownership of Unitog Common Stock by each person known by Unitog to be the beneficial owner of more than five percent of the Common Stock, by each present director of Unitog, by certain executive officers of Unitog and by all directors and executive officers of Unitog as a group. Unless otherwise indicated in the notes to this table, the stockholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them.


                                                       VOTING AND INVESTMENT POWER
                                                  --------------------------------------    PERCENT OF
            NAME OF BENEFICIAL OWNER                SOLE         SHARED         OTHER       CLASS (1)
            ------------------------              ---------     ---------    -----------    ----------
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, Maryland 21202                                --            --      1,069,100(2)    11.3%
Fleet Financial Group, Inc.
One Federal Street
Boston, Massachusetts 02110                              --            --        675,500(3)    7.27%
William D. Thomas
120 West 12th Street
Kansas City, Missouri 64105                          39,151(6)    661,870(4)          --        7.5%
G. Kenneth Baum
120 West 12th Street
Kansas City, Missouri 64105                           4,225(6)    661,870(4)          --        7.1%
George K. Baum Group, Inc.
120 West 12th Street
Kansas City, Missouri 64105                         661,870(4)         --             --        7.0%
Randolph K. Rolf
1300 Washington Street
Kansas City, Missouri 64105                         507,000        15,150             --        5.5%
T. Rowe Price Small Cap Value Fund, Inc.
100 E. Pratt Street
Baltimore, Maryland 21202                                --            --        575,000(2)     6.1%
J. Craig Peterson                                    65,950(5)         --             --          *
Terence C. Shoreman                                  54,500(5)         --             --        1.0%
D. Patrick Curran                                    29,377(6)        750             --          *
Robert M. Barnes                                     27,500(5)        750             --          *
John W. Caffry                                        7,372(6)      1,500             --          *
Gerald J. Arrowsmith                                 10,250(5)         --             --          *
Andrew B. Schmitt                                     2,652(6)         --             --          *
Michael R. Boyce                                      2,152(6)         --             --          *
All executive officers and directors as a group
  (12 persons)                                      759,854(5)(6)   687,670           --       16.6%


---------------

* Denotes less than 1%

(1) Applicable percentage of beneficial ownership is based on 9,406,623 shares of Unitog common stock outstanding as of February 1, 1999, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission. The number of shares beneficially owned by a person includes shares of Unitog common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 1, 1999. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person.


(2) According to a Schedule 13G, dated February 12, 1999, T. Rowe Price Associates, Inc. ("Price Associates") beneficially owned 1,069,100 shares as of December 31, 1998. Price Associates has sole investment power as to all such shares and has sole voting power as to 193,000 of such shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. (which has sole voting power as to 575,000 of such shares, representing 6.1% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.


(3) According to a Schedule 13G, dated February 12, 1998, Fleet Financial Group, Inc. ("Fleet") beneficially owned 683,391 shares as of December 31, 1998. Based on the Schedule 13G, Fleet has sole voting power as to 510,900 shares; shared voting power as to 7,891 shares; sole investment power as to 673,500 shares; and shared investment power as to 2,000 shares.

(4) Shares are owned directly by George K. Baum Group, Inc., of which Mr. Baum is a director, officer and stockholder and of which Mr. Thomas is a director and officer. See "THE MERGER -- Interests of Certain Persons in the
    Merger -- Affiliation with Financial Advisor."


(5) These executive officers hold options which will become exercisable within 60 days of February 1, 1999 or upon the closing of the Merger, as follows:
    Mr. Peterson, 43,500 shares; Mr. Shoreman, 54,500 shares; Mr. Barnes, 26,000 shares; Mr. Arrowsmith, 10,250 shares; all executive officers as a group, 137,875 shares.



(6) These six outside directors each hold options for 2,000 shares which will become exercisable within 60 days of February 1, 1999 or upon the closing of the Merger, and have accrued shares under the Outside Director Fee/Stock Program, the issuances of which will be accelerated upon the closing of the Merger, as follows: Mr. Baum, 114 shares; Mr. Boyce, 452 shares; Mr. Caffry, 114 shares; Mr. Curran, 189 shares; Mr. Schmitt, 152 shares; Mr. Thomas, 189 shares; all directors as a group, 910 shares.


                                 LEGAL MATTERS

The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Donald P. Klekamp, a Director of Cintas, is a partner. Members of that firm participating in the matter beneficially own 174,488 shares of Cintas Common Stock. Keating, Muething & Klekamp, P.L.L. and Bryan Cave L.L.P., Kansas City, Missouri, have also delivered opinions to Cintas and Unitog, respectively, as to certain tax matters.

                                    EXPERTS

The consolidated financial statements of Cintas incorporated by reference in Cintas' Annual Report on Form 10-K as of May 31, 1997 and 1998 and for each of the three years in the period ended May 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Unitog Company and subsidiaries as of January 25, 1998 and January 26, 1997 and for each of the years in the three year period ended January 25, 1998 have been incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

In the event the Merger is not consummated and Unitog's 1999 Annual Meeting of Stockholders is held by or before June 20, 1999, any stockholder proposal intended to be presented at the 1999 Annual Meeting must have been received by Unitog prior to December 22, 1998 in order to be considered in the proxy materials for such meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

Unitog and Cintas each file reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Unitog and Cintas file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. (The address of the public reference room in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Unitog's and Cintas' public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information regarding Unitog and Cintas also may be inspected at the offices of Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878.

Cintas has filed a Registration Statement with the SEC to register the shares of Cintas Common Stock to be issued to Unitog stockholders in the Merger. This Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Cintas, as well as a proxy statement of Unitog for the Unitog Special Meeting.

As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

The SEC allows Unitog and Cintas to "incorporate by reference" information into this Proxy Statement/ Prospectus, which means that Unitog and Cintas can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Unitog and Cintas have previously filed with the SEC. These documents contain important information about Unitog and Cintas and their respective financial condition.

UNITOG SEC FILINGS:

     1. Annual Report on Form 10-K for the fiscal year ended January 25, 1998;

     2. Quarterly Reports on Form 10-Q for the fiscal quarters ended October 25, 1998, July 26, 1998 and April 26, 1998;

     3. Current Reports on Form 8-K filed on January 14, 1999 and February 18,1999; and

     4. The description of the Unitog Common Stock contained in the Registration Statement on Form 8-A dated May 14, 1989, as amended under cover of Form 8 dated May 17, 1989.

CINTAS SEC FILINGS

     1. Annual Report on Form 10-K for the fiscal year ended May 31, 1998;

     2. Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1998 and November 30, 1998;

     3. Current Reports on Form 8-K filed on June 1, 1998 and January 14, 1999; and

     4. The description of Cintas Common Stock contained in the Registration Statement on Form 8-A, SEC File No. 0-11399.

Unitog and Cintas are also incorporating by reference additional documents that they may respectively file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Unitog Special Meeting. These include periodic reports, such as an Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K, and any amendments to these reports, as well as proxy statements.

If you are a stockholder of Unitog or Cintas, you can obtain any of the documents incorporated by reference through Unitog and Cintas, respectively, or from the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Unitog and Cintas without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Unitog and Cintas at the following address:

     Unitog Company
     1300 Washington Street
     Kansas City, Missouri 64105
     Attn: Robert M. Barnes, Vice President,
     General Counsel and Secretary
     (816) 474-7000
     Cintas Corporation
     6800 Cintas Blvd.
     Cincinnati, Ohio 45262
     Attn: William C. Gale
     Vice President and Chief Financial Officer
     (513) 459-1200

If you would like to request documents from Unitog or Cintas, please do so by March 14, 1999 to receive them before the Unitog Special Meeting. If you request any such documents, the companies will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS TO VOTE YOUR SHARES AT THE UNITOG SPECIAL MEETING. UNITOG AND CINTAS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF CINTAS' SECURITIES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG
                              CINTAS CORPORATION,
                        CINTAS IMAGE ACQUISITION COMPANY
                                      AND
                                 UNITOG COMPANY

                                JANUARY 9, 1999

                               TABLE OF CONTENTS


                                                                              PAGE
                                                                             ------
ARTICLE 1    DEFINITIONS.................................................      -1 -
  1.1        Defined Terms...............................................      -1 -
  1.2        Additional Terms............................................      -4 -
ARTICLE 2    TERMS OF THE MERGER.........................................      -5 -
  2.1        The Merger..................................................      -5 -
  2.2        Effective Time..............................................      -5 -
  2.3        Closing.....................................................      -5 -
ARTICLE 3    CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
             COMPANY.....................................................      -5 -
  3.1        Certificate of Incorporation................................      -5 -
  3.2        The Bylaws..................................................      -5 -
ARTICLE 4    DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY.............      -5 -
  4.1        Directors...................................................      -5 -
  4.2        Officers....................................................      -5 -
ARTICLE 5    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY
             SHARES IN THE MERGER........................................      -6 -
  5.1        Merger Consideration........................................      -6 -
  5.2        Cancellation of Company Shares..............................      -6 -
  5.3        Payment for Company Shares in the Merger....................      -6 -
  5.4        Transfer of Company Shares After the Effective Time.........      -7 -
  5.5        Fractional Shares...........................................      -7 -
ARTICLE 6    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............      -7 -
  6.1        Company Shares..............................................      -7 -
  6.2        Capitalization..............................................      -7 -
  6.3        Corporate Organization, Qualification and Power.............      -7 -
  6.4        Authorization of Agreement and Merger.......................      -8 -
  6.5        Enforceable Agreement.......................................      -8 -
  6.6        No Conflicts, Violations, Breaches or Defaults..............      -8 -
  6.7        Company SEC Reports.........................................      -8 -
  6.8        Financial Statements; Accounting Matters....................      -9 -
  6.9        Proxy Statement; S-4 Registration Statement.................      -9 -
  6.10       Litigation..................................................      -9 -
  6.11       Taxes.......................................................      -9 -
  6.12       Environmental Laws and Regulations..........................     -10 -
  6.13       Compliance with Applicable Laws.............................     -10 -
  6.14       Title to Properties.........................................     -10 -
  6.15       Insurance...................................................     -10 -
  6.16       Employee Benefit Matters....................................     -11 -
  6.17       Broker's Fees...............................................     -11 -
  6.18       Opinions of Financial Advisors..............................     -11 -
  6.19       Absence of Certain Changes or Events........................     -11 -
  6.20       Intellectual Property.......................................     -11 -
  6.21       Contracts...................................................     -12 -
  6.22       Labor Matters...............................................     -12 -
  6.23       State Takeover Statutes.....................................     -12 -
  6.24       Year 2000 Compatibility.....................................     -12 -

                                                                              PAGE
                                                                             ------
ARTICLE 7    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....     -13 -
  7.1        Capitalization..............................................     -13 -
  7.2        Corporate Organization, Qualification and Power.............     -13 -
  7.3        Authorization of Agreement and Merger.......................     -13 -
  7.4        Enforceable Agreement.......................................     -13 -
  7.5        No Conflicts, Violations, Breaches or Defaults..............     -13 -
  7.6        Parent SEC Reports..........................................     -14 -
  7.7        Financial Statements; Accounting Matters....................     -14 -
  7.8        Proxy Statement; S-4 Registration Statement.................     -14 -
  7.9        Litigation..................................................     -15 -
  7.10       Taxes.......................................................     -15 -
  7.11       Environmental Laws and Regulations..........................     -15 -
  7.12       Compliance with Applicable Laws.............................     -15 -
  7.13       Broker's Fees...............................................     -15 -
  7.14       Interim Operations of Merger Sub............................     -15 -
  7.15       Authorization for Parent Common Stock.......................     -15 -
ARTICLE 8    CONDUCT PENDING THE CLOSING AND COVENANTS...................     -15 -
  8.1        Conduct of Business by Company and Parent...................     -15 -
  8.2        Conduct of Business of Merger Sub...........................     -16 -
  8.3        Environmental Consultants, Adjustment to Company Share Price
             and Merger Consideration....................................     -16 -
  8.4        Additional Covenants of the Company.........................     -17 -
  8.5        Acquisition Proposals.......................................     -18 -
  8.6        Stockholders' Approval......................................     -18 -
  8.7        All Reasonable Efforts......................................     -19 -
  8.8        Access to/Confidentiality of Information....................     -19 -
  8.9        Publicity...................................................     -19 -
  8.10       Indemnification of Directors and Officers...................     -19 -
  8.11       Employees...................................................     -20 -
  8.12       Registration Statement......................................     -21 -
  8.13       Exchange Listing............................................     -21 -
  8.14       Affiliates..................................................     -21 -
  8.15       Letters of Accountants......................................     -21 -
  8.16       Reorganization..............................................     -21 -
  8.17       Stock Options...............................................     -21 -
  8.18       Pooling of Interests........................................     -22 -
  8.19       Standstill Agreements; Confidentiality Agreements...........     -22 -
  8.20       Company Stock Repurchase Plan...............................     -22 -
ARTICLE 9    CONDITIONS..................................................     -23 -
  9.1        Conditions to Each Party's Obligation to Close..............     -23 -
  9.2        Additional Conditions to the Obligations of Parent and
             Merger Sub to Close.........................................     -23 -
  9.3        Additional Conditions to the Company's Obligation to
             Close.......................................................     -24 -
  9.4        Frustration of Closing Conditions...........................     -25 -
ARTICLE 10   TERMINATION AND REMEDIES....................................     -25 -
  10.1       Termination.................................................     -25 -
  10.2       Effect of Termination.......................................     -26 -

                                                                              PAGE
                                                                             ------
ARTICLE 11   GENERAL PROVISIONS..........................................     -27 -
  11.1       Expenses....................................................     -27 -
  11.2       Nonsurvival.................................................     -27 -
  11.3       Modification or Amendment...................................     -27 -
  11.4       Waiver......................................................     -27 -
  11.5       Notices.....................................................     -27 -
  11.6       Publishing of Financial Results.............................     -28 -
  11.7       Governing Law...............................................     -28 -
  11.8       Entire Agreement............................................     -28 -
  11.9       Construction................................................     -28 -
  11.10      Binding Effect..............................................     -28 -
  11.11      Assignment..................................................     -29 -
  11.12      Counterparts................................................     -29 -
  11.13      Obligations of Subsidiaries.................................     -29 -
  11.14      Severability................................................     -29 -


                                LIST OF EXHIBITS

Exhibit 2.2          Certificate of Merger (To be delivered at Closing)
Exhibit 3.1          Certificate of Incorporation of the Surviving Company
Exhibit 5.1          Illustration of Calculation of Conversion Number
Exhibit 5.3          Exchange Agent Agreement
Exhibit 8.3(a)(1)    Specified Plants
Exhibit 8.3(a)(2)    Procedures Regarding Specified Plants
Exhibit 8.14         Affiliate Letter
Exhibit 9.2          Opinion of Company's Counsel
Exhibit 9.3          Opinion of Parent's Counsel

                               LIST OF SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 9, 1999, by and among CINTAS CORPORATION, a Washington corporation ("Parent"), CINTAS IMAGE ACQUISITION COMPANY, a Delaware corporation, which is a wholly owned direct subsidiary of Parent ("Merger Sub"), and UNITOG COMPANY, a Delaware corporation (the "Company").

                                    RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders that Merger Sub be merged with and into the Company, and, to that end, have approved the merger of Merger Sub with and into the Company in accordance with the laws of the State of Delaware and the provisions of this Agreement and Plan of Merger.

B. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and establish certain conditions precedent to, the Merger.

                                   AGREEMENT

In consideration of the mutual agreements, promises and covenants set forth herein and the recitals set forth above, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows.

                                   ARTICLE 1

                                  DEFINITIONS

1.1 DEFINED TERMS. As used herein the following terms shall have the following meanings:

Acquisition Proposal: Any proposal or offer from any Person relating to the direct or indirect acquisition of a business that constitutes 51% or more of the net revenues, income or assets of the Company or 51% or more of the Company Stock or any proposal or offer for a merger or other business combination with the Company, other than the Transactions.

Additional Agreements: Those agreements listed in this Agreement and attached hereto, either as of the date hereof or, subject to the mutual agreement of the parties, prior to Closing, as exhibits and incorporated herein by reference, including but not limited to the Exchange Agent Agreement, as well as all assignments and ancillary agreements necessary to effectuate the Merger.

Agreement: This Agreement and Plan of Merger, including the preamble, recitals, exhibits and schedules hereto, all of which are hereby incorporated herein by reference and made a part hereof.

Certificates: The certificates representing Company Shares to be surrendered pursuant to Section 5.3 in exchange for the Merger Consideration.

Certificate of Merger: The document to be prepared by the parties hereto, in substantially the form attached hereto as Exhibit 2.2, in compliance in all respects with the requirements of the DGCL and the provisions of this Agreement and which shall be filed with the Secretary of State of the State of Delaware.

Closing: A meeting for the purpose of concluding the Transactions to be held at the place and on the date fixed in accordance with Section 2.3.

Code: The Internal Revenue Code of 1986, as amended.

Company: Unitog Company, a Delaware corporation, which will merge with Merger Sub and continue after the Merger as the Surviving Company, as set forth in
Section 2.1.

Company Disclosure Schedule: That schedule from the Company to Parent to be delivered upon the execution of this Agreement, and updated, subject to approval of Parent, and redelivered at the Closing, which sets forth certain disclosures concerning the Company and its business.

Company SEC Reports: The forms, reports and documents filed by the Company with the SEC since January 1, 1996.

Company Shares: The Company Stock issued and outstanding immediately prior to the Effective Time.

Company Share Price: Thirty-eight dollars ($38.00), as adjusted pursuant to
Section 8.3.

Company Stock: The shares of common stock, $.01 par value per share, of the Company.

Company's Stockholder Meeting: The meeting of the stockholders of the Company to be held in connection with the vote of such stockholders with respect to the Merger.

Conversion Number: The Conversion Number shall be equal to the quotient (rounded to the nearest 1/10,000) determined by dividing the Company Share Price by the amount determined by calculating the average of the high and low sales prices of Parent Common Stock as reported on the Exchange for the twenty (20) consecutive trading days ending on the third trading day preceding the date of the meeting of the Company's stockholders for the purpose of voting on the adoption of this Agreement ("Parent Share Price"). Notwithstanding the foregoing, if the Parent Share Price is less than $52.00, the Parent Share Price shall be deemed to be $52.00 (for purposes of determining the Conversion Number) and, if the Parent Share Price is greater than $66.43, the Parent Share Price shall be deemed to be $66.43 plus fifty percent (50%) of the difference between the Parent Share Price and $66.43. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including reverse stock split), stock dividend or distribution, or other similar transaction, the Conversion Number shall be equitably adjusted to eliminate the effects of such event. Exhibit 5.1 illustrates the calculation of the Conversion Number under varying circumstances.

DGCL: The General Corporation Law of the State of Delaware.

Director Plan: The Company's Outside Director Fee/Stock Program.

Effective Time: The date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger.

Environmental Claim: Any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under or non-compliance with any environmental Law.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Exchange: The NASDAQ Stock Market, on which the Parent Common Stock is listed.

Exchange Act: The Securities Exchange Act of 1934, as amended (15 U.S.C. ss. 78a et seq.).

Exchange Agent: The Fifth Third Bank, Cincinnati, Ohio, which shall act as exchange agent in connection with payment of the Merger Consideration pursuant to Section 5.3(a), or such other exchange agent selected by Parent and reasonably acceptable to the Company for the benefit of the holders of Company Shares and vested Options.

Exchange Agent Agreement: The agreement between Parent and the Exchange Agent entered into for the benefit of the stockholders of the Company to provide for the payment of the Merger Consideration and the management of the Merger Payment Fund, pursuant to Section 5.3.

Facilities: The real property, plant and equipment owned or leased by the Company and its Subsidiaries.

Governmental Authority: The Federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Judgment: Any judgment, writ, injunction, order or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, having appropriate jurisdiction, and any adjudicative order of or by a Governmental Authority.

Law: The common law and any statute, ordinance, code or other law, rule, regulation, order, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

Lien: Any mortgage, lien or encumbrance, which (i) creates or confers an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves such an interest for such purpose; (ii) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest in property; (iii) restricts the transfer of, or the exercise of any rights in or the enjoyment of any benefits arising by reason of ownership of, any property; or (iv) otherwise constitutes an interest in, or claim against, property, whether arising pursuant to any Law, Judgment or any binding contract.

Material Adverse Effect: Any change, event, occurrence or state of facts which is or which would reasonably be expected to lead to an adverse change in the consolidated balance sheet or Facilities of the Company or any of the Company's Subsidiaries, or Parent or any of Parent's Subsidiaries, as the case may be, which is material to the Company and its Subsidiaries, or Parent and its Subsidiaries, taken as a whole, as the case may be, other than any change or effect (i) arising out of general economic conditions, (ii) arising with respect to the industry in which Parent and the Company compete, but not specifically relating to Parent or the Company, (iii) arising out of or as a result of the public announcement of the Transactions, or (iv) arising out of events or facts set forth on the Company Disclosure Schedule or the Parent Disclosure Schedule.

Merger: The merger of Merger Sub into and with the Company at Closing, as set forth in Section 2.1.

Merger Consideration: The Parent Common Stock to be paid to the holders of Company Shares upon the effectiveness of the Merger, pursuant to Section 5.1.

Merger Payment Fund: The aggregate number of shares of Parent Common Stock constituting the Merger Consideration payable pursuant to Section 5.1, which shall be delivered by Parent to the Exchange Agent pursuant to the Exchange Agent Agreement.

Merger Sub: Cintas Image Acquisition Company, a Delaware corporation, which is the wholly owned direct subsidiary of Parent and which will be merged into and with the Company pursuant to the Merger.

Option: Each option to purchase Company Stock issued pursuant to any of the Company's Option Plans, or otherwise granted by agreement to the Company's directors or employees, outstanding immediately prior to the Effective Time, whether or not vested.

Option Plans: The Company's 1992 Stock Option Plan, as amended, and the Company's 1997 Stock Option Plan.

Parent: Cintas Corporation, a Washington corporation.

Parent Common Stock: Duly authorized shares of common stock, no par value per share, of Parent.

Parent Disclosure Schedule: That schedule from Parent to the Company to be delivered upon the execution of this Agreement, and updated, subject to the approval of the Company, and redelivered at Closing, which sets forth certain disclosures concerning Parent and Merger Sub and their businesses.

Parent Option Plans: Parent's Amended and Restated 1992 Stock Option Plan, all predecessor stock option plans and the Parent's 1994 Directors' Stock Option Plan.

Parent Preferred Stock: Duly authorized shares of preferred stock, no par value per share, of Parent.

Parent Share Price: The amount calculated pursuant to the definition of Conversion Number.

Parent SEC Reports: The forms, reports and documents filed by Parent with the SEC since June 1, 1996.

Person: Any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, association, unincorporated entity of any kind or Governmental Authority.

Proxy Statement: The proxy statement and prospectus and forms of proxy in connection with the votes of the stockholders of the Company with respect to the Merger, this Agreement and the issuance of the Parent Common Stock pursuant to the Merger, respectively, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders.

Representatives: Officers, employees, legal counsel, financial advisors, accountants or other authorized representatives of any of the parties hereto, to be provided access to information pursuant to Section 8.8.

S-4 Registration Statement: A registration statement on Form S-4, as amended or supplemented, containing the Proxy Statement, in connection with the registration under the Securities Act of Parent Common Stock issuable upon conversion of the Company Shares.

SEC: The United States Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended (15 U.S.C. Sec. 77a et seq.).

Subsidiary: In reference to any entity, any corporation, or limited liability company a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

Substitute Option: An Option assumed by Parent as of the Effective Time, pursuant to Section 8.17.

Superior Proposal: A bona fide Acquisition Proposal made by a third party, in each case on terms which the Board of Directors of the Company determines in its good faith reasonable judgment after consultation with its financial and legal advisors to be more favorable financially to the Company and its stockholders than the Transactions.

Surviving Company: The Company, which shall be the survivor of the Merger, as set forth in Section 2.1.

Taxes: All Federal, state, local, foreign and other taxes of any kind, including without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, value added, windfall profits taxes, customs duties or similar fees and assessments of any kind, including interest, penalties and additions to tax or additional amounts imposed by any governmental authority with respect thereto.

Tax Returns: All returns, declarations, reports, information returns and statements with respect to Taxes of whatsoever kind.

Transactions: The transactions contemplated by this Agreement, including the Merger and those contemplated by the Additional Agreements.

1.2 ADDITIONAL TERMS. Terms not set forth in Section 1.1, but otherwise defined in the body of this Agreement, shall have the specific meanings attributed to them in the text. Terms in the singular shall have the same meanings when used in the plural and vice versa.

                                   ARTICLE 2

                              TERMS OF THE MERGER

2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger in which (a) Merger Sub shall be merged into and with the Company in accordance with the DGCL, (b) the separate existence of the Merger Sub shall thereupon cease, (c) the Company shall be the survivor to the Merger and, as the Surviving Company, shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Parent, retaining its corporate name, and its other rights, privileges, immunities, powers and franchises, unaffected by the Merger, and shall assume all the rights and obligations of Merger Sub. The Merger shall have the effects set forth in the DGCL.

2.2 EFFECTIVE TIME. Subject to the terms and conditions of the Agreement, the parties hereto shall prepare and execute a Certificate of Merger substantially in the form of Exhibit 2.2, attached hereto. The Certificate of Merger shall be filed on the date of Closing (or such other date as agreed by Parent and the Company) with the Secretary of State of the State of Delaware in the manner provided in the DGCL and the Merger shall be effective at the Effective Time.

2.3 CLOSING. The Closing of the Merger shall occur at the offices of Bryan Cave LLP, 1200 Main, Suite 3500, Kansas City, MO 64105, commencing at 10:00 A.M., local time, on or before the third business day following the date on which the last of the conditions set forth in Article 9 hereof shall have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place, time and date as Parent and the Company may agree.

                                   ARTICLE 3

                        CERTIFICATE OF INCORPORATION AND
                        BYLAWS OF THE SURVIVING COMPANY

3.1 CERTIFICATE OF INCORPORATION. At the Effective Time and in accordance with the DGCL, the Certificate of Incorporation of the Company shall be amended and restated in its entirety in the Merger by adoption of the Certificate of Incorporation attached as Exhibit 3.1 hereto, and such Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Company.

3.2 THE BYLAWS. At the Effective Time and without any further action on the part of the Surviving Company, Parent, or the Merger Sub, the Bylaws of the Merger Sub shall be the Bylaws of the Surviving Company and thereafter may be amended or repealed in accordance with their terms, the Certificate of Incorporation of the Surviving Company and as provided by law.

                                   ARTICLE 4

                           DIRECTORS AND OFFICERS OF
                             THE SURVIVING COMPANY

4.1 DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company's Certificate of Incorporation and Bylaws.

4.2 OFFICERS. The officers of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company's Certificate of Incorporation and Bylaws.

                                   ARTICLE 5

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY SHARES IN THE MERGER

5.1 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, each Company Share, by virtue of the Merger and without any action on the part of the holder thereof, other than Company Shares owned by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent, shall be converted into the right to receive as Merger Consideration, that number of shares of Parent Common Stock equal to the Conversion Number upon surrender of the Certificate representing such Company Share, in accordance with
Section 5.3. Exhibit 5.1 illustrates the calculation of the Conversion Number under varying circumstances.

5.2 CANCELLATION OF COMPANY SHARES.

(a) All Company Shares to be converted into Parent Common Stock pursuant to
Section 5.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a Certificate shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such Certificate in accordance with
Section 5.3, the Merger Consideration.

(b) At the Effective Time, each Company Share issued and outstanding and owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and cease to exist without payment of any consideration therefor.

(c) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, be converted into shares of common stock of the Surviving Company pursuant to the Certificate of Merger.

5.3 PAYMENT FOR COMPANY SHARES IN THE MERGER. The manner of making payment for Company Shares in the Merger shall be as follows:

          (a) At the Effective Time, pursuant to the Exchange Agent Agreement, attached hereto as Exhibit 5.3, Parent shall make available to the Exchange Agent, the aggregate number of shares of Parent Common Stock constituting the Merger Consideration payable pursuant to Section 5.1, which shall constitute the Merger Payment Fund. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section
     5.3 out of the Merger Payment Fund. The Merger Payment Fund shall not be used for any purpose other than as described herein.

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Merger Consideration. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Company Shares represented thereby. No interest shall be paid or accrue on the Merger Consideration payable upon surrender of the Certificates. If any payment of the Merger Consideration is to be made to a Person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any applicable transfer or other similar Taxes, or shall establish to the satisfaction of the Exchange Agent that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any Merger Consideration delivered to a public official pursuant to applicable escheat law.

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          (c) Pursuant to the Exchange Agent Agreement, any portion of the
     Merger Payment Fund (including any dividends thereon or earnings or profits with respect thereto on Parent Common Stock) which remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Company, upon demand of the Surviving Company, and any former stockholders of the Company shall thereafter look only to the Surviving Company for payment of their claim for the Merger Consideration for the Company Shares. The Surviving Company's obligations to former stockholders of the Company with respect to the payment of Merger Consideration shall be guaranteed by Parent.

5.4 TRANSFER OF COMPANY SHARES AFTER THE EFFECTIVE TIME. No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the business day preceding the date of the Effective Time.

5.5 FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Shares shall be entitled to receive in lieu of any fractional shares of Parent Common Stock to which such holder otherwise would have been entitled pursuant to Section 5.1 (after taking into account all Company Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a share of Parent Common Stock to which such holder otherwise would have been entitled and
(ii) the Parent Share Price. Parent shall timely make available to the Exchange Agent cash in an amount sufficient to make the payments in lieu of fractional shares as aforesaid.

                                   ARTICLE 6

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed prior to the date of this Agreement and except as set forth in the Company Disclosure Schedule (each section of which qualifies the correspondingly numbered representation or warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:

6.1 COMPANY SHARES. The Company Shares, at the Effective Time, will constitute all of the issued and outstanding capital stock of the Company and all such shares of Company Shares will have been duly authorized, validly issued and shall be fully paid and non-assessable.

6.2 CAPITALIZATION. The entire authorized capital stock of the Company consists of 30,000,000 shares of common stock, having a per share par value of $.01 per share, and 150,000 shares of serial preferred stock, having a per share par value of $.01 per share. As of the date hereof, 9,659,305 shares of such common stock are issued (including treasury shares) and zero (0) shares of such serial preferred stock are issued and 255,909 shares of common stock are held in treasury. As of the date hereof, such shares constitute all of the issued and outstanding capital stock of the Company, all of which have been duly authorized, validly issued and are fully paid and non-assessable. All the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, or by another wholly owned subsidiary of the Company, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. There are not as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company, or the capital stock of any of its Subsidiaries. There are no outstanding or authorized options, warrants, subscriptions, calls, demands or rights of any character relating to the Company's capital stock, or the capital stock of its Subsidiaries, whether or not issued, which the Company, or any of its Subsidiaries, is a party to, including without limitation, securities convertible into or evidencing the right to purchase any capital stock or other securities of the Company or any of its Subsidiaries.

6.3 CORPORATE ORGANIZATION, QUALIFICATION AND POWER. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to conduct its business and in good standing in every other jurisdiction in which its business is conducted, except where failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located. The Company's Subsidiaries are listed on the Company Disclosure Schedule and the Company owns no other interest in any corporation, partnership, limited liability company, proprietorship or any other business entity. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation, as amended, and Bylaws, as amended, and the Articles of Incorporation and Bylaws, or other comparable charter or organizational documents, of its Subsidiaries, in each case as amended to the date of this Agreement.

6.4 AUTHORIZATION OF AGREEMENT AND MERGER. The Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transactions (subject to the requisite approval of the Merger by stockholders of the Company holding a majority of the outstanding voting stock of the Company, pursuant to Section 251(c) of the
DGCL). This Agreement, and the consummation by the Company of the Transactions have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the requisite approval of the Merger by the stockholders of the Company and other than in connection with the actions to be taken pursuant to Section 8.6).

6.5 ENFORCEABLE AGREEMENT. This Agreement has been duly and validly executed and delivered by the Company and, assuming it constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

6.6 NO CONFLICTS, VIOLATIONS, BREACHES OR DEFAULTS. The execution and delivery of this Agreement by the Company and its performance of the obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions, do not (a) conflict with or result in any breach of any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or the comparable charter or organizational documents of any of its Subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) in connection with the applicable requirements, if any, of the HSR Act; (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business; (iv) such filing or consent as may be required under any environmental, health or safety Law; (v) such filing or consent as may be required by applicable state securities, or "blue sky" Laws; (vi) approvals, if any, required of state Governmental Authorities having jurisdiction over the Company (identified on the Company Disclosure Schedule); (vii) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets; (viii) filings with, and approval of, the Exchange; or (ix) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Transactions; (c) except as would not, individually or in the aggregate, have a Material Adverse Effect, conflict with or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance required by the Company or its Subsidiaries under, (i) any Judgment or Law to which they are subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under (b) above), or (ii) any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Company and/or its Subsidiaries are subject or bound; or (d) result in the creation of any Lien on any of the assets of the Company or its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect.

6.7 COMPANY SEC REPORTS. Since January 1, 1996, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws, all of which complied as of their
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

respective dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. None of the Company SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.8 FINANCIAL STATEMENTS; ACCOUNTING MATTERS.

          (a) The consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that the unaudited interim financial statements do not contain all of the footnote disclosure required by generally accepted accounting principles).

          (b) Neither the Company nor, to the actual knowledge of the Company's officers, any of its affiliates, has taken or agreed to take any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code and the Company has no reason to believe that the Merger will not qualify as "pooling of interests" for accounting purposes.

6.9 PROXY STATEMENT; S-4 REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or inclusion in the S-4 Registration Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will, (a) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the times of the Company's Stockholder Meeting, and (b) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall promptly notify Parent if at any time prior to the Effective Time any event occurs with respect to the Company which is required to be described in an amendment of, or a supplement to, the S-4 Registration Statement, so that Parent can promptly file such with the SEC and disseminate it as required by Law. If at any time prior to the Company's Stockholder Meeting any event occurs with respect to the Company which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent, file such with the SEC and disseminate it to the Company's stockholders as required by Law. The Proxy Statement will (with respect to the Company and other information supplied by the Company for inclusion therein) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

6.10 LITIGATION. Except as appropriately reserved for in the financial statements included within the Company SEC Reports, there is no action, suit, claim, governmental investigation, arbitration or other proceeding pending, or, to the actual knowledge of the Company's officers, threatened in writing, against the Company or any of its Subsidiaries which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect.

6.11 TAXES. The Company and each of its Subsidiaries has timely filed (or, as to its Subsidiaries, the Company has timely filed on their behalf) all material Tax Returns required to be filed by it, has paid (or, as to its Subsidiaries, the Company has paid on their behalf) all Taxes shown thereon to be due and has provided (or, as to its Subsidiaries, the Company has made provision on their behalf) reserves in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, except where the failure to pay or provide for such Taxes would not, individually or in the aggregate, have a Material Adverse Effect, and (i) no material claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a tax authority or has become a Lien (except for

Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and that have been reserved against in accordance with generally accepted accounting principles) against the property of the Company or any of its Subsidiaries, except as to such matters as would not, individually or in the aggregate, have a Material Adverse Effect, (ii) as of the date of this Agreement, no audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a tax authority, and (iii) as of the date of this Agreement, no extension of the statute of limitations on the assessment of any Taxes has been granted by Company or any of its Subsidiaries and is currently in effect. Neither the Company nor any of its Subsidiaries is or has been a member of any consolidated, combined, unitary or aggregate group for tax purposes except such a group consisting only of the Company and its Subsidiaries.

6.12 ENVIRONMENTAL LAWS AND REGULATIONS. The Company and each of its Subsidiaries are in compliance with Environmental Laws (as defined below), except for non-compliance that would not, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries, of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, which liability or obligation would have a Material Adverse Effect. To the knowledge of the Company, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there was no release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, Governmental Authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have a Material Adverse Effect.

6.13 COMPLIANCE WITH APPLICABLE LAWS. The businesses of the Company and its Subsidiaries are not being conducted in violation of any Law, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect.

6.14 TITLE TO PROPERTIES. The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all their respective properties and assets except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments that would not, individually or in the aggregate, have a Material Adverse Effect. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

6.15 INSURANCE. The Company and its Subsidiaries have obtained and currently maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each is maintaining in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its Subsidiaries or any properties owned, occupied or controlled by the Company or its Subsidiaries, in such amount as reasonably deemed necessary by the Company or its Subsidiaries.

6.16 EMPLOYEE BENEFIT MATTERS.

          (a) The Company has furnished to Parent true and complete copies of all material employee benefit plans within the meaning of Section 3(3) of ERISA that covers employees, directors, former employees or former directors of the Company and its Subsidiaries, all as listed in the Company Disclosure Schedule. In addition, the Company has furnished any trust agreements or insurance contracts forming a part of any such employee benefit plans maintained by the Company, a copy of the most recent determination letter for any such employee benefit plan which is an employee pension benefit plan within the meaning of Section 3(2) of ERISA and is intended to comply with Section 401(a) of the Code, and a copy of the most recent Form 5500, if applicable.

          (b) Each of the employee benefit plans maintained by the Company and its Subsidiaries is in substantial compliance with all applicable Laws including ERISA and the Code, except for any noncompliance that would not have a Material Adverse Effect. The Company is not aware of any event (i) that would adversely affect any determination letter issued for any such employee benefit plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA and is intended to comply with Section 401(a) of the Code or (ii) that has occurred to cause the basis for imposition of an excise or penalty tax.

          (c) All contributions required to be made under the terms of any such employee benefit plan have been timely made or have been reflected on the latest consolidated balance sheet of the Company in accordance with generally accepted accounting principles applied on a consistent basis. No condition exists that is reasonably likely to subject the Company or any of its Subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502 of ERISA or liability under Sections 4975, 4976, or 4980B of the Code or the loss of a federal tax deduction under Section 280G of the Code or other liability with respect to such employee benefit plans that would have a Material Adverse Effect.

          (d) No employee benefit plan is a "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code or a multiemployer plan described in clauses (i) or (ii) of Section 3(37)(A) of ERISA; is subject to Title IV of ERISA; or is a part of a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

          (e) There are no pending, threatened, or anticipated claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the employee benefit plans or any trusts related thereto that would have a Material Adverse Effect.

6.17 BROKER'S FEES. Except for the fees and expenses payable to Goldsmith, Agio, Helms and Company and George K. Baum & Company, the Company's financial advisors, which are reflected in their agreements with the Company, true and correct copies of which have been furnished to Parent, the Company has not employed any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from the Company in connection with the Transactions.

6.18 OPINIONS OF FINANCIAL ADVISORS. The Board of Directors of the Company has received the opinions of Goldsmith, Agio, Helms and Company and George K. Baum & Company, the Company's financial advisors, to the effect that the Merger Consideration is fair to the stockholders of the Company other than Parent, from a financial point of view.

6.19 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports, since January 28, 1998, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any change which has had a Material Adverse Effect, or (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.20 INTELLECTUAL PROPERTY. The Company and its Subsidiaries own or have a valid and enforceable license to use all trademarks, service marks, trade names, patents and copyrights (in each case, free and clear of any material Liens) (collectively, "Company Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Company Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a Material Adverse Effect and the consummation of the Merger and the other Transactions will not result in the loss of any such rights (or require the payment of any material additional fees or royalties in order to maintain such rights). Neither the Company nor any Subsidiary has received any notices of infringement of or conflict with, and, to the knowledge of the Company, there are no infringements of or conflicts with the rights of others with respect to, any Company Intellectual Property that individually or in the aggregate, in either such case, would have a Material Adverse Effect.

6.21 CONTRACTS. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement (i) which would prohibit or materially delay the consummation of the Merger or any of the Transactions contemplated thereby or
(ii) the performance of which, in accordance with the terms thereof, would have a Material Adverse Effect.

6.22 LABOR MATTERS. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by, and none of their employees is subject to, any collective bargaining agreement relating to the term and conditions of employment for any group of employees (any such agreement, memorandum or document, a "Collective Bargaining Agreement"), and as of the date of this Agreement there are no labor unions or other organizations representing or, to the knowledge of the Company, purporting to represent, any employees employed by any of the Company and its Subsidiaries. As of the date of this Agreement, no labor union is currently engaged in or, to the knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries.

6.23 STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved this Agreement and the Transactions contemplated hereby and such approval constitutes approval of the Merger and Transactions by the Company Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the Transactions. No other state takeover statute is applicable to the Merger or the Transactions contemplated hereby.

6.24 YEAR 2000 COMPATIBILITY. The Company has developed and is executing a plan (the "Y2K Plan") to address significant year 2000 compatibility issues. In the case of certain equipment with imbedded chips where testing for year 2000 compliance is impossible or impractical, the Y2K Plan may include plans and strategies for replacing such capability with redundant capacity within the Company or with alternative third party sourcing with comparable quality and pricing, excluding any provider of basic services and utilities. The Company represents and warrants that: (i) significant date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used within the Company's operations contain acceptable design and performance specifications so that such systems will not abruptly end or provide invalid or incorrect results during the operation of the Company's business on or after January 1, 2000 or the Company's Y2K Plan makes reasonable provision for addressing any noncompliant specifications; (ii) all such operating systems have been designed to ensure year 2000 compatibility including, but not limited to: date data century recognition, calculations that accommodate same century and multi-century formulas and date values, date data interface values that reflect the century, and which include year 2000 leap year calculations or the Company's Y2K Plan makes reasonable provision for modifying the design and/or replacing such systems; (iii) the Company is making all reasonable efforts to confirm with all of its material suppliers that all date-sensitive hardware, software, processes, procedures, interfaces and similar operating systems used within such supplier's operations contain acceptable design and performance specifications so that such systems will not abruptly end or provide invalid or incorrect results during the operation of the Company's business on or after January 1, 2000 and that all such operating systems have been designed to ensure year 2000 compatibility including, but not limited to: date data century recognition, calculations that accommodate same century and multi-century formulas and date values, date data interface values that reflect the century, and which include year 2000 leap year calculations, so that such material suppliers' operations will not cause a disruption in the Company's supply, except to the extent that the failure of such representation or warranty as set forth in this Section 6.24 to be true would not have a Material Adverse Effect.

                                   ARTICLE 7

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and except as set forth in the Parent Disclosure Schedule (each section of which qualifies the correspondingly numbered representation or warranty), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

7.1 CAPITALIZATION. The entire authorized capital stock of the Parent consists of 300,000,000 shares of Parent Common Stock, no par value per share and 100,000 shares of Parent Preferred Stock no par value. As of the date hereof, 105,596,357 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding and no shares of Parent Common Stock or Parent Preferred Stock are held in treasury. As of the date hereof, such shares constitute all of the issued and outstanding capital stock of the Parent, all of which have been duly authorized, validly issued and are fully paid and non-assessable. All outstanding shares of capital stock of Parent's Subsidiaries are owned by Parent or a direct or indirect wholly owned subsidiary of Parent, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. There are not as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent. As of the date hereof, 925,050 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options under the Parent Option Plans. Except pursuant to the Parent Option Plans, and as set forth in the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, agreements, subscriptions, calls, demands or rights of any character relating to the Parent's, or Parent's Subsidiaries' capital stock, whether or not issued, including without limitation, securities convertible into or evidencing the right to purchase any capital stock or other securities of Parent or any of its Subsidiaries. Parent does not own, directly or indirectly, any capital stock of the Company.

7.2 CORPORATE ORGANIZATION, QUALIFICATION AND POWER. Each of Parent, its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to conduct its business in every other jurisdiction in which its business is conducted, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located. Neither Parent nor Merger Sub owns any material interest in any corporation, partnership, proprietorship or any other business entity. Each of Parent and Merger Sub has heretofore made available to the Company complete and correct copies of their respective Articles of Incorporation, Certificate of Incorporation and Bylaws.

7.3 AUTHORIZATION OF AGREEMENT AND MERGER. Each of Parent and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transactions. This Agreement, and the consummation by Parent and Merger Sub of the Merger and the other Transactions have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than in connection with the actions to be taken pursuant to Section 8.6).

7.4 ENFORCEABLE AGREEMENT. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming it constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

7.5 NO CONFLICTS, VIOLATIONS, BREACHES OR DEFAULTS. The execution and delivery of this Agreement by each of Parent and Merger Sub and its performance of the obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions, do not (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation, Certificate of Incorporation or Bylaws of Parent or Merger Sub; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) in connection with the applicable requirements, if any, of the HSR Act; (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is authorized to do business; (iv) such filing or consent as may be required under any environmental, health or safety Law; (v) such filing or consent as may be required by applicable state securities, or "blue sky" Laws; (vi) approvals, if any, required of state Governmental Authorities having jurisdiction over Parent or any of its Subsidiaries; (vii) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets; (viii) filings with, and approval of the Exchange; or (ix) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or its Subsidiaries or materially adversely affect the ability of Parent to consummate the Transactions; (c) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, conflict with or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance of the Parent or its Subsidiaries under, (i) any Judgment or Law to which they are subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under (b) above), or (ii) any mortgage, bond, indenture, agreement, contract, license or other instrument or obligations to which Parent and/or its Subsidiaries are subject or bound; or (d) result in the creation of any Lien on any of the assets of Parent or its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Parent or Merger Sub.

7.6 PARENT SEC REPORTS. Since June 1, 1996, Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. None of the Parent SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.7 FINANCIAL STATEMENTS; ACCOUNTING MATTERS.

          (a) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of Parent and its Subsidiaries as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that the unaudited interim financial statements do not contain all of the footnote disclosure required by generally accepted accounting principles).

          (b) Neither Parent, Merger Sub nor, to the actual knowledge of Parent's officers, any of their affiliates, have taken or agreed to take any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and Parent has no reason to believe that the Merger will not qualify as "pooling of interests" for accounting purposes.

7.8 PROXY STATEMENT; S-4 REGISTRATION STATEMENT. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or inclusion in the S-4 Registration Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will, (a) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company's Stockholder Meeting and (b) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event occurs with respect to Parent, its officers and directors, or any of its Subsidiaries, which is required to be described in an amendment of, or a supplement to, the S-4 Registration Statement, Parent will promptly file such with the SEC and disseminate it as required by Law to the stockholders of Parent. If at any time prior to the Company's Stockholder Meeting any event occurs with respect to Parent which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company, file such with the SEC and disseminate it to Parent's stockholders as required by Law. The Proxy Statement will (except with respect to information relating to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and the S-4 Registration Statement (except for information relating to the Company) will comply as to form in all material respects with the provisions of the Securities Act.

7.9 LITIGATION. Except as disclosed in or appropriately reserved for in the financial statements included within the Parent SEC Reports, there is no action, suit, claim, governmental investigation, arbitration or other proceeding pending, or, to the actual knowledge of Parent's officers, threatened in writing, against Parent which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Parent.

7.10 TAXES. Each of Parent and its Subsidiaries has (a) filed all material Tax Returns that they are required to file through the date hereof and shall prepare and file all material Tax Returns required to be filed after the date hereof and on or before the Effective Time and (b) paid or provided for the payment of all Taxes due and owing for the periods covered by such Tax Returns and all Taxes, if any, required to be paid for which no return is required, except in either case where the failure to file such returns or to pay or provide for such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

7.11 ENVIRONMENTAL LAWS AND REGULATIONS. Parent and each of its Subsidiaries (a) are in compliance with Environmental Laws, except for non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and (b) have not received written notice of, or, to the actual knowledge of Parent's officers, is the subject of an Environmental Claim which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

7.12 COMPLIANCE WITH APPLICABLE LAWS. The businesses of Parent and its Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

7.13 BROKER'S FEES. Parent has not employed any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from Parent in connection with the Transactions.

7.14 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Merger Sub has no Subsidiaries.

7.15 AUTHORIZATION FOR PARENT COMMON STOCK. Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article 5. Parent Common Stock issued pursuant to Article 5 will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. Such Parent Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the Exchange, subject to notice of official issuance.

                                   ARTICLE 8

                   CONDUCT PENDING THE CLOSING AND COVENANTS

8.1 CONDUCT OF BUSINESS BY COMPANY AND PARENT. Each of the Company and Parent covenants and agrees that prior to the Effective Time, unless the other party agrees in writing or as otherwise contemplated by this

Agreement, it will conduct its business and day to day operations (including those of any Subsidiary) in the ordinary and usual course of business, consistent with its past custom and practice, and will seek to preserve intact its business organization and goodwill, keep in full force and effect all material rights, licenses, permits and franchises relating to such business, and maintain satisfactory relationships with suppliers, customers and others having business relationships with it. Each of the Company and Parent specifically agrees that, prior to the Effective Time, unless the other party otherwise agrees in writing or as otherwise contemplated by this Agreement, neither the Company nor Parent, nor any of the Company's Subsidiaries or Parent's Subsidiaries, will:

          (a) except pursuant to the Option Plans, the Directors Plan or the other obligations set forth on the Company Disclosure Schedule or Parent Disclosure Schedule or pursuant to the Parent Option Plans, or in connection with acquisitions of stock or assets of other businesses by Parent or its Subsidiaries, issue, deliver, sell or dispose of, pledge or otherwise encumber (i) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for or creating the right to subscribe for any share of capital stock, or any rights, warrants, options, calls, or any other agreement of any kind to purchase or acquire any share of capital stock or such securities, or (ii) any securities exchangeable for, in respect of, or in substitution for Company Stock or Parent Common Stock currently outstanding;

          (b) except pursuant to existing employee benefit plans, redeem, purchase or otherwise acquire any of its outstanding capital stock;

          (c) split, combine, subdivide or reclassify any share of its capital stock, or declare, set aside or pay any dividend, or make any distribution, on its capital stock, except the declaration and payment of regular quarterly, semi-annual or annual cash dividends in accordance with past dividend policy (or dividends by a wholly owned Subsidiary);

          (d) amend its respective Certificate/Articles of Incorporation or Bylaws;

          (e) take any action, or fail to take any necessary action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of
     Section 368 of the Code;

          (f) except as contemplated by this Agreement, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at the Effective Time;

          (g) except as permitted by Section 8.5, take any action that would, or that could reasonably be expected to, cause any condition to Closing, as set forth in Article 9 hereof, to not be satisfied; or

          (h) authorize, propose or announce an intention to do any of the foregoing, or enter into any contract or agreement to do any of the foregoing.

8.2 CONDUCT OF BUSINESS OF MERGER SUB. During the period of time from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

8.3 ENVIRONMENTAL CONSULTANTS, ADJUSTMENT TO COMPANY SHARE PRICE AND MERGER CONSIDERATION.

          (a) Counsel to Parent or Merger Sub has engaged the services of Environ Corporation to perform specified environmental investigation and testing with respect to the specified plants listed on Exhibit 8.3(a)(1) (the "Specified Plants"). The scope of the investigation and testing to be conducted will be subject to the terms of Exhibit 8.3(a)(2). All such investigation and testing shall be completed as soon as reasonably practicable after the date hereof.

          (b) Counsel to Parent and the Company will each engage an environmental expert (the selection of each expert will be subject to the reasonable approval of the other party) (the "Parties' Experts"), and counsel to Parent and the Company will jointly engage a third environmental expert, to be mutually selected by Parent and the Company (if Parent and the Company are unable to agree on the third expert, the Parties' Experts

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

     shall select the third expert) (the "Independent Expert"). Using the test results and information developed pursuant to Section 8.3(a), the Parties' Experts and the Independent Expert will each prepare an estimate (the "Environmental Liability Estimates") of the most likely out of pocket cost (including, without limitation, environmental testing, remediation expenses, environmental consulting fees, legal fees and government agency costs) that will be incurred by the Company in connection with any required remediation of the soil and groundwater at the Specified Plants (the "Environmental Liability"). Such estimates shall be computed in accordance with the specifications and assumptions set forth on Exhibit 8.3(a)(2).

          (c) As soon as the Parties' Experts have completed their Environmental Liability Estimates, each of the Parties' Experts shall submit its Environmental Liability Estimates to the Company and Parent, which estimates shall be on a per plant basis and in such detail so as to confirm that such estimates were prepared in accordance with the provisions of this Agreement. If the difference between such Environmental Liability Estimates is in the aggregate less than twenty-five percent (25%) of the higher of the two estimates, then the Company Share Price shall be adjusted pursuant to Section 8.3(d) using the average of the two Environmental Liability Estimates; provided, however, if the higher of the two Environmental Liability Estimates is less than or equal to $570,000, then no adjustment shall be made to the Company Share Price. If the difference between the Environmental Liability Estimates is equal to or greater than twenty-five percent (25%) of the higher of the two estimates and if the higher of the two estimates is more than $570,000, representatives of the Company and Parent shall meet as soon as practicable, but not later than February 17, 1999, to attempt to reach agreement as to the Estimate Average (as defined below), and such amount, if determined, shall be used to calculate the reduction in Company Share Price, if any, pursuant to Section 8.3(d). If the Company and Parent are unable to reach agreement by February 19, 1999,
     (i) the Independent Environmental Expert shall, as soon as practical, deliver its Environmental Liability Estimate to the Company and Parent, and
     (ii) the average of the two Estimates closest in amount (among those prepared by the three (3) environmental experts) shall equal the Estimate Average for purposes of determining the reduction in Company Share Price, pursuant to Section 8.3(d). In all instances, the Estimate Average and the calculation of the reduction, if any, in the Company Share Price shall be determined no later than February 23, 1999.

          (d) (i) If the average of the Environmental Liability Estimates calculated pursuant to Section 8.3(c) (the "Estimate Average") is less than or equal to the $570,000, then no adjustment shall be made to the Company Share Price;

             (ii) If the Estimate Average exceeds $570,000, the Company Share Price shall be reduced by $.01 for each $100,000 (rounded to the nearest $100,000) by which the Estimate Average exceeds $570,000.

          (e) Notwithstanding the foregoing, no adjustment shall be made to the Company Share Price to the extent the Company, prior to the determination of the Estimate Average, has obtained a new insurance policy or policies and/or has entered into a new contractual arrangement whereby the Company shall be indemnified for or relieved of responsibility for payment of the particular Environmental Liability, which insurance and/or contract are acceptable to Parent in its reasonable discretion. Any premiums required to be paid in connection with such insurance shall be included in the Estimate Average.

          (f) Parent or Merger Sub shall pay for all costs under Section 8.3(a)-(c), except (i) the Company will pay for the fees and expenses of the environmental expert it selected pursuant to Section 8.3(b), and (ii) the Company shall pay one-half of the fees and expenses of the Independent Expert.

          (g) All costs incurred pursuant to this Section 8.3 shall be included in the Estimate Average.

8.4 ADDITIONAL COVENANTS OF THE COMPANY. The Company agrees, in addition to the covenants set forth in Section 8.1, that prior to the Effective Time, without the express written consent of Parent, neither the Company nor any of the Company's Subsidiaries will:

          (a) adopt a plan of liquidation dissolution, merger (other than the Merger), consolidation, restructuring, or other reorganization of the Company or any Subsidiary, except as set forth on the Company Disclosure Schedule;

          (b) terminate, establish, adopt, enter into, or make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify the Option Plans, the Directors Plan or any Company benefit plan or arrangement or, increase the salary, wage, bonus or other compensation of directors, officers or key employees (except the Company may increase compensation for key employees in customary amounts, but not in excess of 5%);

          (c) except in the ordinary course of business, consistent with past practice, incur any debt for borrowed money or guarantee any such debt or encumber any asset in connection with any such debt, or make any loans, advances or capital contributions to, or investments in any other Person, other than a wholly owned Subsidiary;

          (d) make any acquisition, through merger, consolidation or otherwise, except as set forth on the Company Disclosure Schedule;

          (e) make any capital expenditure or commitment in excess of $100,000;
     or

          (f) purchase any shares of Company Stock pursuant to any existing or hereinafter enacted stock repurchase plan or otherwise purchase any shares of Company Stock.

8.5 ACQUISITION PROPOSALS. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other actions designed to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Further, the Company and its officers and directors will cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company reasonably determines that it has received a Superior Proposal, the Company may furnish information and access to the Person who has submitted such Superior Proposal pursuant to confidentiality agreements, and may participate in discussions and negotiate with such Person concerning any proposed merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company. Notwithstanding the foregoing, nothing herein shall require the Company's Board of Directors on behalf of the Company (a) to act, or refrain from acting, in any manner which, in the opinion of such Board of Directors after consultation with its legal counsel, would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law,
(b) to fail to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, or (c) to fail to make any public statement required by Law or the requirements of the Exchange. If the Company receives a Superior Proposal, the Company shall immediately advise Parent in writing of the terms of the Superior Proposal and the identity of the Person making the Superior Proposal.

8.6 STOCKHOLDERS' APPROVAL.

          (a) The Company shall promptly submit this Agreement and the Transactions for the approval of its stockholders at the Company's Stockholder Meeting. The Company shall use all reasonable efforts to obtain stockholder approval and adoption of this Agreement and the Transactions (including the recommendation by the Company, through its Board of Directors, to its stockholders of the approval of the Transactions) subject, in each case, to the determination of the Board of Directors of the Company after consultation with its counsel that the foregoing actions would not be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law. The Company will use all reasonable efforts to hold the Company's Stockholder Meeting as soon as practicable following the date upon which the S-4 Registration Statement becomes effective. Without limiting the generality of the foregoing, but subject to its right to terminate this Agreement as set forth herein, the Company agrees that its obligations pursuant to the first sentence of this Section 8.6(a) shall not be affected by an Acquisition Proposal, including any Superior Proposal.

          (b) Notwithstanding the foregoing, the Board of Directors of the Company may at any time prior to the Effective Time withdraw, modify or change any recommendation and declaration regarding this Agreement, the Merger, or the other Transactions, or recommend and declare advisable a Superior Proposal, if in the opinion of such Board of Directors, after consultation with its counsel, the failure to so withdraw, modify or change its recommendation and declaration would reasonably likely be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law.

8.7 ALL REASONABLE EFFORTS.

          (a) Subject to the terms and conditions herein, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including using all reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions, including, but not limited to, (i) filings under the HSR Act and any other submissions requested by any Governmental Authority and (ii) required approvals under the applicable state Laws and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the Company, and Merger Sub.

          (b) Notwithstanding the foregoing, the Company shall not be obligated to use all reasonable efforts to take any action pursuant to this Section
     8.7 if in the opinion of its Board of Directors after consultation with its counsel such actions would be reasonably likely to be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law.

8.8 ACCESS TO/CONFIDENTIALITY OF INFORMATION. Upon reasonable notice, each of the Company and Parent shall (and shall cause its Subsidiaries to) afford to each other's Representatives, so that they may evaluate the Transactions, reasonable access during normal business hours throughout the period prior to the Effective Time, to its properties, personnel, books and records and other information as reasonably requested under the circumstances, and, during such period, furnish promptly to such Representatives the specific information concerning its business, properties and personnel as listed on the Parent Disclosure Schedule. Each of the Company and Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.8 for any purpose unrelated to the consummation of the Transactions.

8.9 PUBLICITY. The parties will consult with each other and will mutually agree upon any press releases or public announcement pertaining to the Merger and the other Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the Exchange, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before any such issuance or announcement.

8.10 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company and/or its Subsidiaries (when acting in such capacity) determined as of the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL (and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Notwithstanding the above, such indemnification shall not be applicable to any claims made against any Indemnified Party if a judgment or other final adjudication established that his or her acts or omissions (A) were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arose out of, were based upon or were attributable to the gaining in fact of any financial profit or other advantage to which he or she was not legally entitled.

          (b) Any Person wishing to claim indemnification under Section 8.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Company thereof, but the failure to so notify shall not relieve the Surviving Company of any liability it may have to such Person if such failure does not materially prejudice the Surviving Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Company shall have the right to assume the defense thereof and the Surviving Company shall not be liable to any Person seeking indemnification under Section 8.10(a) for any legal expenses of other counsel or any other expenses subsequently incurred by such Person in connection with the defense thereof, except that if the Surviving Company elects not to assume such defense or counsel for such Person advises that there are issues which raise conflicts of interest between the Surviving Company and such Person, such Person may retain counsel satisfactory to them, and the Surviving Company shall pay all reasonable expenses of such counsel for such Person promptly as statements therefor are received, (ii) such Persons will cooperate in the defense of any such matter, and (iii) the Surviving Company shall not be liable for any settlement effected without its prior written consent.

          (c) The Surviving Company shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of five years after the Effective Time.

          (d) If Parent, the Surviving Company or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 8.10.

          (e) The provisions of this Section 8.10 are intended for the benefit of, and shall be enforceable by, the Persons with rights of indemnification, their heirs and their representatives.

8.11 EMPLOYEES.

          (a) Except as set forth on the Parent Disclosure Schedule, for a period of two years following the Effective Time, Parent agrees to provide employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its Subsidiaries not subject to collective bargaining that in the aggregate as determined by Parent acting reasonably, are no less favorable than those of the Company plans, programs, arrangements or policies prior to the Effective Time. All service credited to each employee by the Company or its Subsidiaries through the Effective Time shall be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent for the benefit of the employees except that employees will not be credited with their years of service with the Company for purposes of determining benefits accruals pursuant to the Parent's Partners Plan.

          (b) Parent and the Surviving Company hereby agree to honor (without modification) and assume the retention program, enhanced severance plan and noncompetition and severance agreements listed on the Company Disclosure Schedule, all as in effect at the Effective Time. The Company agrees not to amend or modify such programs, plans and agreements prior to the Effective Time without Parent's written consent. Anything in this Agreement to the contrary notwithstanding, the Company may establish an escrow arrangement and fund such escrow as contemplated under the Severance and Noncompetition Agreements listed in the Company Disclosure Schedule and Parent and the Company hereby agree to honor and assume such escrow arrangement without modification.

          (c) Notwithstanding any other provision set forth in Section 8.11, with respect to employees who are subject to a collective bargaining agreement, all benefits shall be provided only in accordance with the applicable collective bargaining agreement.

8.12 REGISTRATION STATEMENT. Parent and the Company will, as promptly as practicable, prepare and file with the SEC the Proxy Statement, with form of proxy in connection with the vote of Company stockholders with respect to the Merger, this Agreement and the issuance of the Parent Common Stock pursuant to the Merger, respectively. Parent will, as promptly as practicable, prepare and file with the SEC the S-4 Registration Statement, containing the Proxy Statement, in connection with the registration under the Securities Act of Parent Common Stock issuable upon conversion of the Company Shares. Parent and the Company will each use all reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date. The Company and Parent will cooperate with respect to the Company's Stockholders Meeting and the Company shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof.

8.13 EXCHANGE LISTING. Parent shall cause the Parent Common Stock constituting the Merger Consideration to be listed on the Exchange, subject to notice of official issuance thereof.

8.14 AFFILIATES.

          (a) Company shall deliver to Parent a letter identifying all Persons whom the Company believes to be, at the date of the Company's Stockholders Meeting, "affiliates" of such party for purposes of applicable interpretations regarding use of the pooling-of-interests accounting method and for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to Parent on or prior to the date of the Company's Stockholders Meeting a written agreement, in the form attached hereto as Exhibit 8.14.

          (b) The shares of Parent Common Stock issued to affiliates of the Company in exchange for Company Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company shall have been published within the meaning of
     Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Company Shares held by any such affiliate shall not be transferable, regardless of whether such affiliate has provided the applicable written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by affiliates, would preclude Parent's ability to account for the business combination to be effected by the Merger as a pooling of interests. Parent shall not register the transfer of any Certificate unless such transfer is made in compliance with the foregoing.

8.15 LETTERS OF ACCOUNTANTS. Each of the Company and Parent shall use their reasonable efforts to cause to be delivered to the other the "comfort" letters of KPMG Peat Marwick LLP and Ernst & Young LLP, independent accountants to each such party, respectively, dated a date within two business days before the date on which the S-4 Registration Statement shall become effective and addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 Registration Statement and Proxy Statement.

8.16 REORGANIZATION. Neither the Company nor Parent and its Subsidiaries will take any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

8.17 STOCK OPTIONS.

          (a) All Options outstanding at the Effective Time, shall remain outstanding following the Effective Time and will continue in accordance with their current terms (except to the extent such terms and conditions are altered in accordance with their terms as a result of the consummation of the Transactions including the terms which apply in the event of a "change of control" of the Company). A listing of outstanding Options as of the date hereof, showing what portions of such Options are exercisable as of such date, the dates upon which such Options expire, the exercise prices of such Options, and whether such Options are intended to qualify as "incentive stock options" within the meaning of
     Section 422 of the Code, is set forth on the Company Disclosure Schedule. At the Effective Time, the Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such Options, would be such a corporation were Section 424 of the Code applicable to such Options. From and after the Effective Time, all references to the Company in the Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent which shall have assumed the Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Substitute Option assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable Option Plan and/or the applicable agreement, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Option multiplied by the Conversion Number; and (B) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Conversion Number (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such Option, which is in accordance with the terms thereof.

          (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an Option an appropriate notice setting forth such holder's rights pursuant thereto and such Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 8.17 after giving effect to the Merger). Parent shall comply with the terms of all such Options and ensure, to the extent required by, and subject to the provisions of, the Option Plans, that Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance, prior to the Effective Time, a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 8.17. As soon as practicable after the Effective Time, the shares of Parent Common Stock subject to Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common Stock subject to Options to be listed on the Exchange.

8.18 POOLING OF INTERESTS. The Company shall cooperate with Parent in its efforts to cause the transactions contemplated by the Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC. Neither Parent nor Company shall take any action that would cause such accounting treatment not to be obtained.

8.19 STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

8.20 COMPANY STOCK REPURCHASE PLAN. The Company agrees, prior to the Effective Time, to rescind and terminate its stock repurchase plan.

                                   ARTICLE 9

                                   CONDITIONS

9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The obligations of each of the parties to consummate the Transactions are subject to satisfaction, or, to the extent permitted by Law, mutual waiver, on or prior to the Effective Time of each of the following conditions:

           (a) Injunction. There shall not be in effect any Law or any Judgment directing that the Transactions not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have any such Judgment vacated; and there shall have been no Law enacted or promulgated which would make consummation of the Transactions illegal or which would have or reasonably be expected to have a Material Adverse Effect.

          (b) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the stockholders of the Company in accordance with applicable Law and the Certificate of Incorporation, as amended, of the Company at the Company's Stockholder Meeting. Parent represents that the issuance of Parent Common Stock in connection with the Merger does not require shareholder approval under applicable law.

          (c) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or shall have been earlier terminated.

          (d) S-4 Registration Statement; "Blue Sky" Approvals. The S-4 Registration Statement shall have become effective and no stop order suspending its effectiveness shall have been issued and no proceedings for such purpose shall have been initiated and be continuing by the SEC. Parent shall have received all state securities Law or "blue sky" permits and authorizations necessary to issue Parent Common Stock in exchange for the Company Shares in the Merger.

          (e) Listing of Parent Common Stock. The shares of Parent Common Stock constituting the aggregate stock portion of the Merger Consideration and the other such shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Exchange, subject to notice of official issuance.

          (f) Pooling. Parent and the Company shall each have received an opinion of their respective independent accounting firms to the effect that the Merger will be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          (g) Financial Advisors' Opinions. The Company shall have received letters from its financial advisors, dated the Closing Date, to the effect that the letters previously delivered by such advisors which provide that the Merger consideration is fair to the stockholders of the Company other than the Parent are in full force and effect.

9.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB TO CLOSE. The obligations of Parent and Merger Sub to consummate the Transactions are subject to satisfaction, or, to the extent permitted by Law, waiver on or prior to the Effective Time of each of the following conditions:

          (a) Performance. The Company shall have performed, in all material respects, all the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (b) Representations and Warranties. The representations and warranties of the Company shall be true and correct, in each such case as of the date of this Agreement and as of the Effective Time as though made on the Effective Time (except that representations and warranties that speak as of a specific date shall be true and correct as of such date), provided that for purposes of determining the satisfaction of the foregoing, such representations and warranties shall be deemed true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or a "Material Adverse Effect") have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) Deliveries. Parent shall have received at the Effective Time:

             (i) a certificate dated the Effective Time and executed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying to the fulfillment of the conditions specified in Sections 9.2(a) and (b) and, as to the Company, fulfillment of the conditions specified in Section 9.1(b); and

             (ii) certified or verified copies of the Company's Certificate of Incorporation, as amended, its Bylaws, as amended, and certificates of good standing for the Company, as Parent may reasonably request.

          (d) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a Material Adverse Effect on Parent (assuming for purposes of this Section 9.2(d) that the Merger shall have been effected).

          (e) Tax Opinion. Parent shall have received an opinion, based on appropriate representations contained in certificates of the Company, Parent, Merger Sub, their respective officers and others, of Keating, Muething & Klekamp, P.L.L., dated the Effective Time, to the effect that
     (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the conversion of the Company Shares into Parent Common Stock pursuant to the terms of the Merger (except with respect to cash received in lieu of fractional share interests in Parent). Such counsel may rely on representations made herein and customary certifications from officers of Company and Parent in issuing such opinion.

          (f) Legal Opinion. Parent shall have received from counsel to the Company an opinion in form and substance substantially as set forth in
     Exhibit 9.2 attached hereto addressed to Parent and Merger Sub, and dated as of the date of Closing.

9.3 ADDITIONAL CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE. The obligation of the Company to consummate the Transactions is subject to satisfaction, or, to the extent permitted by Law, waiver on or prior to the Effective Time of each of the following conditions:

          (a) Performance. Parent and Merger Sub shall have performed in all material respects, all the obligations required to be performed by them under this Agreement at or prior to the Effective Time.

          (b) Representations and Warranties. The representations and warranties of Parent and Merger Sub shall be true and correct, in each such case as of the date of this Agreement and as of the Effective Time as though made on the Effective Time (except that representations and warranties that speak as of a specific date shall be true and correct as of such date), provided that for purposes of determining the satisfaction of the foregoing, such representations and warranties shall be deemed true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or a "Material Adverse Effect") have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) Deliveries. The Company shall have received at the Effective Time:

             (i) a certificate dated the Effective Time and executed by the Chief Executive Officer or President of Parent certifying to the fulfillment of the conditions specified in Sections 9.3(a) and (b), and as to Parent and Merger Sub, fulfillment of the conditions specified in Sections 9.1(b), (d) and (e);

             (ii) certified or verified copies of Parent and Merger Sub's respective Articles of Incorporation and Certificate of Incorporation, as currently amended, and certificates of good standing for Parent and Merger Sub, as the Company may reasonably request; and

             (iii) a copy of the Exchange Agent Agreement pursuant to Section
        5.3.

          (d) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a Material Adverse Effect (assuming for purposes of this Section 9.3(d) that the Merger shall have been effected).

          (e) Tax Opinion. The Company shall have received an opinion, based on appropriate representations contained in certificates of the Company, Parent, Merger Sub, their respective officers and others, of Bryan Cave LLP, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of
     Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the conversion of the Company Shares into Parent Common Stock pursuant to the terms of the Merger (except with respect to cash received in lieu of fractional share interests in Parent). Such counsel may rely on representations made herein and customary certifications from officers of Company and Parent in issuing such opinion.

          (f) Legal Opinion. The Company shall have received from counsel to Parent and Merger Sub an opinion in form and substance substantially as set forth in Exhibit 9.3 attached hereto, addressed to the Company and dated as of the date of Closing.

9.4 FRUSTRATION OF CLOSING CONDITIONS. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 10

                            TERMINATION AND REMEDIES

10.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of either or both of the Company and Parent,

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

          (i) any court of competent jurisdiction in the United States, or some other Governmental Authority, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this Section 10.1(b)(i) shall have used its best efforts to remove such injunction, order or decree; or

          (ii) the Merger shall not have been consummated by June 30, 1999; provided, that the right to terminate this Agreement pursuant to this
     Section 10.1(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date; provided further Parent shall not have the right to terminate this Agreement under this Section 10.1(b)(ii) until July 31, 1999, if the Merger shall not have been consummated as a result of (A) all required regulatory approvals or consents necessary to satisfy the conditions set forth in Section 9.2(d) shall not have been received by July 31, 1999; (B) the entering of an order or any pending action commenced by any applicable federal governmental antitrust authority seeking an order which would have the effect of making the Merger illegal or otherwise materially and adversely affecting the value of the Company or prohibiting consummation of the Merger, or (C) the failure of the conditions set forth in Section 9.1(c) to be satisfied;

          (iii) to the extent required by applicable Law, this Agreement and the Merger shall have been voted on by stockholders of the Company at the Company's Stockholder Meeting and the vote shall not have been sufficient to satisfy the condition set forth in Section 9.1(b); or

          (iv) if the aggregate adjustment to the Company Share Price pursuant to Section 8.3(d)(ii) is more than $2.00.

(c) by Parent, if:

          (i) there has been a misrepresentation or breach of warranty or a failure to perform a covenant on the part of the Company with respect to its representations, warranties and covenants set forth in this Agreement (excluding the effect of any qualification set forth therein relating to "materiality" or a "Material Adverse Effect") of which the Company has been given notice in writing by Parent and which has not been cured by the Company within thirty (30) days of such notice and which misrepresentation, breach or failure to perform would, in the aggregate with all other misrepresentations, breaches or failures to perform, have a Material Adverse Effect; or

          (ii) the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub.

(d) by the Company, if:

          (i) there has been a misrepresentation or breach of warranty or failure to perform a covenant on the part of the Parent or Merger Sub with respect to its or their representations, warranties and covenants set forth in this Agreement (excluding the effect of any qualification set forth therein relating to "materiality" or a "Material Adverse Effect") of which the Parent and/or Merger Sub, as the case may be, has been given notice in writing by the Company and which has not been cured by Parent or Merger Sub, as the case may be, within thirty (30) days of such notice and which misrepresentation, breach or failure to perform would have a Material Adverse Effect;

          (ii) in the exercise of good faith judgment as to its fiduciary duties to the Company's stockholders as imposed by applicable Law and, after consultation with legal counsel, the Company's Board of Directors determines that such termination is required by reason of any Acquisition Proposal being made and the Company's Board of Directors withdraws or materially modifies or changes its recommendation of this Agreement or the Merger if there exists at such time an Acquisition Proposal for the Company deemed to be a Superior Proposal and after written notice is given to Parent of the intent to accept a competing Acquisition Proposal and Parent has not communicated in writing within five (5) business days after receipt of such notice an Acquisition Proposal that matches or is more favorable than the third party Acquisition Proposal from a financial point of view; or

          (iii) the Parent Share Price is less than $52.00.

10.2 EFFECT OF TERMINATION.

          (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, provided that, notwithstanding the foregoing, if this Agreement has been terminated, the provisions of Sections 6.17, 7.13 and 10.2; the last sentence of Section 8.8; and Article 11, in its entirety, shall survive such termination and shall continue to be of binding effect.

          (b) In the event of the termination of this Agreement by (A) the Company pursuant to Section 10.1(d)(ii), or (B) the Company or Parent pursuant to Section 10.1(b)(iii) due to the failure of the Company's stockholders to approve and adopt this Agreement, or (C) Parent pursuant to
     Section 10.1(c)(ii) and in the case of (B) or (C) above there exists an Acquisition Proposal for the Company, then the Company shall pay Parent $10,960,867. Any payment required to be paid pursuant to Section 10.2(b)(A) shall be made prior to, and shall be a pre-condition to the effectiveness of the termination of this Agreement pursuant to such Section. Any payment required to be paid pursuant to Section 10.2(b)(B) or Section 10.2(b)(C) shall be made to Parent not later than ten (10) days after the entering of a definitive agreement with respect to an Acquisition Proposal.

                                   ARTICLE 11

                               GENERAL PROVISIONS

11.1 EXPENSES. Whether or not the Merger is consummated, all costs and expenses, incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement and the filing fee under the HSR Act shall be shared equally by Parent and the Company.

11.2 NONSURVIVAL. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 11. Nothing in this Section 11.2 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

11.3 MODIFICATION OR AMENDMENT. This Agreement may be amended by an instrument in writing executed and delivered on behalf of each of the parties hereto, at any time prior to the Effective Time, subject to the provisions of the DGCL; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.

11.4 WAIVER. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived, at any time prior to the Effective Time, by such party in whole or in part to the extent permitted by Law. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in writing signed on behalf of such party, and shall not be inferred by the failure of any such party to assert any of its rights hereunder. Waiver of any provision of this Agreement or of any breach hereof shall be a waiver of only said specific provision or breach and shall not be deemed a waiver of any other provision or any future breach hereof.

11.5 NOTICES. All notices, documents, or other communications to be given hereunder shall be in writing and shall be deemed validly given if delivered by messenger, facsimile transmission (with a confirming copy sent by overnight courier), or express overnight delivery, or sent by certified mail, return receipt requested, as follows:

         (a) If to the Company, to
            Randolph K. Rolf
            Chairman of the Board, President
                 and Chief Executive Officer
            Unitog Company
            1300 Washington Street
            Kansas City, Missouri 64105
            Telephone: (816) 474-7000
            Telecopier: (816) 474-0699

            with a copy to:

            Thomas W. Van Dyke, Esq.
            Bryan Cave LLP
            7500 College Boulevard, Suite 1100

             Overland Park, Kansas 66210
             Telephone: (913) 338-7700
             Telecopier: (913) 338-7777

         (b) If to Parent or Merger Sub, to

            Robert J. Kohlhepp
            Chief Executive Officer
            Cintas Corporation
            6800 Cintas Blvd.
            Mason, Ohio 45040
            Telephone: (513) 573-4001
            Telecopier: (513) 573-4030

            with a copy to:

            Robert E. Coletti, Esq.
            Keating, Muething & Klekamp, P.L.L.
            1400 Provident Tower
            One East Fourth Street
            Cincinnati, Ohio 45202
            Telephone: (513) 579-6560
            Telecopier: (513) 579-6956

or such other Persons or addresses as may be designated in writing by the party to receive such notice. Any notice delivered by messenger shall be deemed received when such delivery is tendered; notices sent by facsimile transmission shall be deemed received upon faxed confirmation of receipt; notices mailed in the manner provided above, shall be deemed received on the third day after such are postmarked; and notices delivered by other methods shall be deemed received when actually received by the addressee or its authorized agent.

11.6 PUBLISHING OF FINANCIAL RESULTS. In the event the Closing occurs after May 1, 1999 and on or before June 1, 1999, Parent agrees to publish, within the meaning of Section 2.01.01 of the SEC's Codification of Financial Reporting Policies, results covering at least 30 days of combined operations of Parent and the Company, within ten (10) business days of Parent's public disclosure of results for its fiscal year end of May 31, 1999. In the event the Closing occurs after June 1, 1999, Parent agrees to publish such 30 days' combined operating results covering the first full calendar month after Closing as soon as possible and in no event later than the 20th day after the conclusion of the first such full calendar month.

11.7 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to the principles of the conflicts of law thereof.

11.8 ENTIRE AGREEMENT. This Agreement, including the Additional Agreements, constitute the entire agreement and understanding of the parties with respect to the Transactions and supersedes any and all prior agreements and understandings relating to the subject matter hereof.

11.9 CONSTRUCTION. The section and article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The preamble hereof, the recitals hereto, and all exhibits and schedules attached hereto are hereby incorporated herein by reference and made a part hereof.

11.10 BINDING EFFECT. This Agreement shall be binding upon and inure solely to the benefit of the parties, and their respective successors and assigns, to the extent allowed hereby. Nothing in this Agreement, express or implied, other than the right to receive the Merger Consideration payable pursuant to Article 5 hereof is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Sections 8.10, 8.11 and 8.18 shall inure to the benefit of and be enforceable by the indemnified parties or the employees and directors of the Company, respectively.

11.11 ASSIGNMENT. None of the parties hereto may assign any rights or delegate any obligations provided for in this Agreement without the prior written consent of all the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.12 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

11.13 OBLIGATIONS OF SUBSIDIARIES. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

11.14 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable or equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          UNITOG COMPANY

                                          By:       /s/ RANDOLPH K. ROLF
                                            ------------------------------------
                                            Name: Randolph K. Rolf
                                            Title: Chairman, President and Chief
                                                 Executive Officer

                                          CINTAS CORPORATION

                                          By:      /s/ ROBERT J. KOHLHEPP
                                            ------------------------------------
                                            Name: Robert J. Kohlhepp
                                            Title: Chief Executive Officer

                                          CINTAS IMAGE ACQUISITION COMPANY

                                          By:      /s/ ROBERT J. KOHLHEPP
                                            ------------------------------------
                                            Name: Robert J. Kohlhepp
                                            Title: Chief Executive Officer

                                   APPENDIX B

                                January 9, 1999

PERSONAL AND CONFIDENTIAL

Board of Directors
Unitog Company
1300 Washington Street
Kansas City, MO 64105

     Re: Fairness Opinion

Gentlemen:

In connection with the proposed acquisition through a merger (the "Merger") by Cintas Corporation ("Cintas" or "Parent") of Unitog Company ("Unitog" or the "Company"), pursuant to the Agreement and Plan of Merger dated January 9, 1999 (the "Agreement") between Cintas, Cintas Image Acquisition Company ("Merger Sub"), and Unitog you have requested our opinion as to the fairness, from a financial point of view, to the Company's shareholders of the Merger Consideration to be received by such shareholders for their common stock in the proposed Merger pursuant to the Agreement.

Subject to the provisions of the Agreement, at the Effective Time, each issued and outstanding share of common stock of the Company ("Company Shares"), by virtue of the Merger and without any action on the part of the holder thereof, other than Company Shares owned by Parent, Merger Sub, or any direct or indirect wholly owned subsidiary of Parent, shall be converted into the right to receive as Merger Consideration, that number of shares of Parent Common Stock equal to the Conversion Number upon surrender of the Certificate representing such Company Share.

The Conversion Number shall be equal to the quotient (rounded to the nearest 1/10,000) determined by dividing $38.00, as adjusted pursuant to Section 8.3 of the Agreement ("Company Share Price"), by the amount determined by calculating the average of the high and low sales prices of Parent Common Stock as reported on the NASDAQ Stock Market for the twenty (20) consecutive trading days ending on the third trading day preceding the date of the meeting of the Company's stockholders for the purpose of voting on the adoption of this Agreement ("Parent Share Price"). Notwithstanding the foregoing, if the Parent Share Price is less than $52.00, the Parent Share Price shall be deemed to be $52.00 (for purposes of determining the Conversion Number) and, if the Parent Share Price is greater than $66.43, the Parent Share Price shall be deemed to be $66.43 plus fifty percent (50%) of the difference between the Parent Share Price and $66.43.

As a customary part of its investment banking business, Goldsmith, Agio, Helms Securities, Inc. ("GAHS") is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes. In return for our services in connection with providing this opinion, the Company will pay us a fee, which fee is not contingent upon the consummation of the Merger, and indemnify us against certain liabilities. We are also acting as a financial advisor to the Company in connection with the Merger for which we will receive certain other fees, a significant portion of which is contingent upon the consummation of the Merger.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have (i) reviewed the Agreement; (ii) analyzed financial and other information that is publicly available relating to Cintas; (iii) analyzed financial and other information that is publicly available relating to the Company; (iv) analyzed certain financial and operating data of the Company that has been made available to us by Unitog; (v) visited certain facilities of the Company and discussed with management of the Company the financial condition, operating results, business outlook and

Unitog Company
January 9, 1999
Page  2

prospects of the Company; (vi) analyzed the valuations of publicly traded companies that we deemed comparable to the Company; (vii) performed a discounted cash flow analysis of the Company based on financial projections that Unitog management provided to us; and (viii) analyzed the financial terms of certain transactions we deemed similar to the Merger that have recently been effected.

We have relied upon and assume the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available relating to, the Company or Cintas, or otherwise made available to us, and have not assumed responsibility independently to verify such information. We have further relied upon assurances by the Company that the information provided to us has a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates, and that the Company is not aware of any information or fact that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company or Cintas and express no opinion regarding the liquidation value of the Company or Cintas or any of its assets. Our opinion is based upon the information available to us and the facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

We have assumed that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles ("GAAP") and that such Merger qualifies for such accounting treatment under GAAP. We have also assumed that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. We have relied, with respect to legal and accounting matters related to the Agreement, on the advice of the Company's legal and accounting advisors. We have made no independent investigation of any legal or accounting matters that may affect the Company and have assumed the correctness of the legal and accounting advice provided to the Company and its Board of Directors.

Our opinion is rendered for the benefit and use of the Board of Directors of the Company in connection with the Board's consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how such stockholder should vote with respect to the Agreement. We have not been asked to, nor do we, express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. This opinion may not be published or otherwise used or referred to publicly without our written consent; provided, however, that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, and based upon such other facts as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Company's shareholders for their common stock in the proposed Merger pursuant to the Agreement is fair to such shareholders from a financial point of view.

                                        Sincerely,

                                        Goldsmith, Agio, Helms Securities, Inc.

                                   APPENDIX C

                                January 9, 1999

PERSONAL AND CONFIDENTIAL

Board of Directors
Unitog Company
1300 Washington Street
Kansas City, Missouri 64105

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of common stock of Unitog Company (the "Company") of the consideration to be received by such holders pursuant the terms and conditions set forth in the Agreement and Plan of Merger by and among Cintas Corporation ("Cintas"), Cintas Image Acquisition Company ("Merger Sub") and the Company, dated January 9, 1999 (the "Agreement"). Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive as merger consideration (the "Merger Consideration") that number of shares of Cintas common stock, no par value per share, (the "Cintas Common Stock") equal to the conversion number (the "Conversion Number"), as hereinafter defined.

The Conversion Number means the quotient (rounded to the nearest 1/10,000th) determined by dividing $38.00, as adjusted pursuant to Section 8.3 of the Agreement ("Company Share Price"), by the amount determined by calculating the average of the high and low sales prices of Cintas Common Stock as reported on the NASDAQ Stock Market for the 20 consecutive trading days ending on the third day preceding the date of the meeting of the Company's stockholders for the purpose of voting on the adoption of the Agreement ("Cintas Share Price"). Notwithstanding the foregoing, if Cintas Share Price is less than $52.00, the Cintas Share Price shall be deemed to be $52.00 (for purposes of determining the Conversion Number) and, if the Cintas Share Price is greater than $66.43, the Cintas Share Price shall be deemed to be $66.43 plus fifty percent (50%) of the difference between the Cintas Share Price and $66.43 (for purposes of determining the Conversion Number).

George K. Baum & Company ("Baum"), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with this opinion, we have reviewed, among other things, the Agreement; certain publicly available business and financial information relating to the Company and Cintas including the Company's and Cintas's recent Annual Reports, Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission ("SEC"); and certain internal financial analyses and forecasts prepared by the Company's management. We also have held discussions with members of senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and Cintas Common Stock, compared certain publicly available financial and stock market information for the Company with similar information for Cintas and certain other companies that we believe to be comparable in certain respects to the Company and Cintas, reviewed the financial terms of certain business combinations that we deemed to be similar to the Merger, reviewed certain recent historical data relating to premiums paid in mergers and acquisitions of publicly traded companies, and performed such other studies and analyses as we deemed appropriate.

In preparing our opinion, we have relied upon and assumed the accuracy and completeness of all the financial and other information that was publicly available or provided to us by or on behalf of the Company and Cintas, and

Unitog Company
January 9, 1999
Page  2

have not been engaged to independently verify any such information. We have not undertaken nor obtained any independent evaluations or appraisals of any of the Company's or Cintas's assets, properties, or liabilities, nor have we made any physical inspection of the properties or assets of the Company or Cintas. We have assumed that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles ("GAAP") and that such Merger qualifies for such accounting treatment under GAAP. We have also assumed that the Merger will constitute a tax-deferred reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have not been engaged to independently verify any legal and accounting matters relative to the Agreement, but instead have relied on the advice of the Company's legal and accounting advisors.

We are acting as a financial advisor to the Company in connection with the Merger for which we will receive certain fees, a significant portion of which, but none of the fee relating to this opinion, is contingent upon the consummation of the Merger. Additionally, Baum has previously rendered financial advisory and investment banking services to the Company for which we have received customary compensation. A member of the Company's Board of Directors is a vice president of Baum and a director and officer of George K. Baum Group, Inc., a holder of 661,870 shares of Company Common Stock, and another member of the Company's Board of Directors is an employee of Baum and a director, officer and shareholder of George K. Baum Group, Inc. In the ordinary course of securities business, we and our affiliates may hold or actively trade the securities of the Company or Cintas for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, Baum makes a market in the Company's Common Stock on the NASDAQ Stock Market.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction. This opinion is for the information of the Board of Directors of the Company only in connection with its consideration of the Agreement and may not be published or otherwise used by the Company without our prior written consent; provided, however, that this opinion may be included in its entirety in any filing with the SEC with respect to the Merger. Our opinion necessarily is based on the conditions and circumstances as they exist and can be evaluated as of the date hereof. We have not been asked to, nor do we, express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

                                        Very truly yours,

                                        George K. Baum & Company